SCHEDULE 14A INFORMATION
                Proxy Statement Pursuant to Section 14(a) of the
                        Securities Exchange Act of 1934.
                                (Amendment No. )

Filed by the  Registrant  [X]
Filed by a Party other than the  Registrant  [ ]
Check the appropriate box:
[X]  Preliminary Proxy Statement
[ ]  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)
     (2)
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to ss. 240.14a-12

                         COMMUNITY FIRST BANCORPORATION
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                (Name of Registrant as Specified In Its Charter)



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     (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[X]   No Fee Required.
[ ]   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     1)   Title of each class of securities to which transaction applies:


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     2)   Aggregate number of securities to which transaction applies:


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     3)   Per unit  price  or other  underlying  value of  transaction  computed pursuant to Exchange Act Rule 0-11:


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     4)   Proposed maximum aggregate value of transaction:


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     5)   Total fee paid


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[ ]   Fee paid previously with preliminary materials

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1)   Amount Previously Paid:

     2)   Form, Schedule or Registration Statement No.:

     3)   Filing Party:

     4)   Date Filed:


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                                                              PRELIMINARY COPIES

                         COMMUNITY FIRST BANCORPORATION
                             449 Highway 123 ByPass
                          Seneca, South Carolina 29678

Dear Shareholder:

         You are cordially invited to attend the Special Meeting of Shareholders of Community First Bancorporation to be held on Tuesday, January 27, 2009, 1:30 p.m. EST, at Community First Bank, 449 Highway 123 ByPass, Seneca, South Carolina 29678.

         This important meeting is being held for the following purposes:

          1. Creation of a New Class of Capital Stock. To vote on an amendment to our Articles of Incorporation to authorize the issuance of 10 million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of the class, or one or more series within the class, as are set by the Board of Directors.

          2. Other Business. To transact such other business as may properly come before the Special Meeting or any adjournment of the Special Meeting.

         The purpose of the amendment to our Articles of Incorporation is to increase the types of equity instruments we may use to raise capital, and to cause us to be eligible to participate in the U.S. Department of the Treasury's Capital Purchase Program under the Emergency Economic Stability Act of 2008. We are proposing the amendment because our Board of Directors has concluded, after careful consideration, that it is in the best interest of our Company for the Board of Directors to be given the authority to issue preferred stock with terms set by the Board of Directors on short notice, especially during periods of unsettled economic conditions such as national and international markets are currently experiencing. Although our current capital position continues to be strong, our Board of Directors believes that it is prudent to prepare for the possibility that a need for additional capital could arise unexpectedly. OUR BOARD RECOMMENDS THAT YOU VOTE "FOR" THE AMENDMENT TO OUR ARTICLES OF INCORPORATION. We encourage you to read carefully the Proxy Statement and attached appendices.

         Shareholders are or may be entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act if: (i) you do not vote in favor of the proposed amendment to our Articles of Incorporation, (ii) you elect to dissent, and perfect your dissenters' rights, (iii) the amendment to our Articles of Incorporation is approved by our shareholders, and (iv) we make the required filing to amend our Articles of Incorporation. If you comply with the statutory requirements to perfect your dissenters' rights, you will be entitled to receive the "fair value" of your shares. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix A to the enclosed Proxy Statement. You must strictly comply with the requirements of Chapter 13 in order to exercise your dissenters' rights. Please read Chapter 13 of the South Carolina Business Corporation Act and the section entitled " Dissenters' Rights" beginning on page 4 of the Proxy Statement in their entirety for complete disclosure about your dissenters' rights. We encourage you not to exercise your dissenters' rights because doing so will reduce our capital, and would thus be contrary to the purpose of the amendment to our Articles of Incorporation, which is to facilitate our ability to raise capital. Should dissenters' rights be exercised for a substantial number of shares, our Board of Directors will make a judgment as to whether it is in our best interest to proceed with the amendment or abandon it.

         Your vote is very important. Whether or not you plan to attend the Special Meeting, please complete, date, sign and return your proxy, or such other document as your broker or other nominee instructs you to use if your shares are held in "street name," promptly in the enclosed pre-addressed, postage-paid envelope. If you are a record shareholder and attend the Special Meeting, you may vote in person if you wish, even if you have previously returned your proxy.

         On behalf of our Board of Directors, I would like to express our appreciation for your continued loyal support of our Company.

                                                   Sincerely,

                                                   Frederick D. Shepherd, Jr.
                                                   President


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                                                              PRELIMINARY COPIES


                         Community First Bancorporation
                             449 Highway 123 ByPass
                          Seneca, South Carolina 29678

                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

TO OUR SHAREHOLDERS:

         NOTICE IS HEREBY GIVEN THAT a Special Meeting of the Shareholders of Community First Bancorporation will be held at the offices of Community First Bank at 449 Highway 123 ByPass, Seneca, South Carolina, on Tuesday, January 27, 2009, at 1:30 p.m., for the following purposes:

         (1) To vote on an amendment to our Articles of Incorporation to authorize the issuance of 10 million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of the class, or one or more series within the class, as are set by the Board of Directors; and

         (2) To act upon other such matters as may properly come before the meeting or any adjournment thereof.

         Only shareholders of record at the close of business on December 20, 2008, are entitled to notice of and to vote at the Special Meeting and any adjournment of the Special Meeting.

         Shareholders are or may be entitled to assert dissenters' rights under Chapter 13 of the South Carolina Business Corporation Act if: (i) you do not vote in favor of the proposed amendment to our Articles of Incorporation, (ii) you elect to dissent, and perfect your dissenters' rights, (iii) the amendment to our Articles of Incorporation is approved by our shareholders, and (iv) we make the required filing to amend our Articles of Incorporation. A copy of Chapter 13 of the South Carolina Business Corporation Act is attached as Appendix A to the enclosed Proxy Statement. You must strictly comply with the requirements of Chapter 13 in order to exercise your dissenters' rights. Please read Chapter 13 of the South Carolina Business Corporation Act and the section entitled " Dissenters' Rights" beginning on page 4 of the Proxy Statement in their entirety for complete disclosure about your dissenters' rights. We encourage you not to exercise your dissenters' rights because doing so will reduce our capital, and would thus be contrary to the purpose of the amendment to our Articles of Incorporation, which is to facilitate our ability to raise capital. Should dissenters' rights be exercised for a substantial number of shares, our Board of Directors will make a judgment as to whether it is in our best interest to proceed with the amendment or abandon it.

         You are cordially invited and urged to attend the Special Meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND THE SPECIAL MEETING IN PERSON, PLEASE COMPLETE, DATE, SIGN AND PROMPTLY RETURN THE ENCLOSED PROXY, OR SUCH OTHER DOCUMENT AS YOUR BROKER OR OTHER NOMINEE INSTRUCTS YOU TO USE IF YOUR SHARES ARE HELD IN "STREET NAME," IN THE ACCOMPANYING PRE-ADDRESSED, POSTAGE-PAID ENVELOPE. If you need assistance in completing your proxy, please call the Company at
(864) 886-0206. If you are the record owner of your shares and attend the Special Meeting and desire to revoke your proxy and vote in person, you may do so. In any event, a proxy may be revoked by the record owner of shares at any time before it is exercised by giving notice of revocation to our Corporate
Secretary, or by returning a properly executed proxy with a later date at or before the meeting. If your shares are held in "street name" by your broker, you must follow the instructions you will receive from your broker to change or revoke your proxy.

         We do not know of any other matters to be presented at the Special Meeting, but if other matters are properly presented, the persons named as proxy agents will vote on such matters in their discretion.

THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE "FOR" THE PROPOSAL TO AMEND OUR ARTICLES OF INCORPORATION PRESENTED ABOVE.

                                           By Order of the Board of Directors


December ____, 2008                        Frederick D. Shepherd, Jr.
                                           President

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                                                              PRELIMINARY COPIES

                         Community First Bancorporation
                             449 Highway 123 ByPass
                          Seneca, South Carolina 29678

               PROXY STATEMENT FOR SPECIAL MEETING OF SHAREHOLDERS

         We are providing this Proxy Statement to our shareholders in connection with the solicitation of proxies by the Board of Directors of Community First Bancorporation for use at a Special Meeting of Shareholders to be held on Tuesday, January 27, 2009, at 1:30 p.m. at Community First Bank, 449 Highway 123 ByPass, Seneca, South Carolina, and at any adjournment or adjournments thereof. Throughout this Proxy Statement, we use terms such as "we," "us," "our," "our Company," and "the Company" to refer to Community First Bancorporation, and terms such as "you" and "your" to refer to our shareholders.

         A Notice of Special Meeting is attached to this Proxy Statement and a form of proxy is enclosed. We first began mailing this Proxy Statement to shareholders on or about________________, 2008. We are paying the costs of this solicitation of proxies and other expenses associated with the Special Meeting of Shareholders. The only method of solicitation we currently plan to use, other than the mail, is personal contact, including by telephone, or other electronic means by our directors, officers and regular employees, who will not be specially compensated. We may, however, subsequently decide to use paid proxy solicitors if we determine it would be helpful to do so. We do not believe the cost of such solicitors would be significant. We intend to request that brokerage houses, nominees, fiduciaries and other custodians forward solicitation materials to beneficial owners of our common stock and obtain their voting instructions, if necessary, and we will reimburse them for their expenses.

                             PURPOSE OF THE MEETING

         The purpose of the Special Meeting of Shareholders is to vote on an amendment to our Articles of Incorporation to authorize the issuance of 10 million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of the class, or one or more series within the class, as are set by the Board of Directors, and to act upon such other matters as may properly come before the meeting or any adjournment thereof. We sometimes refer to the amendment to our Articles of Incorporation described above as the "Amendment."

Reasons for the Amendment

         Our existing Articles of Incorporation only allow us to issue one class of stock - common stock. We propose to amend the Articles of Incorporation to allow us to issue up to 10 million shares of preferred stock in addition to the 10 million shares of common stock already authorized by our Articles of Incorporation. If the Amendment is approved, our Board of Directors will be authorized to set the preferences, limitations and relative rights, within legal limits, of the class of preferred stock or one or more series within the class of preferred stock, and will have the authority to issue preferred stock at any time it deems it appropriate to do so.

         Amending our Articles of Incorporation to authorize the issuance of preferred stock will provide our Board of Directors with much greater flexibility in raising capital that will enable us and our bank subsidiary to continue to meet our various capital requirements and to respond to unanticipated circumstances that could adversely affect our capital positions. Although we are currently well capitalized and have not experienced many of the problems currently besetting our industry, we face the challenges of a weak economy and real estate market. Accordingly, there can be no assurance that we will not have a need for additional capital in the future. Thus, our Board believes it is in our interest to be prepared to respond quickly to such situations should the need arise.

         Our timing for seeking to amend the Articles of Incorporation is occasioned by the U. S. Department of the Treasury's creation of a Capital Purchase Program under the authority of the recently enacted Emergency Economic Stabilization Act of 2008. The program permits eligible institutions to sell senior preferred stock to the Treasury. If we had a class of preferred stock, we would be eligible to participate in the program, which is why we are seeking approval of the Amendment at this time. The program outlines numerous requirements and conditions for the sale of the preferred stock, which are discussed in more detail under the caption "Description of Capital Stock and Capital Purchase Program - Proposed Issuance of Senior Preferred Stock." The Treasury has adopted two versions of the Capital Purchase Program, one of which applies to public companies and one of which applies to non-public companies. Although it is not completely clear from the Treasury's definition of the term "public company," we believe we would be deemed a non-public company. Included among the conditions to non-public company participation in the program is a condition that an application to sell the preferred stock be filed by December 8, 2008, which we have done, and that all required documentation be completed within 30 days after receiving preliminary approval. We do not know whether or when we will receive preliminary approval. Nevertheless, we believe approval of the proposed Amendment at the Special Meeting would allow us to meet the applicable deadline. Further information about the requirements of the program is discussed under the caption "Description of Capital Stock and Capital Purchase Program - Proposed Issuance of Senior Preferred Stock."

         Although we have not made a final decision to participate in the program if the Amendment is approved, our Board of Directors currently believes that participation could be in our best interest. The additional capital that would be obtained by selling preferred stock to the Treasury would provide additional protection against an unanticipated event or series of events that might erode our capital to levels below regulatory requirements. If our capital were to erode to levels below regulatory requirements, we or our bank could be exposed to strenuous corrective measures, which could severely impair our ability to do business. Thus, although participation in the program will entail a level of cost, it may provide us with a desirable level of protection against a disastrous situation.

         We have no assurance that our application will be approved. The Treasury has not announced the criteria it will use in making its decision and our impact on the stability of the national economy is minimal. Fortunately, we do not presently need the capital for liquidity purposes or to support our current operations, and we do not believe we will need it in the next few years. Indeed, even if our application is approved, we could decide that the costs of having the capital are unreasonable in comparison to the benefit we will derive from having it in case it is ever useful.

         Whether or not we participate in the Capital Purchase Program, if the Amendment is approved, our Board of Directors will be authorized to issue preferred shares at any time it deems it appropriate to do so, and will be authorized to set the preferences, limitations and relative rights, within legal limits, of such stock.

         Our Board of Directors believes the Amendment is in the best interest of our Company, and unanimously recommends that you vote "FOR" the Amendment.

                                VOTING PROCEDURES

Quorum

         You are only entitled to notice of and to vote at the Special Meeting if you were a record shareholder of our common stock on December 20, 2008 (the "record date"). On that date, we had outstanding 3,394,873 shares of our common stock, no par value per share. Each share outstanding will be entitled to one vote upon each matter submitted at the meeting.

         A majority of the shares entitled to be voted at the Special Meeting constitutes a quorum. If a share is represented for any purpose at the Special Meeting by the presence of the registered owner or a person holding a valid proxy for the registered owner, it is deemed to be present for purposes of establishing a quorum. Therefore, valid proxies which are marked "Abstain" or "Withhold" and shares that are not voted, including proxies submitted by brokers that are the record owners of shares (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Special Meeting.

         If a quorum is not present or represented at the meeting, the shareholders entitled to vote, present in person or represented by proxy, have the power to adjourn the meeting from time to time. If the meeting is to be reconvened within thirty days, no notice of the reconvened meeting will be given


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other than an  announcement  at the adjourned  meeting.  If the meeting is to be adjourned for thirty days or more, notice of the reconvened meeting will be given as provided in the Bylaws. At any reconvened meeting at which a quorum is present or represented, any business may be transacted that might have been transacted at the meeting as originally noticed.

Vote Required and Method of Counting Votes

         If a quorum is present at the Special Meeting, the Amendment will require the affirmative vote of two-thirds of our outstanding common stock, or at least 2,260,985 shares. Our directors and executive officers own approximately 36% of our outstanding shares, and they have indicated that they intend to vote their shares "FOR" the Amendment. If a quorum is present, all other matters that may be considered and acted upon at the Special Meeting will be approved if the number of shares of common stock voted in favor of the matter exceeds the number of shares of common stock voted against the matter.

         Only shares affirmatively voted for approval of the Amendment, including proxies properly executed by shareholders of record that do not contain voting instructions, will be counted in favor of the proposal. A record shareholder's failure to execute and return a proxy card or otherwise to vote at the special meeting will have the same effect as a vote "AGAINST" the Amendment. If a record shareholder abstains from voting, the abstention will also have the effect of a vote "AGAINST" the Amendment. Additionally, failure of a shareholder whose shares are held in street name to complete and return voting instructions as required by the broker or other nominee that holds such shares of record will have the same effect as a vote "AGAINST" the Amendment.

         Accordingly, our Board of Directors urges you to complete, date, and sign the accompanying proxy form, or such other document as your broker or other nominee instructs you to use if your shares are held in "street name," and return it promptly in the enclosed, postage-paid envelope.

Voting by Record Shareholders

         If you hold your shares of record in your own name, you can vote your shares by marking the enclosed proxy form, dating it, signing it, and returning it to us in the enclosed postage-paid envelope. If you are a shareholder of record and sign, date, and return your proxy card without indicating how you want to vote, your proxy will be voted "FOR" approval of the Amendment. If you are a shareholder of record, you can also attend the Special Meeting and vote in person.

Voting by Shareholders whose Shares are held in "Street Name"

         If you hold your shares in street name with a broker or other nominee, you can direct their vote by submitting voting instructions to your broker or nominee in accordance with the procedure on the voting card provided by your broker or nominee. If you hold your shares in street name, you may attend the Special Meeting, but you may not vote in person without a proxy appointment from a shareholder of record.

         Brokers or other nominees will not have the authority to vote shares they hold for you in street name on the Amendment unless you give them specific instructions on how to vote following the directions they have provided to you with this Proxy Statement. Although valid proxies submitted by brokers or other nominees that hold shares in street name as record owners and as to which no vote is marked (so-called "broker non-votes"), will be included in determining the number of votes present or represented at the Special Meeting for purposes of determining a quorum, the shares will not be voted on the Amendment, and will have the same effect as votes "AGAINST" the Amendment.

Revocation of Proxy by Record Shareholder

         If you hold your shares of record in your own name and execute and deliver a proxy, you may revoke the proxy at any time before it is voted by any of the following methods:

          o    by  mailing  or  delivering   written  notice  of  revocation  to
               Community First Bancorporation, 449 Highway 123 ByPass, Seneca, South Carolina 29678, Attention: Corporate Secretary;



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          o    by submitting a proxy having a later date;

          o by appearing at the meeting and giving notice of revocation to the corporate officers responsible for maintaining the list of shareholders; or

          o by giving notice of such revocation in open meeting of the shareholders.

         Your attendance at the Special Meeting will not in itself, constitute revocation of a proxy. However, if you are a record shareholder and desire to do so, you may attend the meeting and vote in person, in which case the proxy will not be used.

Revocation of Proxy by Shareholders whose Shares are held in "Street Name"

         If you hold your shares in street name with a broker or other nominee you may change or revoke your proxy instructions only by submitting new voting instructions to the broker or other nominee in accordance with the procedures provided by the broker or other nominee.

Actions to be Taken by the Proxies

         Our Board of Directors selected the persons named as proxy agents on the enclosed proxy form. When the form of proxy enclosed is properly executed and returned, the shares that it represents will be voted at the meeting. In each case where you have appropriately specified how the proxy is to be voted, it will be voted in accordance with your specifications. If you are a shareholder of record and you return a properly executed proxy card that does not contain voting instructions, the proxy agents will vote your shares "FOR" approval of the Amendment to our Articles of Incorporation. Our Board of Directors is not aware of any other matters that may be presented for action at the Special Meeting of Shareholders, but if other matters do properly come before the meeting, the persons named in the proxy intend to vote on such matters in accordance with their best judgment.

                       EFFECTIVENESS OF PROPOSED AMENDMENT

         If the proposed Amendment is approved by the affirmative vote of two-thirds of the shares of our common stock outstanding on the record date, the Amendment will become effective if, and when, Articles of Amendment are filed with the Secretary of State of South Carolina. Approval of the Amendment by the shareholders will not require that the Articles of Amendment be filed, and our Board of Directors may decide to abandon the Amendment after shareholder approval.

         Should dissenters' rights be exercised for a substantial number of shares, our Board of Directors will make a judgment as to whether it is in the best interest of the Company to proceed with filing the Articles of Amendment or to abandon the Amendment. In making its judgment, the Board of Directors will take into consideration the negative impact on the Company's capital and cash resources of paying dissenters the fair value of their shares. Because such impact is completely at odds with the purpose of the Amendment, the Board of Directors encourages shareholders not to exercise dissenters' rights, which are discussed below.

                               DISSENTERS' RIGHTS

         If the Amendment is approved by shareholders and becomes effective, and if you comply with the requirements of Sections 33-13-101 et seq. of the South Carolina Business Corporation Act ("SCBCA"), you have the right to dissent to adoption of the Amendment and receive the fair value of your shares in cash. As discussed above under the caption "Effectiveness of Proposed Amendment," the Amendment will become effective only if (i) it is approved by our shareholders and (ii) Articles of Amendment to our Articles of Incorporation are filed with the South Carolina Secretary of State. Accordingly, even if our shareholders approve the Amendment, if we decide not to file the Articles of Amendment, the Amendment will not become effective, and you will not be entitled to be paid the fair value of your shares.



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

         The discussion below summarizes the provisions of Sections 33-13-101 et seq. of the SCBCA, but it does not grant you any rights that are not provided by the SCBCA. Your only rights of dissent are those provided by Sections 33-13-101 et seq. of the SCBCA, a copy of which is included as Appendix A to this Proxy Statement.

         Pursuant to the provisions of Sections 33-13-101 et seq. of the SCBCA, if the Amendment becomes effective, you will only be entitled to receive the fair value of your shares if you:

          o prior to the vote at the Special Meeting with respect to the approval of the Amendment, give us written notice of your intent to demand payment for your shares of our common stock (hereinafter referred to as "shares") if the Amendment becomes effective;

          o do not vote in favor of the Amendment, provided that a vote in favor of the Amendment cast by the holder of a proxy solicited by us will not disqualify a shareholder from demanding payment for his shares; and

          o    comply with the statutory requirements summarized below.

         If you perfect your dissenters' rights, you will receive the fair value of your shares determined as of the effective date of the Amendment.

         If you are a record shareholder, you may assert dissenters' rights as to fewer than all of the shares registered in your name only if you dissent with respect to all shares beneficially owned by any one beneficial shareholder and you notify us in writing of the name and address of each person on whose behalf you are asserting dissenters' rights. The rights of a partial dissenter are determined as if the shares as to which that holder dissents and that holder's other shares were registered in the names of different shareholders.

         If you are a beneficial owner of shares but do not hold your shares of record in your name, you may assert dissenters' rights as to shares held on your behalf only if you dissent with respect to all shares of which you are the beneficial shareholder or over which you have power to direct the vote, and you must notify us in writing of the name and address of the record shareholder of the shares, if known to you.

         Voting against the Amendment will not satisfy the written demand requirement. In addition to not voting in favor of the Amendment, if you wish to preserve the right to dissent and seek appraisal, you must give a separate written notice of your intent to demand payment for your shares if the Amendment is effected. Such written notice should be addressed to Community First Bancorporation, 449 Highway 123 ByPass, Seneca, South Carolina 29678, Attention:
Corporate Secretary.

         If our shareholders approve the Amendment at the Special Meeting, we must deliver a written dissenters' notice (the "Dissenters' Notice") to all of our shareholders who have satisfied the foregoing requirements. The Dissenters' Notice must be sent within 10 days after the effective date of the Amendment and must:

          o state where and when dissenting shareholders should send the demand for payment and where and when dissenting shareholders should deposit certificates for the shares;

          o inform holders of uncertificated shares to what extent transfer of these shares will be restricted after the demand for payment is received;

          o supply a form for demanding payment that includes the date of the first announcement of the terms of the Amendment and requires the person asserting dissenters' rights (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) to certify whether or not he acquired beneficial ownership of the shares prior to the announcement date;

          o set a date by which we must receive the demand for payment (which date may not be fewer than 30 nor more than 60 days after the Dissenters' Notice is delivered) and set a date by which certificates for certificated shares must be deposited, which may not be earlier than 20 days after the demand date; and

          o be accompanied by a copy of Sections 33-13-101 et seq. of the SCBCA.

         A shareholder who receives the Dissenters' Notice must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date of announcement of the terms of the Amendment as set forth in the Dissenters' Notice, and deposit such holder's certificates in accordance with the terms of the Dissenters' Notice. Dissenting shareholders will retain all other rights of a shareholder until those rights are canceled or modified by effectiveness of the Amendment. A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the Dissenters' Notice, is not entitled to payment for his shares under Sections 33-13-101 et seq. of the SCBCA.

         We may restrict the transfer of uncertificated shares from the date we receive the demand for payment for them until the Amendment becomes effective or the restrictions are released as discussed below.

         Except as described below, we must upon the effective date of the Amendment, pay each dissenting shareholder who substantially complied with the payment demand and deposit requirements described above the amount we estimate to be the fair value of the shares, plus accrued interest. Our payment must be accompanied by:

          o our balance sheet, income statement and statement of changes in shareholders' equity as of the end of the fiscal year ending not more than 16 months before the date of payment, and interim financial statements, if any;

          o our estimate of the fair value of the shares and an explanation of how the fair value was calculated;

          o    an explanation of how the interest was calculated;

          o a statement of the dissenter's right to demand additional payment under the SCBCA; and

          o    a copy of Sections 33-13-101 et seq. of the SCBCA.

         If the Amendment does not become effective within 60 days after the date set for demanding payment and depositing share certificates, we must return the deposited certificates and release the transfer restrictions imposed on uncertificated shares. We must send a new Dissenters' Notice if the Amendment becomes effective after the return of certificates and repeat the payment demand procedure described above.

         A dissenting shareholder may notify us in writing of his or her own estimate of the fair value of such holder's shares and the interest due, and may demand payment of such holder's estimate (less any payment made under the procedure described above) (the "Additional Payment"), if:

          o he or she believes that the amount we paid is less than the fair value of his or her shares or that we have calculated incorrectly the interest due;

          o we fail to make payment within 60 days after the date set for demanding payment; or

          o we, having failed to cause the Amendment to become effective, do not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

         A dissenting shareholder waives his or her right to demand the Additional Payment unless he or she notifies us of his or her demand in writing within 30 days after we make payment for his or her shares.

         If a demand for Additional Payment remains unsettled, we must commence a proceeding in the Court of Common Pleas of Oconee County, South Carolina, within 60 days after receiving the Additional Payment demand and must petition the court to determine the fair value of the shares and accrued interest. If we do not commence the proceeding within those 60 days, we must pay each dissenting shareholder whose demand for Additional Payment remains unsettled the amount demanded. We are required to make all dissenting shareholders whose demands for Additional Payment remain unsettled parties to the proceeding and serve a copy of the petition upon each of them. The court may appoint appraisers to receive evidence and to recommend a decision on fair value. Each dissenting shareholder made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount we paid.

         The court in an appraisal proceeding commenced under the foregoing provision must determine the costs of the proceeding, excluding fees and expenses of attorneys and experts for the respective parties, and must assess those costs against us, except that the court may assess the costs against all or some of the dissenting shareholders to the extent the court finds they acted arbitrarily, vexatiously, or not in good faith in demanding payment. The court also may assess the fees and expenses of attorneys and experts for the respective parties against us if the court finds we did not substantially comply with the requirements of specified provisions of the SCBCA, or against either us or a dissenting shareholder if the court finds that such party acted arbitrarily, vexatiously, or not in good faith with respect to the dissenters' rights provided by the SCBCA.

         If the court finds that the services of attorneys for any dissenting shareholder were of substantial benefit to other dissenting shareholders similarly situated, and that the fees for those services should be not assessed against us, the court may award those attorneys reasonable fees out of the amounts awarded the dissenting shareholders who were benefited. In a proceeding commenced by dissenters to enforce our statutory liability for our failure to commence an appraisal proceeding within the 60 day period described above, the court will assess costs of the proceeding and fees and expenses of dissenters' counsel against us and in favor of the dissenters.

         This is a summary of the material rights of a dissenting shareholder and is qualified in its entirety by reference to Sections 33-13-101 et seq. of the SCBCA, included as Appendix A to this Proxy Statement. If you intend to dissent from approval of the Amendment, you should review carefully the text of Appendix A and should also consult with your attorney. We will not give you any further notice of the events giving rise to dissenters' rights or any steps associated with perfecting dissenters' rights, except as indicated above or otherwise required by law.

                    SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                              OWNERS AND MANAGEMENT

         The following table shows information as of December 20, 2008 about shares of our common stock beneficially owned by each of our directors and executive officers. Except as otherwise indicated, to management's knowledge, all shares are owned directly with sole voting power. Other than as shown below, no persons were known by management to be the beneficial owners, as defined in Rule 13d-3 of the Securities and Exchange Commission, of 5% or more of our common stock.


             Name and                    Amount and Nature
       Address of 5% owners           of Beneficial Ownership        % of Class
       --------------------           -----------------------        ----------

Larry S. Bowman, M.D.                     107,959 (1)                   3.19%

William M. Brown                           98,258 (2)                   2.91%

Robert H. Edwards                         125,303 (3)                   3.70%

Blake L. Griffith                         163,453 (4)                   4.82%

John R. Hamrick                           111,366 (5)                   3.31%

James E. McCoy                            126,729 (6)                   3.74%

Frederick D. Shepherd, Jr.                289,088 (7)                   8.44%
   449 Highway 123 Bypass
   Seneca, S.C.  29678

Gary V. Thrift                             92,598 (8)                   2.73%

James E. Turner                           216,984 (9)                   6.42%
   P. O. Box 367
   Seneca, S.C. 29679

Charles L. Winchester                    171,307 (10)                   5.06%
   P. O. Box 456
   Salem, S.C. 29676

All Directors, nominees
and executive officers
as a group (10 persons)                1,503,045 (11)                  41.24%
----------------
(1) Includes 41,698 shares jointly owned with Mary M. Bowman, Dr. Bowman's wife; 16,728 shares owned by Mrs. Bowman; 11,733 shares held as trustee for Dr. Bowman's children; and 23,045 shares subject to currently exercisable options.
(2) Includes 3,790 shares owned by Annie B. Brown, Mr. Brown's wife; and 23,045 shares subject to currently exercisable options.
(3) Includes 30,055 shares jointly owned with Ruth D. Edwards, Mr. Edward's wife; 7,035 shares owned by Mrs. Edwards; 11,222 shares owned by Robert H. Edwards LLC; and 30,180 shares subject to currently exercisable options.
(4) Includes 19,477 shares owned by Susan P. Griffith, Mr. Griffith's wife; 113,622 shares jointly owned with Mrs. Griffith; and 30,180 shares subject to currently exercisable options.
(5) Includes 33,547 shares jointly owned with Frances R. Hamrick, Mr. Hamrick's wife; 6,839 shares owned by Mrs. Hamrick; and 4,735 shares subject to currently exercisable options.
(6) Includes 85,714 shares jointly owned with Charlotte B. McCoy, Mr. McCoy's wife, and 30,180 shares subject to currently exercisable options. Of the total shares beneficially owned by Mr. McCoy, 67,330 have been pledged as security.
(7) Includes presently exercisable options to purchase 67,653 shares. Of the total shares beneficially owned by Mr. Shepherd, 74,443 have been pledged as security.
(8)  Includes 30,180 shares subject to currently exercisable options.
(9) Includes 22,636 shares owned by Patricia S. Turner, Mr. Turner's wife; and 23,045 shares subject to currently exercisable options.
(10) Includes 46,643 shares jointly owned with Joan O. Winchester, Mr. Winchester's wife; 3,460 shares owned by Mrs. Winchester; 1,906 shares held as custodian for Mr. Winchester's grandchildren; and 23,045 shares subject to currently exercisable options.
(11) Includes currently exercisable options to purchase 285,288 shares.


                        DESCRIPTION OF CAPITAL STOCK AND
                            CAPITAL PURCHASE PROGRAM

Common Stock

Capitalization

         We currently have 10 million shares of authorized voting common stock, no par value per share. As of the record date, we had 3,394,873 shares of common stock outstanding. The outstanding shares of common stock are fully paid and nonassessable.

General voting requirements

         The holders of our common stock are entitled to one vote per share in all proceedings in which action shall be taken by our shareholders, and have sole voting control over the Company. Our Board is divided into three classes, which are as nearly equal in number as possible. Approximately one-third of our directors are elected each year and directors serve three-year terms. Directors are elected by a plurality of the votes cast by shares present and entitled to vote at a meeting at which a quorum is present. Except for such greater voting requirements as may be required by law or our Articles of Incorporation, as discussed below under the caption "--Additional Rights of our Common Stock and Preferred Stock," all other matters acted upon by the shareholders will be approved if a quorum is present and the number of shares voted in favor of the matter exceeds the number of shares voted against the matter. Our common stock does not have cumulative voting rights.

         In the event any issue of preferred stock is entitled to vote, the common stock would vote together with the preferred stock, unless the matter being voted on would change the rights of the preferred stock, or the matter to be voted on was unique to the preferred stock, in which case it would vote as a separate group.

Dividend Rights

            We have never paid cash dividends, and in order to support our continuing need for capital to support anticipated asset growth and market expansion, we do not expect to declare or pay cash dividends on our common stock in the near future. We are not required to pay any dividends on our common stock. The holders of our common stock are entitled to dividends when, as, and if declared by our Board of Directors out of funds legally available for dividends. Under South Carolina law, we may legally declare or pay dividends only if, after their payment, we can pay our debts as they come due in the usual course of business, and then only if our total assets equal or exceed the sum of our liabilities. Our principal source of funds with which to pay cash dividends is cash dividends our subsidiary bank pays to us. South Carolina banking regulations restrict the amount of cash dividends the bank can pay to us, and the bank's payment of cash dividends to us is subject to the prior approval of the South Carolina Commissioner of Banking.

         If the Amendment is approved, the payment of any dividends on our common stock may be subject to the rights granted to holders of any shares of the preferred stock we issue, for example, as discussed below under the caption "--Proposed Issuance of Senior Preferred Stock - Preferences, Limitations and Relative Rights of the Senior Preferred Stock --Dividend Rights."

 No Preemptive Rights

         Our shareholders do not have preemptive rights with respect to the issuance of additional shares, options or rights to any class of our stock. As a result, the directors may sell additional authorized shares of our common stock without first offering them to existing shareholders and giving them the opportunity to purchase sufficient additional shares to prevent dilution of their ownership interests.

Rights upon liquidation

         In the event of our voluntary or involuntary liquidation or dissolution, or the winding-up of our affairs, our assets will be applied first to the payment, satisfaction and discharge of our existing debts and obligations, including the necessary expenses of dissolution or liquidation, then, if the Amendment is effective, to any issued preferred stock with a liquidation preference, and then pro rata to the holders of our common stock.

Conversion; Redemption; Sinking Fund

         None of our common stock is convertible, has any redemption rights or is entitled to any sinking fund.

Preferred Stock

         Our Articles of Incorporation do not currently authorize us to issue any shares of preferred stock. The Amendment to our Articles of Incorporation that you will consider at the Special Meeting will provide for the authorization of 10 million shares of preferred stock.

         If the Amendment is approved and we file Articles of Amendment to our Articles of Incorporation, our Board of Directors would have the authority, without approval of our shareholders, from time to time to authorize the issuance of preferred stock in one or more series with such preferences, limitations and relative rights, within legal limits, and for such consideration as our Board of Directors may determine.

         Although our Board of Directors has no intention at the present time of doing so, it could cause the issuance of preferred stock that could discourage an acquisition attempt or other transactions that some, or a majority of, our shareholders might believe to be in their best interests or in which the shareholders might receive a premium for their shares of common stock over the market price of such shares.

Proposed Issuance of Senior Preferred Stock

         If the Amendment is approved and we file Articles of Amendment to our Articles of Incorporation, and our application is approved, we currently plan to participate in the U.S. Department of the Treasury's Capital Purchase Program under the Emergency Economic Stabilization Act of 2008 ("EESA"). Although we currently have enough capital to meet our foreseeable needs, the additional capital would provide additional protection against unforeseeable effects of a prolonged continuation of current economic conditions. We do not know the exact terms of our potential participation at this time. However, the Treasury has published term sheets which set out the terms of the program for public and non-public companies as it was contemplated by the Treasury on October 14, 2008 and November 17, 2008, respectively. Although the terms of our participation, if any, could change, if our application is accepted and we participate substantially as described in the term sheet for non-public companies, we would issue between approximately 3,000 and 9,000 shares of Senior Preferred Stock and warrants to the Treasury for proceeds of between approximately $3 million and $9 million. Based on the term sheet, the material terms of our participation in the Capital Purchase Program and the material terms of the securities we would issue to the Treasury are described below.

Preferences, Limitations and Relative Rights of the Senior Preferred Stock

         The Senior Preferred Stock would have the following preferences, limitations and relative rights.

         Dividend Rights. The Senior Preferred Stock will pay cumulative compounding dividends at a rate of 5% per annum until the fifth anniversary of the date of issue and thereafter at a rate of 9% per annum.

         Redemption Provisions. Senior Preferred Stock may not be redeemed for a period of three years from the date of issue, except with the proceeds from one or more cash sales of common or preferred stock which result in aggregate gross proceeds to us of not less than 25% of the issue price of the Senior Preferred Stock. After the third anniversary of the date of issue, the Senior Preferred Stock may be redeemed, in whole or in part, at any time and from time to time, at our option. All redemptions of the Senior Preferred Stock will be at 100% of its issue price, plus any accrued and unpaid dividends, and will be subject to the approval of the Federal Reserve.

         Voting Rights and Right to Elect Directors. The Senior Preferred Stock will be non-voting, other than class voting rights on (i) any authorization or issuance of shares ranking senior to the Senior Preferred Stock, (ii) any amendment to the rights of Senior Preferred Stock, or (iii) any merger, exchange or similar transaction which would adversely affect the rights of the Senior Preferred Stock. If dividends on the Senior Preferred Stock are not paid in full for six dividend periods, whether or not consecutive, the Senior Preferred Stock will have the right to elect two directors. The right to elect directors will end when full dividends have been paid for four consecutive dividend periods.

         Liquidation Rights. The Senior Preferred Stock will have a liquidation preference of $1,000 per share which must be paid before the common stock receives any proceeds of a liquidation.

         Restrictions on Dividends. For as long as any Senior Preferred Stock is outstanding, no dividends may be declared or paid on junior preferred shares, preferred shares ranking equally with the Senior Preferred Stock, or common shares (other than, in the case of equally preferred shares, dividends on a pro rata basis with the Senior Preferred Stock), nor may we repurchase or redeem any junior preferred shares, preferred shares ranking equally with the Senior Preferred Stock or common shares, unless all accrued and unpaid dividends for all past dividend periods on the Senior Preferred Stock are fully paid. The Treasury's consent will be required for any increase in common stock dividends per share until the third anniversary of the date of issue unless, prior to such third anniversary, the Senior Preferred Stock is redeemed in whole or the Treasury has transferred all of the Senior Preferred Stock to third parties. In addition to these restrictions, under the non-public company version of the program, increases in common stock dividends will be limited to 3% per year until the tenth anniversary of the issue date, unless, prior to such tenth anniversary, the Senior Preferred Stock is redeemed in whole or the Treasury has transferred all of the Senior Preferred Stock to third parties. Additionally, under the non-public company version of the program, after the tenth anniversary of the issue date no dividends may be paid as long as the Treasury owns any of our securities.

         Repurchases. The Treasury's consent will be required for any share repurchases (other than (i) repurchases of the Senior Preferred Stock and (ii) repurchases of junior preferred shares or common shares in connection with any benefit plan in the ordinary course of business consistent with past practice) until the tenth anniversary of the date of issue unless, prior to such tenth anniversary, the Senior Preferred Stock is redeemed in whole or the Treasury has transferred all of the Senior Preferred Stock to third parties. In addition, there may be no share repurchases of junior preferred shares, preferred shares ranking equally with the Senior Preferred Stock, or common shares if prohibited as described above under "Restrictions on Dividends."

Additional Terms of Participation in the Capital Purchase Program

         Additional terms that would apply to us as a result of participation in the program include the following.

Registration Rights

         We will be required to file a shelf registration statement covering the Senior Preferred Stock as promptly as practicable after the date of issue and, if necessary, shall take all action required to cause such shelf registration statement to be declared effective as soon as possible. We will also grant to the Treasury piggyback registration rights for the Senior Preferred Stock.

Executive Compensation

         As a condition to the closing of the issuance of Senior Preferred Stock, we and our senior executive officers covered by EESA must modify or terminate all benefit plans, arrangements and agreements (including golden parachute agreements) to the extent necessary to be in compliance with, and following the closing and for so long as Treasury holds any of our equity or debt securities, we will agree to be bound by the executive compensation and corporate governance requirements of Section 111 of EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of issue to carry out the provisions of such subsection. As an additional condition to closing, we and our senior executive officers covered by EESA must grant to the Treasury a waiver releasing the Treasury from any claims that we and such senior executive officers may otherwise have as a result of the issuance of any regulations which modify the terms of benefits plans, arrangements and agreements to eliminate any provisions that would not be in compliance with the executive compensation and corporate governance requirements of Section 111 of EESA and any guidance or regulations issued by the Secretary of the Treasury on or prior to the date of issue to carry out the provisions of such subsection. The specific impact of participation in the program on our executive compensation arrangements is further discussed below under the caption "-- Impact of Participation in the Capital Purchase Program - Company Operations."

Related Party Transactions

         The non-public company version of the program would prohibit us from entering into any related party transactions unless the terms are no less favorable to us than could be obtained from an unaffiliated third party, and any permissible related party transactions would have to be approved by our independent directors.

Warrants

         If we participate in the non-public company version of the program, in addition to the shares of Senior Preferred Stock, we would be required to issue to the Treasury, for no additional consideration, ten-year warrants to purchase between 150 shares and 450 shares of our preferred stock (the "Warrant Preferred Stock"). The exercise price of the preferred stock warrant will be one cent per share. The preferred stock covered by the warrants will have a liquidation preference equal to $1,000 per share. The terms of the preferred stock subject to the warrants will be exactly the same as the Senior Preferred Stock, except the dividend will be 9% instead of 5%, and it may not be redeemed until all of the Senior Preferred Stock has been redeemed. The Treasury has indicated that it intends to exercise these warrants immediately.

Impact of Participation in the Capital Purchase Program

Use of Proceeds

         If our application is approved and we sell Senior Preferred Stock to the Treasury, we expect to receive proceeds of between $3 million and $9 million before the payment of expenses associated with the sale of the Senior Preferred Stock and warrants, which are estimated to be $25,000 or less. Unless our agreement with the Treasury requires some other use, we expect to use the amount we receive to pay the expenses of the sale and, initially, to deposit the rest in a non-interest bearing account with our bank subsidiary, which will use the funds for additional liquidity. Thereafter, the funds may be contributed to the bank subsidiary as capital or used for other corporate purposes. However, there can be no assurance that our application will be approved or if it is approved, that we will receive an amount within the range estimated above.

Rights of Existing Common Shareholders

         Issuance of Senior Preferred Stock and Warrant Preferred Stock will give holders the right, in case we are ever liquidated, to be paid the liquidation value of the Senior Preferred Stock and Warrant Preferred Stock out of our residual assets before any payment is made to the common shareholders. All dividends due on the Senior Preferred Stock and Warrant Preferred Stock must be paid before any dividends can be paid on our common stock and the amount of our common stock dividends cannot be increased in the first three years that the Treasury owns the Senior Preferred Stock or Warrant Preferred Stock without the consent of the Treasury. If we do not pay the dividends on the Senior Preferred Stock or Warrant Preferred Stock in full for six dividend periods, whether or not consecutive, the holders of the Senior Preferred Stock and Warrant Preferred Stock will have the right to elect two directors to our board of directors. That right will continue until all past dividends on the Senior Preferred Stock and Warrant Preferred Stock are paid in full.

Dilution of Common Shareholders

         Because the preferential liquidation amount of the Senior Preferred Stock will equal its gross purchase price, the issuance of the Senior Preferred Stock will not change the tangible book value of our common stock, pro rated between the Senior Preferred Stock and our common stock on the basis of their relative tangible book value. Issuance of Warrant Preferred Stock will cause an immaterial reduction in the tangible book of our common stock. Because the Senior Preferred Stock's and the Warrant Preferred Stock's claim on our earnings is limited to a fixed amount, the tangible book value of our common stock before the payment of any common stock distributions may increase or decrease in the future depending on whether or not our earnings exceed the amount required to pay dividends due on the Senior Preferred Stock and Warrant Preferred Stock. As noted above, we will not be able to pay dividends on our common stock unless we have paid all dividends due on the Senior Preferred Stock and Warrant Preferred Stock.

Registration Rights

         As discussed above under "-- Additional Terms of Participation in the Capital Purchase Program," if we sell Senior Preferred Stock to the Treasury, we will be required to grant registration rights to the Treasury. Those rights require us, at our expense, to register with the SEC some or all of our securities that are held by the Treasury in order to permit the Treasury to make a public offering of those securities. The out-of-pocket cost to us of doing so, as well as the indirect cost of the time that would have to be spent by our personnel, could be substantial.

Company Operations

         If we sell Senior Preferred Stock and warrants to the Treasury we will be required to make modifications to the way our executive compensation arrangements are structured. Specifically, our board of directors will have to review our incentive compensation arrangements with our senior officers and make reasonable efforts to ensure that such arrangements do not encourage our senior executive officers to take unnecessary and excessive risks that threaten the value of our Company. As long as the Treasury owns our securities, our board will also have to meet annually with our senior executive officers to review the relationship between our risk management policies and practices. It will also be a requirement that any bonus and incentive compensation paid to our senior executives during the period that the Treasury holds our securities acquired under the Capital Purchase Program be subject to being repaid to us if the payments were based on materially inaccurate financial statements or other performance metric criteria. Further, we will be required, during the period the Treasury holds our securities acquired under the Capital Purchase Program, to prohibit severance payments to our senior executive officers in excess of an amount which is approximately three times the average of their annual compensation for the prior five years. This requirement will necessitate a temporary change in the terms of our president's compensation arrangements. Finally, we will be required not to claim a deduction for federal income tax purposes of executive compensation that would not be deductible if Section 162(m)(5) of the Internal Revenue Code were to apply to us.

         All of these requirements are expected to increase our administrative costs somewhat and are not likely to reduce the compensation paid to our senior executive officers. Neither are they expected to have any material impact on the way we operate our business or our financial condition or results of operations.

Capital

         If we sell between $3 million and $9 million of Senior Preferred Stock and warrants to the Treasury, the impact on our capital will be approximately as follows (using the assumption that the sale had occurred, and the proceeds were held as cash, on September 30, 2008):

          o    Our total  shareholders  equity would  increase from  $40,790,000
               (actual)  to   $43,790,000   (if  $3  million  is   received)  or
               $49,790,000 (if $9 million is received).

          o    Our regulatory capital ratios would increase as shown below:

                                                          Actual at            $3 million            $9 million
                            Ratio                       Sept. 30, 2008            Sold                  Sold
                            -----                       --------------            ----                  ----

           Total capital (to risk-weighted assets)             15.0%              16.0%                 18.0%

           Tier 1 capital (to risk-weighted assets)            13.8%              14.8%                 16.8%

           Tier 1 capital (to average assets)                   9.5%              10.2%                 11.6%

Pro Forma Financial Impact of Senior Preferred Stock

         The following tables set forth our financial position as of September 30, 2008 and results of operations for the nine months ended September 30, 2008 and the year ended December 31, 2007:

         o     on an actual basis; and

         o on an as adjusted basis to give effect to the sale of $3 million and $9 million of Senior Preferred Stock and issuance of warrants to purchase 150 shares or 450 shares, respectively, of Warrant Preferred Stock with a 9% dividend for $1.50 or $4.50, respectively.

         The pro forma financial information below assumes that the warrants are immediately exercised and that we received proceeds from the sale of Senior Preferred Stock to the Treasury and deposited the funds into a noninterest bearing account during the periods presented. This pro forma impact does not represent the planned use of the proceeds of the sale of Senior Preferred Stock. If Treasury makes the investment and does not impose limitations on our use of the funds, we will ultimately use these proceeds to increase the capital of our bank subsidiary or for other corporate purposes. The financial impact and benefit to us from these uses is expected to be significant, but has not been included in the pro forma financial information.

         These tables should be read in conjunction with the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our unaudited condensed consolidated financial statements for the nine months ended September 30, 2008 included in our Quarterly Report on Form 10-Q for the quarter then ended, and the information under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our audited consolidated financial statements for the year ended December 31, 2007 and related notes and other financial information included in our Annual Report on Form 10-K for the year then ended, all of which is included in Appendix B to, this proxy statement.

         The following unaudited pro forma consolidated financial data is not necessarily indicative of our financial position or results of operations that actually would have been attained had proceeds from the Capital Purchase Program been received, or had the issuance and exercise of the warrants pursuant to the Capital Purchase Program been made, at the dates indicated, and is not necessarily indicative of our financial position or results of operations that will be achieved in the future. We have included the following unaudited pro forma consolidated financial data solely for the purpose of providing shareholders with information that may be useful for purposes of considering and evaluating the proposal to amend our Articles of Incorporation. Our future results are subject to prevailing economic and industry specific conditions and financial, business and other known and unknown risks and uncertainties, certain of which are beyond our control.

Condensed Consolidated Balance Sheets

                                                                                                     As of September 30, 2008
                                                                                                           (Unaudited)
                                                                                               -------------------------------------
(Dollars in thousands except share data)                                                                       $3,000       $9,000
                                                                                               Actual         Pro forma    Pro forma
                                                                                               ------         ---------    ---------

Assets
Cash and cash equivalents .............................................................       $ 29,044         32,044         38,044
Securities available for sale .........................................................        110,524        110,524        110,524
Other investments, at cost ............................................................         13,527         13,527         13,527
Loans, net of allowance for loan losses ($3,503) ......................................        263,572        263,572        263,572
Premises and equipment, net ...........................................................          8,691          8,691          8,691
Bank owned life insurance .............................................................          8,388          8,388          8,388
Interest receivable ...................................................................          2,557          2,557          2,557
Other assets ..........................................................................          2,062          2,062          2,062
                                                                                              --------       --------       --------
Total assets ..........................................................................       $438,365        441,365        447,365
                                                                                              ========       ========       ========

Liabilities
Deposits:
     Noninterest bearing ..............................................................       $ 42,830         42,830         42,830
     Interest bearing .................................................................        340,892        340,892        340,892
                                                                                              --------       --------       --------
          Total deposits ..............................................................        383,722        383,722        383,722
Short-term borrowings .................................................................          1,500          1,500          1,500
Long-term debt ........................................................................          9,500          9,500          9,500
Accrued interest payable ..............................................................          1,911          1,911          1,911
Other liabilities .....................................................................            942            942            942
                                                                                              --------       --------       --------
Total liabilities .....................................................................        397,575        397,575        397,575
                                                                                              --------       --------       --------

Shareholders' Equity
Preferred stock, no par value;  10,000,000 shares authorized as adjusted, 3,000
    and 9,000 shares with 5% initial dividend issued and outstanding pro forma (1) ....              -          2,973          8,918
    150 and 450 shares with 9% dividend issued and outstanding
    pro forma (1) .....................................................................              -            177            532
Common stock, no par value; 10,000,000 shares authorized; 3,394,873 shares
    issued and outstanding as of September 30, 2008 ...................................         35,374         35,374         35,374
Additional paid-in capital (2) ........................................................            681            531            231
Retained earnings .....................................................................          4,654          4,654          4,654
Accumulated other comprehensive income ................................................             81             81             81
                                                                                              --------       --------       --------
Total shareholders' equity ............................................................         40,790         43,790         49,790
                                                                                              --------       --------       --------
Total liabilities and shareholders' equity ............................................       $438,365        441,365        447,365
                                                                                              ========       ========       ========

(1) Based on an assumed investment by Treasury of $3,000 and $9,000 respectively which has been allocated between Senior Preferred Stock and Warrant Preferred Stock based on their estimated relative fair values. The fair value of each type of preferred stock is determined based on assumptions regarding the discount rate (market rate) on the preferred stock (currently estimated at 12%). The expected life upon issuance is five years.
(2) Pro forma amounts include discount recorded at issuance of preferred stock of $150 and $450.

Condensed Consolidated Statements of Operations

                                                                                            Nine Months Ended September 30, 2008
                                                                                                          (Unaudited)
                                                                                            ----------------------------------------
(Dollars in thousands except per share data)                                                                $3,000          $9,000
                                                                                            Actual         Pro forma       Pro forma
                                                                                            ------         ---------       ---------
Interest income .................................................................          $18,629          $18,629          $18,629
Interest expense ................................................................            9,741            9,741            9,741
                                                                                           -------          -------          -------
         Net interest income ....................................................            8,888            8,888            8,888
Provision for loan losses .......................................................            1,375            1,375            1,375
                                                                                           -------          -------          -------
         Net interest income after provision for loan losses ....................            7,513            7,513            7,513
                                                                                           -------          -------          -------
Other income ....................................................................            1,868            1,868            1,868
Other expense ...................................................................            5,830            5,830            5,830
                                                                                           -------          -------          -------
         Income before income taxes .............................................            3,551            3,551            3,551
Income tax expense ..............................................................            1,037            1,037            1,037
                                                                                           -------          -------          -------
         Net income .............................................................            2,514            2,514            2,514
                                                                                           =======          =======          =======
Net income attributable to preferred shareholders (1) ...........................                -              142              427
                                                                                           -------          -------          -------
Net income available to common shareholders .....................................          $ 2,514          $ 2,372
                                                                                                            =======          =======
Earnings per common share - basic ...............................................             0.74             0.70             0.62
                                                                                           =======          =======          =======
Earnings per common share - diluted .............................................             0.71             0.67             0.59
                                                                                           =======          =======          =======

(1)The pro forma amounts include dividends paid on the preferred stock of $123 and $368 and accretion of the discount recorded at issuance of $20 and $59. The discount is accreted back to par value on a constant effective yield method over a five year term, which is the expected life of the preferred stock upon issuance.

                                                                                           Year Ended December 31, 2007 (Unaudited)
                                                                                           ----------------------------------------
(Dollars in thousands except per share data)                                                                 $3,000         $9,000
                                                                                            Actual         Pro forma       Pro forma
                                                                                            ------         ---------       ---------
Interest income .................................................................          $23,578          $23,578          $23,578
Interest expense ................................................................           13,230           13,230           13,230
                                                                                           -------          -------          -------
         Net interest income ....................................................           10,348           10,348           10,348
Provision for loan losses .......................................................              594              594              594
                                                                                           -------          -------          -------
         Net interest income after provision for loan losses ....................            9,754            9,754            9,754
                                                                                           -------          -------          -------

Other income ....................................................................            2,206            2,206            2,206
Other expense ...................................................................            7,132            7,132            7,132
                                                                                           -------          -------          -------
         Net income before tax expense ..........................................            4,828            4,828            4,828
Income tax expense ..............................................................            1,497            1,497            1,497
                                                                                           -------          -------          -------
         Net income .............................................................          $ 3,331          $ 3,331          $ 3,331
                                                                                           =======          =======          =======
Net income attributable to preferred shareholders (1) ...........................                -              190              570
                                                                                           -------          -------          -------
Net income available to common shareholders .....................................          $ 3,331          $ 3,141          $ 2,761
                                                                                           =======          =======          =======
Earnings per common share - basic ...............................................             1.02             0.96             0.84
                                                                                           =======          =======          =======
Earnings per common share - diluted .............................................             0.96             0.90             0.79
                                                                                           =======          =======          =======

(1)The pro forma amounts include dividends paid on the preferred stock of $163 and $490 and accretion of the discount recorded at issuance of $27 and $79. The discount is accreted back to par value on a constant effective yield method over a five year term, which is the expected life of the preferred stock upon issuance.

No Assurances as to Issuance of Preferred Stock

         As noted above, although we intend to apply to participate in the Capital Purchase Program, our application may not be accepted or it may not be accepted on the terms described above. We may or may not also decide to issue preferred stock whether or not we participate in the Capital Purchase Program. Accordingly, there can be no assurance that we will ever issue any preferred stock and, if we do, what its terms will be.

Additional Rights of our Common Stock and Preferred Stock

Statutory Matters

         Business Combination Statute. The South Carolina Business Combinations Statute provides that a 10% or greater shareholder of a resident domestic corporation cannot engage in a "business combination" (as defined in the statute) with such corporation for a period of two years following the date on which the 10% shareholder became such, unless the business combination or the acquisition of shares is approved by a majority of the disinterested members of such corporation's board of directors before the 10% shareholder's share acquisition date. This statute further provides that at no time (even after the two-year period subsequent to such share acquisition date) may the 10% shareholder engage in a business combination with the relevant corporation unless certain approvals of the board of directors or disinterested shareholders are obtained or unless the consideration given in the combination meets certain minimum standards set forth in the statute. The law is very broad in its scope and is designed to inhibit unfriendly acquisitions but it does not apply to corporations whose articles of incorporation contain a provision electing not to be covered by the law. Our Articles of Incorporation do not contain such a provision. An amendment of our Articles of Incorporation to that effect would, however, permit a business combination with an interested shareholder although that status was obtained prior to the amendment. Ordinarily, this statute would only apply to us as long as we continue to have a class of securities registered under Section 12 of the Securities Exchange Act of 1934. However, we have specifically elected in our Articles of Incorporation to make the provisions of the statute applicable to us whether or not we have a class of securities so registered.

         Control Share Acquisitions. The South Carolina law also contains provisions that, under certain circumstances, would preclude an acquiror of the shares of a South Carolina corporation who crosses one of three voting thresholds (20%, 33-1/3% or 50%) from obtaining voting control with respect to such shares unless a majority in interest of the disinterested shareholders of the corporation votes to accord voting power to such shares.

         The legislation provides that, if authorized by the articles of incorporation or bylaws prior to the occurrence of a control share acquisition, the corporation may redeem the control shares if the acquiring person has not complied with certain procedural requirements (including the filing of an "acquiring person statement" with the corporation within 60 days after the control share acquisition) or if the control shares are not accorded full voting rights by the shareholders. We are not authorized by our Articles of Incorporation or Bylaws to redeem control shares.

         The provisions of the Control Share Acquisitions Act will only apply to us as long as we continue to have a class of securities registered under Section 12 of the Securities Exchange Act of 1934.


                  INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We expect that representatives from J. W. Hunt and Company, LLP, Certified Public Accountants, our independent registered public accounting firm, will be present and available to answer appropriate questions at the Special Meeting, and will have the opportunity to make a statement if they desire to do so.

                                  OTHER MATTERS

         The Board of Directors knows of no other business to be presented at the Special Meeting of shareholders. If matters other than those described herein should properly come before the meeting, the persons named in the enclosed form of proxy intend to vote at such meeting in accordance with their best judgment on such matters. If you specify a different choice on your proxy, your shares will be voted in accordance with the specifications so made.

                           FORWARD-LOOKING STATEMENTS

         Statements contained in this Proxy Statement that are not purely historical are forward-looking statements, including, but not limited to, statements regarding our expectations, hopes, beliefs, intentions or strategies regarding the future. Actual results could differ materially from those projected in any forward-looking statements as a result of a number of factors, including those detailed in this Proxy Statement. The forward-looking statements are made as of the date of this Proxy Statement and we undertake no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

         We caution you not to place undue reliance on any forward-looking statements made by us, or on our behalf in this Proxy Statement or in any of our filings with the Securities and Exchange Commission ("SEC") or otherwise. Additional information with respect to factors that may cause the results to differ materially from those contemplated by forward-looking statements is included in our current and subsequent filings with the SEC. See "Where You Can Find More Information" below.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and in accordance therewith we file reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities of the SEC at 100 F Street, N.E., Washington, DC 20549. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. In addition, such reports, proxy statements and other information are available from the Edgar filings that can be obtained through the SEC's Internet Website (http://www.sec.gov).

                              SHAREHOLDER PROPOSALS

         If you wish to submit proposals for the consideration of the shareholders at our 2009 Annual Meeting you may do so by sending them in writing to Community First Bancorporation, 449 Highway 123 ByPass, Seneca, South Carolina 29678, Attention: Corporate Secretary. You must send or deliver such written proposals in time for us to receive them prior to December 1, 2008, if you want us to include them, if otherwise appropriate, in our proxy statement and form of proxy relating to that meeting. If we do not receive notice of a shareholder proposal prior to February 15, 2009, the persons named as proxy agents in the proxy materials relating to the 2009 Annual Meeting will use their discretion in voting the proxies when such proposal is raised at that meeting.

                                   APPENDIX A

                               DISSENTERS' RIGHTS
                 SOUTH CAROLINA CODE SECTIONS 33-13-101, et seq.

                                   CHAPTER 13

                               DISSENTERS' RIGHTS

                                   ARTICLE 1.

                 RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES

SECTION 33-13-101. Definitions.

In this chapter:

(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under Section 33 13 102 and who exercises that right when and in the manner required by Sections 33 13 200 through 33 13 280.

(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable. The value of the shares is to be determined by techniques that are accepted generally in the financial community.

(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at the average rate currently paid by the corporation on its principal bank loans or, if none, at a rate that is fair and equitable under all the circumstances.

(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held by a nominee as the record shareholder.

(7)  "Shareholder" means the record shareholder or the beneficial shareholder.

SECTION 33-13-102. Right to dissent.

     (A) A shareholder is entitled to dissent from, and obtain payment of the fair value of, his shares in the event of any of the following corporate actions:

          (1) consummation of a plan of merger to which the corporation is a party (i) if shareholder approval is required for the merger by
               Section 33-11-103 or the articles of incorporation and the shareholder is entitled to vote on the merger or (ii) if the corporation is a subsidiary that is merged with its parent under
               Section 33-11-104 or 33-11-108 or if the corporation is a parent that is merged with its subsidiary under Section 33-11-108;

          (2) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares are to be acquired, if the shareholder is entitled to vote on the plan;

          (3) consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange, including a sale in dissolution, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale must be distributed to the shareholders within one year after the date of sale;

          (4) an amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it:

              (i)    alters or abolishes a preferential right of the shares;

              (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

              (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

              (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights; or

              (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Section 33-6-104; or

          (5) in the case of corporations which are not public corporations, the approval of a control share acquisition under Article 1 of Chapter 2 of Title 35;

          (6) any corporate action to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

     (B) Notwithstanding subsection (A), no dissenters' rights under this section are available for shares of any class or series of shares which, at the record date fixed to determine shareholders entitled to receive notice of a vote at the meeting of shareholders to act upon the agreement of merger or exchange, were either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.

SECTION 33-13-103. Dissent by nominees and beneficial owners.

(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares to which he dissents and his other shares were registered in the names of different shareholders.

(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if he dissents with respect to all shares of which he is the beneficial shareholder or over which he has power to direct the vote. A beneficial shareholder asserting dissenters' rights to shares held on his behalf shall notify the corporation in writing of the name and address of the record shareholder of the shares, if known to him.

                                   ARTICLE 2.

                  PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS

SECTION 33-13-200. Notice of dissenters' rights.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this chapter and be accompanied by a copy of this chapter.

(b) If corporate action creating dissenters' rights under Section 33-13-102 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in Section 33-13-220.

SECTION 33-13-210. Notice of intent to demand payment.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights (1) must give to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated and (2) must not vote his shares in favor of the proposed action. A vote in favor of the proposed action cast by the holder of a proxy solicited by the corporation shall not disqualify a shareholder from demanding payment for his shares under this chapter.

(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this chapter.

SECTION 33-13-220. Dissenters' notice.

(a) If proposed corporate action creating dissenters' rights under Section 33-13-102 is authorized at a shareholders' meeting, the corporation shall deliver a written dissenters' notice to all shareholders who satisfied the requirements of Section 33-13-210(a).

(b) The dissenters' notice must be delivered no later than ten days after the corporate action was taken and must:

     (1) state where the payment demand must be sent and where certificates for certificated shares must be deposited;

     (2) inform holders of uncertificated shares to what extent transfer of the shares is to be restricted after the payment demand is received;

     (3) supply a form for demanding payment that includes the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action and requires that the person asserting dissenters' rights certify whether or not he or, if he is a nominee asserting dissenters' rights on behalf of a beneficial shareholder, the beneficial shareholder acquired beneficial ownership of the shares before that date;

     (4) set a date by which the corporation must receive the payment demand, which may not be fewer than thirty nor more than sixty days after the date the subsection (a) notice is delivered and set a date by which certificates for certificated shares must be deposited, which may not be earlier than twenty days after the demand date; and

     (5)  be accompanied by a copy of this chapter.

SECTION 33-13-230. Shareholders' payment demand.

(a) A shareholder sent a dissenters' notice described in Section 33-13-220 must demand payment, certify whether he (or the beneficial shareholder on whose behalf he is asserting dissenters' rights) acquired beneficial ownership of the shares before the date set forth in the dissenters' notice pursuant to
     Section 33-13-220(b)(3), and deposit his certificates in accordance with the terms of the notice.

(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c) A shareholder who does not comply substantially with the requirements that he demand payment and deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this chapter.

SECTION 33-13-240. Share restrictions.

(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for payment for them is received until the proposed corporate action is taken or the restrictions are released under Section 33-13-260.

(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

SECTION 33-13-250. Payment.

(a) Except as provided in Section 33-13-270, as soon as the proposed corporate action is taken, or upon receipt of a payment demand, the corporation shall pay each dissenter who substantially complied with Section 33-13-230 the amount the corporation estimates to be the fair value of his shares, plus accrued interest.

(b)  The payment must be accompanied by:

     (1) the corporation's balance sheet as of the end of a fiscal year ending not more than sixteen months before the date of payment, an income statement for that year, a statement of changes in shareholders' equity for that year, and the latest available interim financial statements, if any;

     (2) a statement of the corporation's estimate of the fair value of the shares and an explanation of how the fair value was calculated;

     (3)  an explanation of how the interest was calculated;

     (4) a statement of the dissenter's right to demand additional payment under Section 33-13-280; and

     (5)  a copy of this chapter.

SECTION 33-13-260. Failure to take action.

(a) If the corporation does not take the proposed action within sixty days after the date set for demanding payment and depositing share certificates, the corporation, within the same sixty day period, shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b) If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under Section 33-13-220 and repeat the payment demand procedure.

SECTION 33-13-270. After acquired shares.

(a) A corporation may elect to withhold payment required by section 33-13-250 from a dissenter as to any shares of which he (or the beneficial owner on whose behalf he is asserting dissenters' rights) was not the beneficial owner on the date set forth in the dissenters' notice as the date of the first announcement to news media or to shareholders of the terms of the proposed corporate action, unless the beneficial ownership of the shares devolved upon him by operation of law from a person who was the beneficial owner on the date of the first announcement.

(b)  To the extent the corporation  elects to withhold  payment under subsection
     (a), after taking the proposed corporate action, it shall estimate the fair value of the shares, plus accrued interest, and shall pay this amount to each dissenter who agrees to accept it in full satisfaction of his demand. The corporation shall send with its offer a statement of its estimate of the fair value of the shares, an explanation of how the fair value and interest were calculated, and a statement of the dissenter's right to demand additional payment under Section 33-13-280.

SECTION 33-13-280. Procedure if shareholder dissatisfied with payment or offer.

(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due and demand payment of his estimate (less any payment under Section 33-13-250) or reject the corporation's offer under Section 33-13-270 and demand payment of the fair value of his shares and interest due, if the:

     (1) dissenter believes that the amount paid under Section 33-13-250 or offered under Section 33-13-270 is less than the fair value of his shares or that the interest due is calculated incorrectly;

     (2) corporation fails to make payment under Section 33-13-250 or to offer payment under Section 33-13-270 within sixty days after the date set for demanding payment; or

     (3) corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within sixty days after the date set for demanding payment.

(b) A dissenter waives his right to demand additional payment under this section unless he notifies the corporation of his demand in writing under subsection (a) within thirty days after the corporation made or offered payment for his shares.

                                   ARTICLE 3.

                          JUDICIAL APPRAISAL OF SHARES

SECTION 33-13-300. Court action.

(a) If a demand for additional payment under Section 33-13-280 remains unsettled, the corporation shall commence a proceeding within sixty days after receiving the demand for additional payment and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the sixty day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b) The corporation shall commence the proceeding in the circuit court of the county where the corporation's principal office (or, if none in this State, its registered office) is located. If the corporation is a foreign corporation without a registered office in this State, it shall commence the proceeding in the county in this State where the principal office (or, if none in this State, the registered office) of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c) The corporation shall make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the petition. Nonresidents may be served by registered or certified mail or by publication, as provided by law.

(d) The jurisdiction of the court in which the proceeding is commenced under subsection (b) is plenary and exclusive. The court may appoint persons as appraisers to receive evidence and recommend decisions on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. The dissenters are entitled to the same discovery rights as parties in other civil proceedings.

(e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation.

SECTION 33-13-310. Court costs and counsel fees.

(a) The court in an appraisal proceeding commenced under Section 33-13-300 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court. The court shall assess the costs against the corporation, except that the court may assess costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under
     Section 33-13-280.

(b) The court also may assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:

     (1) against the corporation and in favor of any or all dissenters if the court finds the corporation did not comply substantially with the requirements of Sections 33-13-200 through 33-13-280; or

     (2) against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this chapter.

(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited.

(d)  In a proceeding  commenced by  dissenters  to enforce the  liability  under
     Section 33-13-300(a) of a corporation that has failed to commence an appraisal proceeding within the sixty day period, the court shall assess the costs of the proceeding and the fees and expenses of dissenters' counsel against the corporation and in favor of the dissenters.

                                   APPENDIX B

                              FINANCIAL INFORMATION

         The following information is included in this Appendix:

          o our Quarterly Report on Form 10-Q for the quarter ended September 30, 2008 (without exhibits); and

          o the following portions of our Annual Report to Shareholders, which are filed as a part of Exhibit 13 to our Form 10-K for the fiscal year ended December 31, 2007:

               o    Report of Independent Registered Public Accounting Firm

               o    Consolidated Balance Sheets at December 31, 2007 and 2006

               o Consolidated Statements of Income for the years ended December 31, 2007, 2006 and 2005

               o Consolidated Statements of Changes in Shareholders' Equity for the years ended December 31, 2007, 2006 and 2005

               o Consolidated Statements of Cash Flows for the years ended December 31, 2007, 2006 and 2005

               o    Notes to Consolidated Financial Statements

               o Management's Discussion and Analysis of Financial Condition and Results of Operations

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 10-Q

               QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

For Quarterly Period Ended September 30, 2008      Commission File No. 000-29640


                         COMMUNITY FIRST BANCORPORATION
             -------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)


         South Carolina                                  58-2322486
  -------------------------------             ----------------------------------
  (State or other jurisdiction of             (IRS Employer Identification No.)
  incorporation or organization)


                             449 HIGHWAY 123 BYPASS
                          SENECA, SOUTH CAROLINA 29678
--------------------------------------------------------------------------------
               (Address of principal executive offices, zip code)


                                 (864) 886-0206
--------------------------------------------------------------------------------
              (Registrant's telephone number, including area code)

         Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

         Yes [ X ]  No [   ]

         Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act. (Check one):

         Large accelerated filer [ ]     Accelerated filer         [ ]
         Non-accelerated filer   [ ]     Smaller reporting company [X]
         (Do not check if a smaller reporting company)

         Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

         Yes [  ]  No [X]

         Indicate the number of shares outstanding of each of the issuer's classes of common stock, as of the latest practicable date: Common Stock, no par or stated value, 3,394,873 Shares Outstanding on November 1, 2008

                         COMMUNITY FIRST BANCORPORATION

                                    FORM 10-Q

                                      Index

                                                                                                                     Page
PART I -          FINANCIAL INFORMATION

Item 1.           Financial Statements

                  Consolidated Balance Sheets ....................................................................      3
                  Consolidated Statements of Income ..............................................................      4
                  Consolidated Statements of Changes in Shareholders' Equity .....................................      5
                  Consolidated Statements of Cash Flows ..........................................................      6
                  Notes to Unaudited Consolidated Financial Statements ...........................................      7

Item 2.           Management's Discussion and Analysis of Financial Condition and Results of Operations ..........     10
Item 3.           Quantitative and Qualitative Disclosures About Market Risk .....................................     20
Item 4T.          Controls and Procedures ........................................................................     21

PART II -         OTHER INFORMATION

Item 6.           Exhibits .......................................................................................     22

SIGNATURE         ................................................................................................     23

                         PART I - FINANCIAL INFORMATION

Item 1. - Financial Statements

COMMUNITY FIRST BANCORPORATION
Consolidated Balance Sheets

                                                                                                       (Unaudited)
                                                                                                      September 30,     December 31,
                                                                                                          2008              2007
                                                                                                          -----             ----
                                                                                                          (Dollars in thousands)
Assets
     Cash and due from banks ...................................................................        $   8,675         $  10,272
     Interest bearing balances due from banks ..................................................              282               165
     Federal funds sold ........................................................................           20,087            24,236
                                                                                                        ---------         ---------
         Cash and cash equivalents .............................................................           29,044            34,673
     Securities available-for-sale .............................................................          110,524            99,026
     Securities held-to-maturity (fair value $12,382 for 2008 and $5,625 for 2007) .............           12,307             5,663
     Other investments .........................................................................            1,220               840
     Loans .....................................................................................          267,075           244,131
         Allowance for loan losses .............................................................           (3,503)           (2,574)
                                                                                                        ---------         ---------
            Loans - net ........................................................................          263,572           241,557
     Premises and equipment - net ..............................................................            8,691             8,621
     Accrued interest receivable ...............................................................            2,557             2,529
     Bank-owned life insurance .................................................................            8,388             7,108
     Other assets ..............................................................................            2,062             2,131
                                                                                                        ---------         ---------

            Total assets .......................................................................        $ 438,365         $ 402,148
                                                                                                        =========         =========

Liabilities
     Deposits
         Noninterest bearing ...................................................................        $  42,830         $  42,289
         Interest bearing ......................................................................          340,892           313,578
                                                                                                        ---------         ---------
            Total deposits .....................................................................          383,722           355,867
     Short-term borrowings .....................................................................            1,500                 -
     Long-term debt ............................................................................            9,500             4,500
     Accrued interest payable ..................................................................            1,911             3,480
     Other liabilities .........................................................................              942               391
                                                                                                        ---------         ---------
            Total liabilities ..................................................................          397,575           364,238
                                                                                                        ---------         ---------

Shareholders' equity
     Common stock - no par value; 10,000,000 shares authorized; issued and
         outstanding - 3,394,873 for 2008 and 3,324,105 for 2007 ...............................           35,374            35,009
     Additional paid-in capital ................................................................              681               681
     Retained earnings .........................................................................            4,654             2,140
     Accumulated other comprehensive income ....................................................               81                80
                                                                                                        ---------         ---------
            Total shareholders' equity .........................................................           40,790            37,910
                                                                                                        ---------         ---------

            Total liabilities and shareholders' equity .........................................        $ 438,365         $ 402,148
                                                                                                        =========         =========

See accompanying notes to unaudited consolidated financial statements.

COMMUNITY FIRST BANCORPORATION
Consolidated Statements of Income

                                                                                               (Unaudited)
                                                                                        Period Ended September 30,
                                                                                        --------------------------
                                                                             Three Months                         Nine Months
                                                                             ------------                         -----------
                                                                         2008              2007             2008              2007
                                                                         ----              ----             ----              ----
                                                                                   (Dollars in thousands, except per share)

Interest income
     Loans, including fees ...................................         $  4,647          $  4,632         $ 13,902          $ 12,885
     Interest bearing balances due from banks ................               10                 3               17                 4
     Securities
       Taxable ...............................................            1,275               975            3,464             2,907
       Tax-exempt ............................................              209               212              623               616
     Other investments .......................................               14                14               39                43
     Federal funds sold ......................................               81               145              584             1,007
                                                                       --------          --------         --------          --------
         Total interest income ...............................            6,236             5,981           18,629            17,462
                                                                       --------          --------         --------          --------
Interest expense
     Time deposits $100M and over ............................            1,021             1,038            3,231             2,901
     Other deposits ..........................................            1,885             2,283            6,323             6,718
     Short-term borrowings ...................................                8                 -                8                 3
     Long-term debt ..........................................               92                46              179               155
                                                                       --------          --------         --------          --------
         Total interest expense ..............................            3,006             3,367            9,741             9,777
                                                                       --------          --------         --------          --------
Net interest income ..........................................            3,230             2,614            8,888             7,685
Provision for loan losses ....................................              965               150            1,375               270
                                                                       --------          --------         --------          --------
Net interest income after provision ..........................            2,265             2,464            7,513             7,415
                                                                       --------          --------         --------          --------
Other income
     Service charges on deposit accounts .....................              374               394            1,109             1,071
     ATM interchange and other fees ..........................              142               115              412               336
     Net losses on sales of securities
         available-for-sale ..................................               (3)                -               (3)                -
     Credit life insurance commissions .......................                5                 8               12                24
     Increase in value of bank-owned
         life insurance ......................................               94                33              280                33
     Other income ............................................               22                33               58               107
                                                                       --------          --------         --------          --------
         Total other income ..................................              634               583            1,868             1,571
                                                                       --------          --------         --------          --------
Other expenses
     Salaries and employee benefits ..........................            1,073             1,130            3,218             2,844
     Net occupancy expense ...................................              135               116              384               318
     Furniture and equipment expense .........................              110               111              326               321
     Amortization of computer software .......................               85                62              241               179
     ATM interchange and related expenses ....................               96                66              301               215
     Directors' fees .........................................               20                20               81                67
     Other expense ...........................................              419               396            1,279             1,133
                                                                       --------          --------         --------          --------
         Total other expenses ................................            1,938             1,901            5,830             5,077
                                                                       --------          --------         --------          --------
Income before income taxes ...................................              961             1,146            3,551             3,909
Income tax expense ...........................................              252               375            1,037             1,242
                                                                       --------          --------         --------          --------
Net income ...................................................         $    709          $    771         $  2,514          $  2,667
                                                                       ========          ========         ========          ========

Per share*
     Net income ..............................................         $   0.21          $   0.24         $   0.74          $   0.82
     Net income, assuming dilution ...........................             0.20              0.21             0.71              0.77

--------
* Per share information has been retroactively adjusted to reflect a 10% stock dividend effective December 20, 2007.

See accompanying notes to unaudited consolidated financial statements.

COMMUNITY FIRST BANCORPORATION
Consolidated Statements of Changes in Shareholders' Equity

                                                                         (Unaudited)

                                                                   Common Stock                               Accumulated
                                                                   ------------      Additional                  Other
                                                            Number of                  Paid-in    Retained   Comprehensive
                                                              Shares        Amount     Capital    Earnings   Income (Loss)   Total
                                                              ------        ------     -------    --------   -------------   -----
                                                                                     (Dollars in thousands)

Balance, January 1, 2007 .................................   2,958,558   $  30,061   $     593   $   3,285   $    (724)   $  33,215
                                                                                                                          ---------

Comprehensive income:
    Net income ...........................................           -           -           -       2,667           -        2,667
                                                                                                                          ---------
    Unrealized holding gains and losses
      on available-for-sale securities arising
      during the period, net of
      income taxes of $207 ...............................           -           -           -           -         369          369
                                                                                                                          ---------
        Total other comprehensive income .................           -           -           -           -           -          369
                                                                                                                          ---------
          Total comprehensive income .....................           -           -           -           -           -        3,036
                                                                                                                          ---------
Exercise of employee stock options .......................      14,636          83           -           -           -           83
                                                             ---------   ---------   ---------   ---------   ---------    ---------
Balance, September 30, 2007 ..............................   2,973,194   $  30,144   $     593   $   5,952   $    (355)   $  36,334
                                                             =========   =========   =========   =========   =========    =========



Balance, January 1, 2008 .................................   3,324,105   $  35,009   $     681   $   2,140   $      80    $  37,910
                                                                                                                          ---------

Comprehensive income:
    Net income ...........................................           -           -           -       2,514           -        2,514
                                                                                                                          ---------
    Unrealized holding gains and (losses)
      on available-for-sale securities arising
      during the period, net of
      income taxes of $1 .................................           -           -           -           -          (1)          (1)
    Reclassification adjustment for losses (gains)
    realized in income, net of income taxes
      of $1 ..............................................           -           -           -           -           2            2
                                                                                                                          ---------
        Total other comprehensive income (loss) ..........                                                                        1
                                                                                                                          ---------
          Total comprehensive income .....................           -           -           -           -           -        2,515
                                                                                                                          ---------
Exercise of employee stock options .......................      70,768         365           -           -           -          365
                                                             ---------   ---------   ---------   ---------   ---------    ---------
Balance, September 30, 2008 ..............................   3,394,873   $  35,374   $     681   $   4,654   $      81    $  40,790
                                                             =========   =========   =========   =========   =========    =========










See accompanying notes to unaudited consolidated financial statements.

COMMUNITY FIRST BANCORPORATION
Consolidated Statements of Cash Flows

                                                                                                                (Unaudited)
                                                                                                             Nine Months Ended
                                                                                                               September 30,
                                                                                                               -------------
                                                                                                           2008              2007
                                                                                                           -----             ----
                                                                                                            (Dollars in thousands)
Operating activities
     Net income ................................................................................         $  2,514          $  2,667
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ..........................................................            1,375               270
            Depreciation .......................................................................              316               298
            Amortization of net loan (fees) and costs ..........................................             (147)             (174)
            Securities accretion and premium amortization ......................................               45                65
            Net loss on sales of securities available-for-sale .................................                3                 -
            Loss on sale of foreclosed assets ..................................................                6                 -
            Increase in value of bank-owned life insurance .....................................             (280)              (33)
            Increase in interest receivable ....................................................              (28)             (326)
            (Decrease) increase in interest payable ............................................           (1,569)               68
            Decrease (increase) in prepaid expenses and other assets ...........................               29                (3)
            Increase in other accrued expenses .................................................              551               227
                                                                                                         --------          --------
                Net cash provided by operating activities ......................................            2,815             3,059
                                                                                                         --------          --------

Investing activities
     Purchases of available-for-sale securities ................................................          (55,484)          (17,448)
     Purchases of securities held-to-maturity ..................................................           (7,490)                -
     Maturities, calls and paydowns of securities available-for-sale ...........................           34,204            19,655
     Maturities, calls and paydowns of securities held-to-maturity .............................              848               736
     Proceeds of sales of securities available-for-sale ........................................            9,732                 -
     Purchases of other investments ............................................................             (380)                -
     Proceeds from sales of other investments ..................................................                -               140
     Net increase in loans made to customers ...................................................          (23,242)          (33,908)
     Purchases of premises and equipment .......................................................             (386)             (589)
     Proceeds of sale of foreclosed assets .....................................................               34                15
     Proceeds of sale of real estate held for sale .............................................                -                36
     Investment in bank-owned life insurance ...................................................           (1,000)           (7,000)
                                                                                                         --------          --------
                Net cash used by investing activities ..........................................          (43,164)          (38,363)
                                                                                                         --------          --------

Financing activities
     Net decrease in demand deposits, interest
         bearing transaction accounts and savings accounts .....................................           (8,289)           (8,925)
     Net increase in certificates of deposit and other
         time deposits .........................................................................           36,144            38,134
     Net increase (decrease) in short-term borrowings ..........................................            1,500            (4,500)
     Proceeds from issuing long-term debt ......................................................            6,000                 -
     Repayments of long-term debt ..............................................................           (1,000)           (1,000)
     Exercise of employee stock options ........................................................              365                83
                                                                                                         --------          --------
                Net cash provided by financing activities ......................................           34,720            23,792
                                                                                                         --------          --------
Decrease in cash and cash equivalents ..........................................................           (5,629)          (11,512)
Cash and cash equivalents, beginning ...........................................................           34,673            31,145
                                                                                                         --------          --------
Cash and cash equivalents, ending ..............................................................         $ 29,044          $ 19,633
                                                                                                         ========          ========

Supplemental Disclosure of Cash Flow Information Cash paid during the year for:
         Interest ..............................................................................         $ 11,310          $  9,709
         Income taxes ..........................................................................            1,240             1,278
     Noncash investing and financing activities:
         Other comprehensive income ............................................................                1               369

See accompanying notes to unaudited consolidated financial statements.

COMMUNITY FIRST BANCORPORATION

Notes to Unaudited Consolidated Financial Statements

Accounting Policies - A summary of significant accounting policies is included in Community First Bancorporation's (the "Company") Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Securities and Exchange Commission. Certain amounts in the 2007 financial statements have been reclassified to conform to the current presentation. Such reclassifications had no effect on net income or retained earnings for any period.

Management Opinion - In the opinion of management, the accompanying unaudited consolidated financial statements of Community First Bancorporation reflect all adjustments necessary for a fair presentation of the results of the periods presented. Such adjustments were of a normal, recurring nature.

Nonperforming Loans - As of September 30, 2008, there were $4,725,000 in nonaccrual loans.

Earnings Per Share - Basic earnings per common share is computed by dividing net income applicable to common shares by the weighted average number of common shares outstanding. Diluted earnings per share is computed by dividing applicable net income by the weighted average number of common shares outstanding and any dilutive potential common shares and dilutive stock options. It is assumed that all dilutive stock options are exercised at the beginning of each period and that the proceeds are used to purchase shares of the Company's common stock at the average market price during the period. All 2007 per share information has been retroactively adjusted to give effect to a 10% stock dividend effective December 20, 2007. Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                              Unaudited
                                                                                      Period Ended September 30,
                                                                                      --------------------------
                                                                           Three Months                         Nine Months
                                                                           ------------                         -----------
                                                                      2008              2007              2008              2007
                                                                      ----              ----              ----              ----
                                                                           (Dollars in thousands, except per share amounts)

Net income per share, basic
  Numerator - net income ...............................         $      709         $      771         $    2,514         $    2,667
                                                                 ==========         ==========         ==========         ==========
  Denominator
    Weighted average common shares
      issued and outstanding ...........................          3,394,873          3,269,841          3,366,596          3,268,635
                                                                 ==========         ==========         ==========         ==========

    Net income per share, basic ........................         $      .21         $      .24         $      .75         $      .82
                                                                 ==========         ==========         ==========         ==========

Net income per share, assuming dilution
  Numerator - net income ...............................         $      709         $      771         $    2,514         $    2,667
                                                                 ==========         ==========         ==========         ==========
  Denominator
    Weighted average common shares
      issued and outstanding ...........................          3,394,873          3,269,841          3,366,596          3,268,635
    Effect of dilutive stock options ...................            124,047            229,477            160,605            215,034
                                                                 ----------         ----------         ----------         ----------
               Total shares ............................          3,518,920          3,499,318          3,527,201          3,483,669
                                                                 ==========         ==========         ==========         ==========

    Net income per share, assuming dilution ............         $      .20         $      .22         $      .71         $      .77
                                                                 ==========         ==========         ==========         ==========

Fair Value Measurements - The Company implemented Statement of Financial Accounting Standards No. 157, "Fair Value Measurements," ("SFAS No. 157") as required on January 1, 2008. SFAS No. 157 defines fair value as the price that would be received to sell an asset or paid to transfer a liability in an orderly fashion between market participants at the measurement date, and establishes a framework for measuring fair value. It also establishes a three-level hierarchy for fair value measurements based upon the transparency of inputs to the valuation of an asset or liability as of the measurement date, eliminates the consideration of large position discounts for financial instruments quoted in active markets, requires consideration of the Company's creditworthiness when valuing its liabilities, and expands disclosures about instruments measured at fair value. The following is a summary of the measurement attributes applicable to financial assets and liabilities that are measured at fair value on a recurring basis:

                                                                                                      (Unaudited)
                                                                                   Fair Value Measurement at Reporting Date Using
                                                                                   ----------------------------------------------
                                                                              Quoted Prices
                                                                                 in Active           Significant
                                                                                Markets for             Other           Significant
                                                                                 Identical            Observable        Unobservable
                                                                                   Assets               Inputs             Inputs
Description                                  September 30, 2008                  (Level 1)             (Level 2)          (Level 3)
                                             ------------------                  ---------             ---------          ---------
                                                                                                 (Dollars in thousands)

Securities available-for-sale ...................................                $      -             $110,524            $       -


Pricing for the Company's securities available-for-sale is obtained from an independent third-party that uses a process that may incorporate current market prices, benchmark yields, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, other reference data and industry and economic events that a market participant would be expected to use in valuing the securities. Not all of the inputs listed apply to each individual security at each measurement date. The independent third party assigns specific securities into an "asset class" for the purpose of assigning the applicable level of the fair value hierarchy used to value the securities. The techniques used after adoption of SFAS No. 157 are consistent with the methods used previously.

In February 2008, the Financial Accounting Standards Board Staff issued FASB Staff Position No. FAS 157-2 ("FSP 157-2") which delays for one year the effective date of the application of Statement of Financial Accounting Standards No. 157 "Fair Value Measurements" ("SFAS No. 157") to nonfinancial assets and liabilities, except for items that are recognized or disclosed at fair value in the financial statements on a recurring basis (at least annually). In accordance with FSP 157-2, the Company has only partially applied SFAS No. 157. There are currently no major categories of assets or liabilities disclosed at fair value in the financial statements for which the Company has not applied the provisions of SFAS No. 157.

No cumulative effect adjustments were required upon initial application of SFAS No. 157. Available-for-sale securities continue to be measured at fair value with unrealized gains and losses, net of income taxes, recorded in other comprehensive income.

The Security and Exchange Commission's ("SEC") Office of the Chief Accountant and the staff of the Financial Accounting Standards Board ("FASB") issued press release 2008-234 on September 30, 2008 ("Press Release") to provide clarifications on fair value accounting. The Press Release includes guidance on the use of management's internal assumptions and the use of "market" quotes. The Press Release also reiterates the factors included in SEC Staff Accounting Bulletin Topic 5M which should be considered when determining other-than-temporary impairment; i.e., the length of time and extent to which the market value has been less than cost, financial condition and near-term prospects of the issuer, and the intent and ability of the holder to retain its investment for a period of time sufficient to allow for any anticipated recovery in market value.

On October 10, 2008, the FASB issued FASB Staff Position SFAS 157-3 "Determining the Fair Value of a Financial Asset When the Market for That Asset Is Not
Active". This FSP clarifies the application of SFAS No. 157 "Fair Value Measurements" in a market that is not active and provides an example to illustrate key considerations in determining the fair value of a financial instrument when the market for that asset is not active. The FSP is effective upon issuance, including prior periods for which financial statements have not been issued. For the Company, this FSP is effective for the quarter ended September 30, 2008.

The Company considered the guidance in the Press Release and in FSP SFAS 157-3 when conducting its review of other-than-temporary impairment as of September 30, 2008 and determined that it did not result in a change to its impairment estimation techniques.

New Accounting Pronouncements - In February 2008, the FASB issued FASB Staff Position No. 140-3, "Accounting for Transfers of Financial Assets and Repurchase Financing Transactions" ("FSP 140-3"). This FSP provides guidance on accounting for a transfer of a financial asset and the transferor's repurchase financing of the asset. This FSP presumes that an initial transfer of a financial asset and a repurchase financing are considered part of the same arrangement (linked transaction) under SFAS No. 140. However, if certain criteria are met, the initial transfer and repurchase financing are not evaluated as a linked transaction and are evaluated separately under Statement 140. FSP 140-3 will be effective for financial statements issued for fiscal years beginning after November 15, 2008, and interim periods within those fiscal years and earlier application is not permitted. Accordingly, this FSP is effective for the Company on January 1, 2009. The Company is currently evaluating the impact, if any, that the adoption of FSP 140-3 will have on its financial position, results of operations and cash flows.

In May, 2008, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standard ("SFAS") No. 162, "The Hierarchy of Generally Accepted Accounting Principles," ("SFAS No. 162"). SFAS No. 162 identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). SFAS No. 162 is effective November 15, 2008. The FASB has stated that it does not expect SFAS No. 162 will result in a change in current practice. The application of SFAS No. 162 will have no effect on the Company's financial position, results of operations or cash flows.

In June, 2008, the FASB issued FASB Staff Position No. EITF 03-6-1, "Determining Whether Instruments Granted in Share-Based Payment Transactions are Participating Securities," ("FSP EITF 03-6-1"). The Staff Position provides that unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents are participating securities and must be included in the earnings per share computation. FSP EITF 03-6-1 is effective for financial statements issued for fiscal years beginning after December 15, 2008, and interim periods within those years. All prior-period earnings per share data presented must be adjusted retrospectively. Early application is not permitted. The adoption of this Staff Position will have no effect on the Company's financial position, results of operations or cash flows.

FSP SFAS 133-1 and FIN 45-4,  "Disclosures  about Credit Derivatives and Certain
Guarantees: An Amendment of FASB Statement No. 133 and FASB Interpretation No. 45; and Clarification of the Effective Date of FASB Statement No. 161," ("FSP SFAS 133-1 and FIN 45-4") was issued September 2008, effective for reporting periods (annual or interim) ending after November 15, 2008. FSP SFAS 133-1 and FIN 45-4 amends SFAS 133 to require a seller of credit derivatives to disclose the nature of the credit derivative, the maximum potential amount of future payments, fair value of the derivative, and the nature of any recourse provisions. Disclosures must be made for entire hybrid instruments that have embedded credit derivatives.

The staff position also amends FIN 45 to require disclosure of the current status of the payment/performance risk of the credit derivative guarantee. If an entity utilizes internal groupings as a basis for the risk, how the groupings are determined must be disclosed as well as how the risk is managed.

The staff position encourages that the amendments be applied in periods earlier than the effective date to facilitate comparisons at initial adoption. After initial adoption, comparative disclosures are required only for subsequent periods.

FSP SFAS 133-1 and FIN 45-4 clarifies the effective date of SFAS 161 such that required disclosures should be provided for any reporting period (annual or quarterly interim) beginning after November 15, 2008. The adoption of this Staff Position will have no material effect on the Company's financial position, results of operations or cash flows.

Other accounting standards that have been issued or proposed by the FASB or other standards-setting bodies are not expected to have a material impact on the Company's financial position, results of operations or cash flows.


          CAUTIONARY NOTICE WITH RESPECT TO FORWARD-LOOKING STATEMENTS

         This report contains "forward-looking statements" within the meaning of the securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forwarding-looking statements.

         All statements that are not historical facts are statements that could be "forward-looking statements." You can identify these forward-looking statements through the use of words such as "may," "will," "should," "could," "would," "expect," "anticipate," "assume," "indicate," "contemplate," "seek," "plan," "predict," "target," "potential," "believe," "intend," "estimate," "project," "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

         These forward-looking statements are based on current expectations, estimates and projections about the banking industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

          o    future economic and business conditions;
          o lack of sustained growth in the economies of the Company's market areas;
          o    government monetary and fiscal policies;
          o the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;
          o the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;
          o    credit risks;
          o    higher than anticipated levels of defaults on loans;
          o    perceptions by depositors about the safety of their deposits;
          o    capital adequacy;
          o the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;
          o    ability to weather the current economic downturn;
          o    loss of consumer or investor confidence;
          o    availability of liquidity sources;
          o the risks of opening new offices, including, without limitation, the related costs and time of building customer relationships and integrating operations as part of these endeavors and the failure to achieve expected gains, revenue growth and/or expense savings from such endeavors;
          o changes in laws and regulations, including tax, banking and securities laws and regulations;
          o    changes in accounting policies, rules and practices;
          o changes in technology or products may be more difficult or costly, or less effective, than anticipated;
          o the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence; and
          o other factors and information described in this report and in any of the other reports that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

         All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The Company has no obligation, and does not undertake, to update, revise or correct any of the forward-looking statements after the date of this report. The Company has expressed its expectations, beliefs and projections in good faith and believes they have a reasonable basis. However, there is no assurance that these expectations, beliefs or projections will result or be achieved or accomplished.


Item 2. -  Management's  Discussion  and  Analysis of  Financial  Condition  and
           Results of Operations

Changes in Financial Condition

         The Company has been affected by the recent events in the financial and credit markets primarily in the following ways: depositors who previously left funds in excess of federal deposit insurance limits in a single bank have been less prone to do so; and pricing anomalies have arisen in the securities marketplace and, we believe, have provided opportunities for those with sufficient financial mettle to realize outsized returns stemming from the pessimism of others. We experienced both deposit inflows and outflows due to customers seeking to maximize deposit insurance coverage for their accounts. Because there are other larger banks in our market area, we were a net recipient of funds from this source. In early October 2008 the Federal Deposit Insurance Corporation ("FDIC") temporarily increased deposit insurance coverage to $250,000 per account. The temporary increase is currently set to expire on December 31, 2009. The Company expects that its expenses for deposit insurance coverage will increase significantly during the period of higher deposit insurance limits. The unwillingness or inability of others to lend to those we believe to be creditworthy allowed us to increase loans during the 2008 third quarter while adhering to our normal, conservative underwriting standards. We repositioned our portfolio of available-for-sale investment securities to capture higher yields that were available primarily on mortgage-backed securities issued by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation.

Furthermore, we eliminated from our portfolio any adjustable rate mortgage-backed securities. At the end of the third quarter of 2008, the yield of the Company's mortgage-backed securities investments was 4.71%, compared with 4.49% as of June 30, 2008 and 4.07% as of December 31, 2007.

         Nonaccrual and past due loans increased by $2,853,000, or 151.8%, during the third quarter of 2008. Approximately $3,093,000 of the $3,493,000 newly added to the nonaccrual category during the third quarter of 2008 were loans secured by real estate with approximately $1,523,000 representing construction and development loans. Of the total $4,725,000 in nonaccrual loans as of September 30, 2008, approximately $2,083,000 were construction and development loans. Real estate activity in the Company's market area recently has begun to exhibit the weaknesses that have plagued other markets for more than a year. These developments have resulted in the higher amounts of distressed assets reflected above.

         During the first nine months of 2008, loans increased by $22,944,000, or 9.4%, securities available-for-sale increased by $11,498,000, or 11.6% and securities held-to-maturity increased by $6,644,000. Federal funds sold decreased by $4,149,000, or 17.1%. Interest bearing deposits increased by $27,314,000, or 8.7%. Approximately $22,646,000 of that increase was in the form of certificates of deposits of $100,000 or more. Also during the period, short-term borrowings increased by $1,500,000 and long-term debt increased by $5,000,000.

         The Company believes that its liquidity position continues to provide it with sufficient flexibility to fund loan requests or make investments in securities at attractive yields, and to meet normal demands for deposit withdrawals by its customers. Management also believes that the current balance sheet position maintains the Company's exposures to changes in interest rates at acceptable levels.


Results of Operations

Three Months Ended September 30, 2008 and 2007

         The Company recorded consolidated net income of $709,000 or $.21 per share for the third quarter of 2008 compared with net income of $771,000 and earnings per share of $.24 for the third quarter of 2007. Net income per share, assuming dilution was $.20 for the 2008 quarter and $.21 for the 2007 period. Net income per share amounts for 2007 have been retroactively adjusted to reflect a ten percent stock dividend effective December 20, 2007.

         Interest income for the third quarter of 2008 increased by $255,000 over the same period of 2007 due to higher rates earned on taxable investment securities and, to a lesser degree, an increase in the average amount of such instruments held. Interest expenses for the third quarter of 2008 were $361,000 lower than for the same prior year period due to lower rates paid. During the 2008 three month period, depositors were extremely concerned about maximizing the deposit insurance coverage for their funds. As a result, diversification of those funds among federally-insured financial institutions to ensure safety of principal was more important than the interest return that could be realized from investing those funds.

         The Company increased the provision for loan losses to $965,000 for the third quarter of 2008 from $150,000 for the same period of 2007. Factors that management considered when determining the amount to be provided for loan losses included higher volumes of nonaccrual and past due loans, increased charge-offs taken during the quarter, signs of deterioration in the local economy, especially conditions in the local real estate markets, and recent disruption of the flow of and sharply higher prices charged for automotive fuels resulting from the effects of Hurricanes Gustav and Ike on the Gulf Coast refineries that supply fuel to the Company's market area.

                                                                               Summary Income Statement
                                                                                (Dollars in thousands)
For the Three Months Ended September 30,                       2008             2007         Dollar Change     Percentage Change
                                                               ----             ----         -------------     -----------------
Interest income ..........................................    $6,236           $5,981           $  255                4.3%
Interest expense .........................................     3,006            3,367             (361)             -10.7%
                                                              ------           ------           ------
Net interest income ......................................     3,230            2,614              616               23.6%
Provision for loan losses ................................       965              150              815              543.3%
Noninterest income .......................................       634              583               51                8.7%
Noninterest expenses .....................................     1,938            1,901               37                1.9%
Income tax expense .......................................       252              375             (123)             -32.8%
                                                              ------           ------           ------
Net income ...............................................    $  709           $  771           $  (62)             -8.0%
                                                              ======           ======           ======

Nine Months Ended September 30, 2008 and 2007

         The Company recorded consolidated net income of $2,514,000 or $.74 per share for the first nine months of 2008 compared with net income of $2,667,000 and earnings per share of $.82 for the same period of 2007. Net income per share, assuming dilution was $.71 for the 2008 nine months and $.77 for the same period of 2007. Net income per share amounts for 2007 have been retroactively adjusted to reflect a ten percent stock dividend effective December 20, 2007.

         Increases in interest income and net interest income for the 2008 nine month period reflect primarily the effects of growth of earning assets and higher rates earned on taxable securities. Interest expense for the 2008 nine month period is not much changed from the prior year amount as the effects of increased amounts of deposits and borrowed funds were offset by reductions in the rates paid for deposits and borrowings due to the factors stated previously.

         Noninterest income for the 2008 nine month period was $297,000 more than for the same period of 2007 primarily due to the recognition of increases in the value of life insurance assets totaling $280,000.

         Salaries and employee benefits for the 2008 nine month period were $374,000 more than for the same prior year period primarily due to higher amounts of deferred compensation expenses. Increases in other categories of other expenses reflect higher volumes of transactions, increased numbers of accounts, and higher depreciation and other expenses associated with the Company's banking offices.

                                                                            Summary Income Statement
                                                                            ------------------------
                                                                             (Dollars in thousands)
For the Nine Months Ended September 30,                  2008                2007           Dollar Change        Percentage Change
                                                         ----                ----           -------------        -----------------
Interest income ..................................     $18,629             $17,462             $ 1,167                  6.7%
Interest expense .................................       9,741               9,777                 (36)                -0.4%
                                                       -------             -------             -------
Net interest income ..............................       8,888               7,685               1,203                 15.7%
Provision for loan losses ........................       1,375                 270               1,105                409.3%
Noninterest income ...............................       1,868               1,571                 297                 18.9%
Noninterest expenses .............................       5,830               5,077                 753                 14.8%
Income tax expense ...............................       1,037               1,242                (205)               -16.5%
                                                       -------             -------             -------
Net income .......................................     $ 2,514             $ 2,667             $  (153)                -5.7%
                                                       =======             =======             =======

Net Interest Income


         Net interest income, the principal source of the Company's earnings, was higher in both the 2008 three month and nine month periods. During much of the third quarter of 2008, financial and credit markets nationwide have been stressed. The deterioration of real estate markets that began in other areas of the country more than one year ago is now evident within the Company's market.

Primarily because of constrained demand, some developers and builders are finding it difficult or impossible to satisfy their obligations except by surrendering the properties that were pledged to secure their loans either voluntarily or involuntarily through foreclosure. As a consequence, property values have fallen due to conditions such as oversupply of unsold housing units and physical deterioration of those units during prolonged sales periods, or because some homes and, indeed entire development projects, may be only partially completed when the builders and developers are overwhelmed by negative events and simply walk away, leaving completion of the project in the hands of lenders.

         Furthermore, the recent reluctance of large financial institutions to lend either to long-standing customers or even to other financial institutions is beginning to be exhibited at the community bank level. This reluctance stems from the recent failures of several banks and other financial institutions and reflects an aversion to the liquidity risk that a lending institution would encounter if a counterparty, including another financial institution, was unable to repay borrowed funds as agreed.

         As a consequence of these events, the level of uncertainty in any financing transaction increased dramatically during the 2008 third quarter. Attempts by government agencies to intervene initially were largely ineffective to alleviate fears or provide needed liquidity and order to the credit markets. Interest rates in this environment have been, and are expected to continue to be, very volatile. The structure of interest rates will probably continue to be erratic and depart from historic relationships. For the foreseeable future, management believes that short-term market interest rates, especially rates related to most of its funding sources, will fluctuate significantly. However, because depositors are currently more concerned with safety of principal than return on investment, deposit costs are not expected to change significantly in the near future. If the Company obtains additional funding from non-deposit sources, the costs of such borrowing would be expected to be more closely correlated to fluctuations in the broader credit markets.

         In a further effort to encourage inter-bank lending and to reduce the effect that the failure of a financial institution might have on the viability of other financial institutions and other market participants, on October 14, 2008, the FDIC initiated coverage of newly issued senior unsecured debt (including federal funds purchased), subject to certain limits, of FDIC-insured depository institutions, U.S. bank holding companies, including financial holding companies, and certain U.S. savings and loan holding companies and began to provide a temporary and unlimited guarantee of funds in non-interest bearing transaction accounts at FDIC-insured institutions under a newly created Temporary Liquidity Guarantee Program. Coverage under this program was provided without cost for the first thirty days of coverage. Institutions have the option to continue coverage after the initial period and be assessed fees for such coverage by the FDIC, or may opt out of one or both components of the program. The FDIC will maintain on its website a list of eligible institutions that choose to opt out of either component after the initial coverage period ends. Management expects that it will elect to continue coverage under both components of this program.


Three Months Ended September 30, 2008 and 2007

         For the third quarter of 2008, net interest income totaled $3,230,000, an increase of $616,000 over the $2,614,000 for the same period of 2007. The Company's interest rate spread for the third quarter of 2008 was 2.68%, an increase of 53 basis points over the 2.15% interest rate spread for the third quarter of 2007. Net yield on earning assets for the 2008 third quarter was 3.18%, an increase of 27 basis points over the 2007 third quarter net yield of 2.91%. The yield on taxable investment securities for the third quarter of 2008 was 4.98% compared with 4.16% for the same period of 2007. As discussed previously, the Company acted during the third quarter of 2008 to revamp its portfolio of mortgage-backed securities. The average amount of taxable securities in the 2008 period was $8,802,000 more than in the 2007 period. Consequently, income on such securities in the 2008 period was $300,000 more than in the 2007 period. The average amount of the Company's loan category for the third quarter of 2008 was 13.6% more than for the third quarter of 2007, but the interest rates associated with those loans in the 2008 period were 91 basis points lower than in the 2007 period. The Company adjusted for approximately $90,000 of accrued interest on loans included in nonaccrual loans for the first time during the third quarter of 2008. As a result, interest income on loans was only $15,000 higher in the 2008 three month period.

         Rates paid for interest bearing liabilities were significantly reduced from the prior year level. Rates paid for all types of deposits fell dramatically and rates paid for borrowings fell more modestly. Average amounts of time deposits outstanding for the 2008 period increased by $43,575,000, or 20.2%, over the amount for the 2007 period.

                                                                            Average Balances, Yields and Rates
                                                                             Three Months Ended September 30,
                                                                             --------------------------------
                                                                      2008                                         2007
                                                                      ----                                         ----
                                                                    Interest                                     Interest
                                                     Average        Income/        Yields/          Average      Income/    Yields/
                                                     Balances       Expense       Rates (1)         Balances     Expense   Rates (1)
                                                     --------       -------       ---------         --------     -------   ---------
                                                                                   (Dollars in thousands)
Assets
Interest-bearing balances due from banks ..........   $    1,533     $    10       2.60%           $     227     $     3       5.24%
Securities
      Taxable .....................................      101,802       1,275       4.98%              93,000         975       4.16%
      Tax exempt (2) ..............................       20,998         209       3.96%              19,574         212       4.30%
                                                      ----------     -------                       ---------     -------
           Total investment securities ............      122,800       1,484       4.81%             112,574       1,187       4.18%
Other investments .................................        1,216          14       4.58%                 845          14       6.57%
Federal funds sold ................................       15,844          81       2.03%              11,770         145       4.89%
Loans (2) (3) (4) .................................      262,977       4,647       7.03%             231,452       4,632       7.94%
                                                      ----------     -------                       ---------     -------
           Total interest earning assets ..........      404,370       6,236       6.14%             356,868       5,981       6.65%
Cash and due from banks ...........................        8,122                                       8,698
Allowance for loan losses .........................       (2,956)                                     (2,302)
Valuation allowance - Available-for-
      sale securities .............................         (596)                                     (1,602)
Premises and equipment ............................        8,768                                       8,227
Other assets ......................................       12,572                                       6,560
                                                      ----------                                   ---------
           Total assets ...........................   $  430,280                                   $ 376,449
                                                      ==========                                   =========

Liabilities and shareholders' equity
Interest bearing deposits
      Interest bearing transaction accounts .......      $56,370     $   250       1.76%             $57,297     $   457       3.16%
      Savings .....................................       18,700          46       0.98%              19,068          92       1.91%
      Time deposits $100M and over ................      113,755       1,021       3.57%              85,990       1,038       4.79%
      Other time deposits .........................      145,886       1,589       4.33%             130,076       1,734       5.29%
                                                      ----------     -------                       ---------     -------
           Total interest bearing
             deposits .............................      334,711       2,906       3.45%             292,431       3,321       4.51%
Short-term borrowings .............................        1,500           8       2.12%                   -           -       0.00%
Long-term debt ....................................        9,500          92       3.85%               4,500          46       4.06%
                                                      ----------     -------                       ---------     -------
           Total interest bearing
             liabilities ..........................      345,711       3,006       3.46%             296,931       3,367       4.50%
Noninterest bearing demand deposits ...............       41,637                                      41,084
Other liabilities .................................        2,907                                       3,061
Shareholders' equity ..............................       40,025                                      35,373
                                                      ---------                                    ---------
           Total liabilities and shareholders'
             equity ...............................   $  430,280                                   $ 376,449
                                                      ==========                                   =========
Interest rate spread ..............................                                2.68%                                       2.15%
Net interest income and net yield
      on earning assets ...........................                  $ 3,230       3.18%                         $ 2,614       2.91%
Interest free funds supporting earning  assets ....      $58,659                                   $  59,937

-----------------------------------------
(1)  Yields and rates are annualized
(2) Yields on tax exempt instruments have not been adjusted to a tax-equivalent basis.
(3) Nonaccrual loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4)  Includes immaterial amounts of loan fees.

Nine Months Ended September 30, 2007 and 2006

         For the first nine months of 2008, net interest income totaled $8,888,000, an increase of $1,203,000, or 15.7%, over the $7,685,000 amount for the same period of 2007. The Company's interest rate spread for the 2008 nine month period was 2.41%, an increase of 28 basis points over the 2.13% spread for the 2007 period. The yield on interest earning assets decreased to 6.17% for the 2008 period, compared with 6.54% for the 2007 period, due to lower rates earned on loans and federal funds sold. A significant portion of the Company's loans are variable rate instruments that are repriced in response to changes in the "prime rate." Actions taken by the Federal Reserve in the third quarter of 2008 generally were intended to reduce market rates of interest. Those efforts were only partially successful due to the increased influence on interest rates of other uncertainties that were evident.

         Rates paid for interest bearing liabilities during the 2008 nine month period were 65 basis points lower than for the 2007 period. Rates paid for time deposits $100,000 and over were 73 basis points lower during the 2008 period than in the 2007 period and rates paid for other time deposits decreased by 33 basis points compared with the same 2007 period. The average amounts of time deposits outstanding during the 2008 period were $46,525,000, or 22.6%, more than in the 2007 period. Rates paid for interest bearing transaction accounts for the 2008 nine month period were 126 basis points less than for the same period of 2007 and the average amount of such accounts in the 2008 period was only $729,000, or 1.3%, more than for the 2007 period.

         The Company continues to pursue a strategy to increase its market share in its local market areas in Anderson and Oconee Counties of South Carolina. Oconee County is served from four offices, which are located in Seneca, Walhalla and Westminster. The Anderson County market is served from three offices in Anderson and Williamston, including an office on Highway 81 in Anderson County opened early in the fourth quarter of 2007.

                                                                                 Average Balances, Yields and Rates
                                                                                  Nine Months Ended September 30,
                                                                                  -------------------------------
                                                                           2008                                   2007
                                                                           ----                                   ----
                                                                         Interest                               Interest
                                                           Average       Income/    Yields/       Average       Income/     Yields/
                                                          Balances       Expense   Rates (1)      Balances      Expense    Rates (1)
                                                          --------       -------   ---------      --------      -------    ---------
                                                                                    (Dollars in thousands)
Assets
Interest-bearing balances due from banks ...........    $    1,251      $    17      1.82%        $     141      $     4       3.79%
Securities
      Taxable ......................................        95,782        3,464      4.83%           91,100        2,907       4.27%
      Tax exempt (2) ...............................        20,683          623      4.02%           19,588          616       4.20%
                                                        ----------      -------                   ---------      -------
           Total investment securities .............       116,465        4,087      4.69%          110,688        3,523       4.26%
Other investments ..................................           997           39      5.23%              904           43       6.36%
Federal funds sold .................................        28,624          584      2.73%           25,733        1,007       5.23%
Loans (2) (3) (4) ..................................       255,866       13,902      7.26%          219,261       12,885       7.86%
                                                        ----------      -------                   ---------      -------
           Total interest earning assets ...........       403,203       18,629      6.17%          356,727       17,462       6.54%
Cash and due from banks ............................         7,916                                    8,256
Allowance for loan losses ..........................        (2,725)                                  (2,253)
Valuation allowance - Available-for-
      sale securities ..............................           347                                   (1,282)
Premises and equipment .............................         8,812                                    8,048
Other assets .......................................        12,355                                    4,673
                                                        ----------                                ---------
           Total assets ............................    $  429,908                                $ 374,169
                                                        ==========                                =========

Liabilities and shareholders' equity
Interest bearing deposits
      Interest bearing transaction accounts ........       $58,022      $   843      1.94%          $57,293      $ 1,373       3.20%
      Savings ......................................        28,523          323      1.51%           28,282          616       2.91%
      Time deposits $100M and over .................       108,347        3,231      3.98%           82,312        2,901       4.71%
      Other time deposits ..........................       143,881        5,157      4.79%          123,391        4,729       5.12%
                                                        ----------      -------                   ---------      -------
           Total interest bearing
             deposits ..............................       338,773        9,554      3.77%          291,278        9,619       4.42%
Short-term borrowings ..............................           504            8      2.12%               17            3      23.59%
Long-term debt .....................................         6,321          179      3.78%            5,119          155       4.05%
                                                        ----------      -------                   ---------      -------
           Total interest bearing
             liabilities ...........................       345,598        9,741      3.76%          296,414        9,777       4.41%
Noninterest bearing demand deposits ................        40,910                                   40,028
Other liabilities ..................................         3,787                                    3,139
Shareholders' equity ...............................        39,613                                   34,588
                                                        ----------                                ---------
           Total liabilities and shareholders'
             equity ................................    $  429,908                                $ 374,169
                                                        ==========                                =========
Interest rate spread ...............................                                 2.41%                                     2.13%
Net interest income and net yield
      on earning assets ............................                    $ 8,888      2.94%                       $ 7,685       2.88%
Interest free funds supporting earning assets ......       $57,605                                $  60,313

-----------------------------------------
(1)  Yields and rates are annualized
(2) Yields on tax exempt instruments have not been adjusted to a tax-equivalent basis.
(3) Nonaccrual loans are included in the average loan balances and income on such loans is recognized on a cash basis.
(4)  Includes immaterial amounts of loan fees.

Provision and Allowance for Loan Losses

         The provision for loan losses was $965,000 for the third quarter of 2008 compared with $150,000 for the third quarter of 2007. For the first nine months of 2008, the provision for loan losses was $1,375,000, compared with $270,000 for the first nine months of 2007. At September 30, 2008, the allowance for loan losses was 1.31% of loans, compared with 1.05% at December 31, 2007. The increase in the provision and allowance was made as a result of significant increases in the amounts of nonaccrual and potential problem loans, increased net charge-offs, higher volumes of loans and heightened concerns about the ability of customers to perform in accordance with the terms of their loans due to weaknesses in the broader economic situation.

         For the first nine months of 2008, net charge-offs totaled $446,000, compared with $141,000 in net charge offs during the same period of 2007. As of September 30, 2008, nonaccrual loans totaled $4,725,000. As of September 30, 2007, there were $481,000 in nonaccrual loans and no loans 90 days or more past due and still accruing interest. The activity in the allowance for loan losses is summarized in the table below:

                                                                             Nine Months                               Nine Months
                                                                                Ended            Year Ended               Ended
                                                                             September 30,        December 31,         September 30,
                                                                                2008                 2007                  2007
                                                                                ----                 ----                  ----
                                                                                            (Dollars in thousands)
Allowance at beginning of period .................................           $   2,574             $   2,242             $   2,242
Provision for loan losses ........................................               1,375                   594                   270
Net charge-offs ..................................................                (446)                 (262)                 (141)
                                                                             ---------             ---------             ---------
Allowance at end of period .......................................           $   3,503             $   2,574             $   2,371
                                                                             =========             =========             =========
Allowance as a percentage of loans outstanding
   at period end .................................................                1.31%                 1.05%                 1.00%
Loans at end of period ...........................................           $ 267,075             $ 244,131             $ 236,907
                                                                             =========             =========             =========

Non-Performing and Potential Problem Loans

                                                          90 Days or
                                                         More Past Due  Total Non-        Percentage                     Percentage
                                         Nonaccrual        and Still    performing         of Total      Potential         of Total
                                            Loans          Accruing        Loans             Loans      Problem Loans        Loans
                                            -----          --------        -----             -----      -------------        -----
                                                                           (Dollars in thousands)
January 1, 2007 ...................        $    50         $     -        $    50             0.02%      $ 3,176             1.56%
Net change ........................            143               -            143                           (151)
                                           -------         -------        -------                        -------
March 31, 2007 ....................            193               -            193             0.09%        3,025             1.43%
Net change ........................            219               -            219                             97
                                           -------         -------        -------                        -------
June 30, 2007 .....................            412               -            412             0.18%        3,122             1.38%
Net change ........................             14               -             14                            106
                                           -------         -------        -------                        -------
September 30, 2007 ................            426               -            426             0.18%        3,228             1.36%
Net change ........................            199               -            199                           (140)
                                           -------         -------        -------                        -------
December 31, 2007 .................            625               -            625             0.26%        3,088             1.26%
Net change ........................           (181)              -           (181)                           962
                                           -------         -------        -------                        -------
March 31, 2008 ....................            444               -            444             0.18%        4,050             1.61%
Net change ........................          1,436               -          1,436                          1,338
                                           -------         -------        -------                        -------
June 30, 2008 .....................          1,880               -          1,880             0.73%        5,388             2.10%
Net change ........................          2,845               -          2,853                          1,194
                                           -------         -------        -------                        -------
September 30, 2008 ................        $ 4,725         $     -        $ 4,733             1.77%      $ 6,582             2.46%
                                           =======         =======        =======                        =======

         Potential problem loans include loans, other than non-performing loans, that management has identified as having possible credit problems sufficient to cast doubt upon the abilities of the borrowers to comply with the current repayment terms. Such loans are assigned to one of several risk-rating grades depending on factors such as past due status, collateral values, and other factors affecting the customers' ability to repay. As of September 30, 2008, approximately 75% of the Company's potential problem loans were included in the Company's least severe risk-rating grade. Approximately 90% of potential problem loans were secured by real estate. Management expects that further deterioration of economic conditions within the Company's market areas is likely in the short-term, especially with respect to real estate related activities and real property values. Consequently, it is expected that increased provisions for loan losses will be needed in the future.

Noninterest Income

         Noninterest income totaled $634,000 for the third quarter of 2008, compared with $583,000 for the 2007 quarter. Service charges on deposit accounts in the 2008 quarter were $374,000 representing a decrease of $20,000 from the prior year period. Increases in the value of bank-owned life insurance during the third quarter of 2008 totaled $94,000 compared with $33,000 during the same period of 2007. Sales of securities in the 2008 third quarter were undertaken to take advantage of attractive yields for fixed rate mortgage backed securities and to eliminate adjustable rate mortgage backed securities from the Company's portfolio. Those sales resulted in net losses of $3,000. There were no sales of securities in the 2007 period.

         For the nine months ended September 30, 2008, noninterest income totaled $1,868,000, compared with $1,571,000 for the same period of 2007.
Service charges on deposit accounts in the 2008 period were $1,109,000 representing an increase of $38,000 from the prior year period's $1,071,000. During the 2008 and 2007 nine month periods, increases in the value of life insurance assets totaling $280,000 and $33,000 were recognized, respectively.

Noninterest Expenses

         Noninterest expenses totaled $1,938,000 for the third quarter of 2008 compared with $1,901,000 for the same period of 2007, representing an increase of $37,000 or 1.9%. Salaries and employee benefits decreased by $57,000, or 5.0%, to 1,073,000 due to lower rates paid for employee life and disability insurance coverage.

         Occupancy and furniture and equipment expenses for the third quarter of 2008 increased by $18,000 compared with 2007 primarily due to higher depreciation and operating costs of the Company's offices. Higher expenses were incurred in 2008 for stationery, postage, supplies and promotional expenses resulting from the opening of the new corporate offices and additional banking offices and increased numbers of deposit accounts. The cost of deposit insurance was $58,000 for the third quarter of 2008, compared with $10,000 for the third quarter of 2007. Further increases in these expenses are expected to occur due to costs expected to be incurred to continue coverage of certain debt and non-interest bearing transaction accounts under the Temporary Liquidity Guarantee Program.

         For the nine months ended September 30, 2008, salaries and employee benefits increased by $374,000, or 13.2%, over the amount for 2007. The increase in salaries and benefits for 2008 is attributable to an increase in the number of employees for the new Seneca and Anderson offices, and normal salary increases. Net occupancy and furniture and equipment expenses increased by an aggregate of $101,000, or 15.8%, due to expansion of the Company's network of banking offices and higher costs of utilities, maintenance, and other recurring expenses.

Liquidity

         Liquidity is the ability to meet current and future obligations through the liquidation or maturity of existing assets or the acquisition of additional liabilities. The Company manages both assets and liabilities to achieve appropriate levels of liquidity. Cash and short-term investments are the Company's primary sources of asset liquidity. These funds provide a cushion against short-term fluctuations in cash flow from both deposits and loans. Securities available-for-sale are the Company's principal source of secondary asset liquidity. However, the availability of this source is influenced by market conditions. Individual and commercial deposits are the Company's primary source of funds for credit activities. The Company has approximately $20,000,000 of credit availability under its FHLB lines of credit and additional amounts are available under federal funds purchased facilities. Provided the Company continues to participate in the Temporary Liquidity Guarantee Program, any newly issued senior unsecured debt issued before July 1, 2009 would be fully guaranteed by the FDIC until its maturity not later than June 30, 2012.
Management believes that continuing to participate in that program would significantly increase the Company's ability to secure financing as needed up to the limits imposed by the program.

         As of September 30, 2008, the ratio of loans to total deposits was 69.6%, compared with 68.6% as of December 31, 2007. Deposits as of September 30, 2008 were $383,722,000, an increase of $27,855,000 or 7.8% over the amount as of December 31, 2007. Management believes that the Company's liquidity sources are adequate to meet its operating needs.

Capital Resources

         The Company's capital base increased by $2,880,000 since December 31, 2007 as the result of net income of $2,514,000 for the first nine months of 2008, $365,000 from the exercise of employee stock options, plus a $1,000 change in unrealized gains and losses on available-for-sale securities, net of deferred income tax effects.

         The Company and its banking subsidiary (the "Bank") are subject to regulatory risk-based capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 (FDICIA), federal bank regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated.

         The September 30, 2008 risk based capital ratios for the Company and the Bank are presented in the following table, compared with the "well capitalized" and minimum ratios under the regulatory definitions and guidelines:

                                                             Total
                                               Tier 1       Capital     Leverage
                                               ------       -------     --------
Community First Bancorporation                  13.8%        15.0%        9.5%
Community First Bank                            13.1%        14.3%        9.0%
Minimum "well-capitalized" requirement           6.0%        10.0%        6.0%
Minimum requirement                              4.0%         8.0%        5.0%

Off-Balance-Sheet Arrangements

         In the normal course of business, the Bank is party to financial instruments with off-balance-sheet risk including commitments to extend credit and standby letters of credit. Such instruments have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual notional amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.

         Following  are  the   off-balance-sheet   financial  instruments  whose
contract amounts represent credit risk:

                                            September 30, 2008
                                          (Dollars in thousands)
Loan commitments .....................                $ 43,081
Standby letters of credit ............                     889


         Loan commitments involve agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and some involve payment of a fee. Many of the commitments are expected to expire without being fully drawn; therefore, the total amount of loan commitments does not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include commercial and residential real properties, accounts receivable, inventory and equipment.

         Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is the same as that involved in making loan commitments to customers. Many letters of credit will expire without being drawn upon and do not necessarily represent future cash requirements. The Bank receives fees for loan commitments and standby letters of credit. The amount of such fees was not material for either the nine months or three months ended September 30, 2008.

         As described under "Liquidity," management believes that its various sources of liquidity provide the resources necessary for the Bank to fund the loan commitments and to perform under standby letters of credit, if the need arises. Neither the Company nor the Bank are involved in other off-balance sheet contractual relationships or transactions that could result in liquidity needs or other commitments or significantly impact earnings.

Item 3.  - Quantitative and Qualitative Disclosures About Market Risk

         The Company's exposure to market risk is primarily related to the risk of loss from adverse changes in market prices and rates. This risk arises principally from interest rate risk inherent in the Company's lending, deposit gathering and borrowing activities. Management actively monitors and manages its interest rate risk exposure. Although the Company manages other risks, such as credit quality and liquidity risk in the normal course of business, management considers interest rate risk to be its most significant market risk and this risk could potentially have the largest material effect on the Company's financial condition and results of operations. Other types of market risk, such as commodity price risk and foreign currency exchange risk, do not arise in the normal course of the Company's community banking operations.

         The Company uses a simulation model to assist in achieving consistent growth in net interest income while managing interest rate risk. As of September 30 2008, the model indicates that net interest income would increase $103,000 and net income would increase $64,000 in the next twelve months if interest rates rose by 100 basis points. Conversely, net interest income would decrease $52,000 and net income would decrease $32,000 in the next twelve months if interest rates declined by 100 basis points. In the current interest rate environment, it appears unlikely that there will be any large changes in interest rates in the immediate future. The prospective effects of hypothetical interest rate changes are based on a number of assumptions, including the relative levels of market interest rates and prepayment assumptions affecting loans, and should not be relied on as indicative of actual future results. The prospective effects also do not contemplate potential actions that the Company, its customers and the issuers of its investment securities could undertake in response to changes in interest rates.

         As of September 30, 2008, there was no significant change from the interest rate sensitivity analysis for the various changes in interest rates calculated as of December 31, 2007. The foregoing disclosures related to the Company's market risk should be read in conjunction with Management's Discussion and Analysis of Financial Condition and Results of Operations included in the 2007 Annual Report on Form 10-K filed with the Securities and Exchange Commission.


Item 4T. - Controls and Procedures

Based on the evaluation required by 17 C.F.R. Section 240.13a-15(b) or 240.15d-15(b) of the issuer's disclosure controls and procedures (as defined in 17 C.F.R. Sections 240.13a-15(e) and 240.15d-15(e)), the issuer's chief executive officer and chief financial officer concluded such controls and procedures, as of the end of the period covered by this report, were effective.

There has been no change in the Company's internal control over financial reporting during the most recent fiscal quarter that has materially affected, or is reasonably likely to materially affect, the Company's internal control over financial reporting.


                           PART II - OTHER INFORMATION

Item 1A.  Risk Factors

The following are additional risk factors for the Company, to be read in conjunction with Item 1A, "Risk Factors - Risks Related to Our Industry" in the Company's Form 10-K for the year ended December 31, 2007.

1. There can be no assurance that recent government actions will help stabilize the U.S. financial system.

In response to the financial crises affecting the banking system and financial markets and going concern threats to investment banks and other financial institutions, various branches and agencies of the U.S. government have put in place laws, regulations and programs to address capital and liquidity issues in the banking system. There can be no assurance, however, as to the actual impact that such laws, regulations and programs will have on the financial markets, including the extreme levels of volatility, liquidity and confidence issues and limited credit availability currently being experienced. The failure of such laws, regulations and programs to help stabilize the financial markets and a continuation or worsening of current financial market conditions could materially and adversely affect our business, financial condition, results of operations, access to credit or the trading price of our common stock.

2.   Current levels of market volatility are unprecedented.

Although many markets have been experiencing volatility and disruption for months, in the past few weeks, the volatility and disruption of financial and credit markets has reached unprecedented levels for recent times. In some cases, the markets have produced downward pressure on stock prices and credit availability for certain issuers without regard to those issuers' underlying financial strength. If current levels of market disruption and volatility continue or worsen, there can be no assurance that we will not experience an adverse effect, which may be material, on our ability to access capital and on our business, financial condition and results of operations.

3.   The soundness of other financial institutions could adversely affect us.

Financial services institutions are interrelated as a result of trading, clearing, counterparty, or other relationships. We have exposure to many different industries and counterparties, and we routinely execute transactions with counterparties in the financial services industry, including brokers, dealers, commercial banks, investment banks, and government sponsored enterprises. Many of these transactions expose us to credit risk in the event of default of our counterparty. In addition, our credit risk may be exacerbated when the collateral held by us cannot be realized or is liquidated at prices not sufficient to recover the full amount of the loan or other obligation due us. There is no assurance that any such losses would not materially and adversely affect our results of operations or earnings.

4. Current market developments may adversely affect our industry, business and results of operations.

Dramatic declines in the housing market during the prior year, with falling home prices and increasing foreclosures and unemployment, have resulted in significant write-downs of asset values by financial institutions, including government-sponsored entities and major commercial and investment banks. These write-downs, initially of mortgage-backed securities but spreading to credit default swaps and other derivative securities have caused many financial institutions to seek additional capital, to merge with larger and stronger institutions and, in some cases, to fail. Reflecting concern about the stability of the financial markets generally and the strength of counterparties, many lenders and institutional investors have reduced, and in some cases, ceased to provide funding to borrowers, including other financial institutions. The resulting lack of available credit, lack of confidence in the financial sector, increased volatility in the financial markets and reduced business activity could materially and adversely, directly or indirectly, affect our business, financial condition and results of operations.


Item 6. - Exhibits

Exhibits
                  31. Rule 13a-14(a)/15d-14(a) Certifications

                  32.  Certifications  Pursuant  to 18  U.S.C. Section 1350

SIGNATURE

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                  COMMUNITY FIRST BANCORPORATION

November 14, 2008                  /s/ Frederick D. Shepherd, Jr.
-----------------                 ----------------------------------------------
     Date                          Frederick D. Shepherd, Jr., Chief Executive
                                   Officer and Chief Financial Officer

  FINANCIAL INFORMATION FROM THE FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2008

            Report of Independent Registered Public Accounting Firm




The Shareholders and Board of Directors
    of Community First Bancorporation

         We have audited the accompanying consolidated balance sheets of Community First Bancorporation and subsidiary as of December 31, 2007 and 2006, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the three years in the period ended December 31, 2007. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

         We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Community First Bancorporation and subsidiary as of December 31, 2007 and 2006, and the consolidated results of their operations and their consolidated cash flows for each of the three years in the period ended December 31, 2007, in conformity with U. S. generally accepted accounting principles.


s/J. W. Hunt and Company, LLP
------------------------------------
J. W. Hunt and Company, LLP
Columbia, South Carolina
March 28, 2008

Consolidated Balance Sheets
Community First Bancorporation and Subsidiary

                                                                                                            December 31,
                                                                                                            ------------
                                                                                                      2007                  2006
                                                                                                      ----                  ----
Assets
      Cash and due from banks (Note B) ...................................................       $  10,272,260        $   6,951,934
      Interest bearing deposits due from banks ...........................................             164,781               66,941
      Federal funds sold .................................................................          24,236,000           24,126,000
                                                                                                 -------------        -------------
           Cash and cash equivalents .....................................................          34,673,041           31,144,875
      Securities available-for-sale (Note C) .............................................          99,026,049          102,487,395
      Securities held-to-maturity (fair value of $5,625,083 for 2007 and
           $6,529,691 for 2006) (Note C) .................................................           5,663,113            6,595,026
      Federal Home Loan Bank stock, at cost ..............................................             839,900              980,200
      Loans (Note D) .....................................................................         244,131,013          202,965,700
           Allowance for loan losses .....................................................          (2,573,758)          (2,241,947)
                                                                                                 -------------        -------------
                Loans - net ..............................................................         241,557,255          200,723,753
      Premises and equipment - net (Note E) ..............................................           8,621,525            7,937,482
      Accrued interest receivable ........................................................           2,529,155            2,181,572
      Bank-owned life insurance ..........................................................           7,107,784                    -
      Other assets .......................................................................           2,130,413            1,859,069
                                                                                                 -------------        -------------

                Total assets .............................................................       $ 402,148,235        $ 353,909,372
                                                                                                 =============        =============

Liabilities
      Deposits (Note F)
           Noninterest bearing ...........................................................       $  42,288,971        $  40,576,371
           Interest bearing ..............................................................         313,577,582          267,380,938
                                                                                                 -------------        -------------
                Total deposits ...........................................................         355,866,553          307,957,309
      Accrued interest payable ...........................................................           3,479,569            2,702,946
      Short-term borrowings (Note G) .....................................................                   -            4,500,000
      Long-term debt (Note H) ............................................................           4,500,000            5,500,000
      Other liabilities ..................................................................             391,125               34,087
                                                                                                 -------------        -------------
                Total liabilities ........................................................         364,237,247          320,694,342
                                                                                                 -------------        -------------

      Commitments and contingent liabilities (Note M)

Shareholders' equity (Note I)
      Common stock - no par  value; 10,000,000 shares authorized; issued and outstanding - 3,324,105 for 2007 and
           2,958,558 for 2006 ............................................................          35,008,926           30,061,392
      Additional paid-in capital .........................................................             681,498              593,100
      Retained earnings ..................................................................           2,140,465            3,284,692
      Accumulated other comprehensive income (loss) ......................................              80,099             (724,154)
                                                                                                 -------------        -------------
                Total shareholders' equity ...............................................          37,910,988           33,215,030
                                                                                                 -------------        -------------

                Total liabilities and shareholders' equity ...............................       $ 402,148,235        $ 353,909,372
                                                                                                 =============        =============

See accompanying notes to consolidated financial statements.

Consolidated Statements of Income
Community First Bancorporation and Subsidiary

                                                                                           Years Ended December 31,
                                                                                           ------------------------
                                                                                  2007                2006                   2005
                                                                                  ----                ----                   ----
Interest income
     Loans, including fees .......................................           $17,600,104           $13,864,479           $11,497,766
     Securities
        Taxable ..................................................             3,890,240             3,868,407             3,564,081
        Tax-exempt ...............................................               816,428               635,967               149,880
     Federal funds sold ..........................................             1,208,738             1,174,768               667,735
     Other .......................................................                55,829                52,121                38,714
     Interest bearing deposits due from banks ....................                 6,277                 4,393                 5,003
                                                                             -----------           -----------           -----------
        Total interest income ....................................            23,577,616            19,600,135            15,923,179
                                                                             -----------           -----------           -----------

Interest expense
     Time deposits $100,000 and over .............................             4,054,315             2,952,983             2,117,851
     Other deposits ..............................................             8,972,052             7,193,745             4,202,097
     Short-term borrowings .......................................                     -                 1,789                17,971
     Long-term debt ..............................................               203,871               236,864               282,893
                                                                             -----------           -----------           -----------
        Total interest expense ...................................            13,230,238            10,385,381             6,620,812
                                                                             -----------           -----------           -----------

Net interest income ..............................................            10,347,378             9,214,754             9,302,367
Provision for loan losses (Note D) ...............................               594,000                65,000               250,000
                                                                             -----------           -----------           -----------
Net interest income after provision ..............................             9,753,378             9,149,754             9,052,367
                                                                             -----------           -----------           -----------

Other income
     Service charges on deposit accounts .........................             1,473,469             1,515,390             1,580,043
     Credit life insurance commissions ...........................                28,587                48,303                32,422
     Mortgage brokerage income ...................................                33,203                68,194               109,890
     Other income ................................................               671,140               521,855               416,244
                                                                             -----------           -----------           -----------
        Total other income .......................................             2,206,399             2,153,742             2,138,599
                                                                             -----------           -----------           -----------

Other expenses (Notes J and L)
     Salaries and employee benefits ..............................             4,120,766             3,647,451             2,902,693
     Net occupancy expense .......................................               432,852               346,610               267,760
     Furniture and equipment expense .............................               441,010               431,078               344,687
     Other expense ...............................................             2,136,968             2,326,626             1,905,008
                                                                             -----------           -----------           -----------
        Total other expenses .....................................             7,131,596             6,751,765             5,420,148
                                                                             -----------           -----------           -----------

Income before income taxes .......................................             4,828,181             4,551,731             5,770,818
Income tax expense (Note K) ......................................             1,497,469             1,533,762             2,040,892
                                                                             -----------           -----------           -----------
Net income .......................................................           $ 3,330,712           $ 3,017,969           $ 3,729,926
                                                                             ===========           ===========           ===========

Per share (Note I)
     Net income, basic ...........................................           $      1.02           $      0.93           $      1.16
     Net income, assuming dilution ...............................                  0.96                  0.87                  1.10

See accompanying notes to consolidated financial statements.

Consolidated Statements of Changes in Shareholders' Equity
Community First Bancorporation and Subsidiary


                                                      Common Stock                                       Accumulated
                                                      ------------         Additional                      Other
                                                Number of                    Paid-in       Retained     Comprehensive
                                                 Shares         Amount      Capital        Earnings     Income (Loss)       Total
                                                 ------         ------      -------        --------     -------------       -----
Balance, January 1, 2005 ..................    2,648,230   $ 24,216,002    $       -   $  2,220,083    $   (499,640)   $ 25,936,445

Comprehensive income:
    Net income ............................            -              -            -      3,729,926               -       3,729,926
                                                                                                                       ------------
    Unrealized net holding losses
      on available-for-sale securities
      arising during the period, net of
      income tax effects of $502,764 ......            -              -            -              -        (897,693)       (897,693)
                                                                                                                       ------------
        Total other comprehensive
         income (loss) ....................            -              -            -              -               -        (897,693)
                                                                                                                       ------------
           Total comprehensive income .....            -              -            -              -               -       2,832,233
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares .....................      132,136      2,647,600            -     (2,653,949)              -          (6,349)
Exercise of employee stock options ........       18,043         92,059            -              -               -          92,059
                                               ---------   ------------    ---------   ------------    ------------    ------------
Balance, December 31, 2005 ................    2,798,409     26,955,661            -      3,296,060      (1,397,333)     28,854,388

Comprehensive income:
    Net income ............................            -              -            -      3,017,969               -       3,017,969
                                                                                                                       ------------
    Unrealized net holding gains on
      available-for-sale securities arising
      during the period, net of income tax
      effects of $377,023 .................            -              -            -              -         673,179         673,179
                                                                                                                       ------------
        Total other comprehensive
          income (loss)....................            -              -            -              -               -         673,179
                                                                                                                       ------------
           Total comprehensive income .....            -              -            -              -               -       3,691,148
                                                                                                                       ------------
Issuance of 5% stock dividend,
    including cash payment for
    fractional shares .....................      140,570      3,022,534            -     (3,029,337)              -          (6,803)
Share-based compensation, net
 of tax benefits ..........................            -              -      593,100              -               -         593,100
Exercise of employee stock options ........       19,579         83,197            -              -               -          83,197
                                               ---------   ------------    ---------   ------------    ------------    ------------
Balance, December 31, 2006 ................    2,958,558     30,061,392      593,100      3,284,692        (724,154)     33,215,030

Comprehensive income:
    Net income ............................            -              -            -      3,330,712               -       3,330,712
                                                                                                                       ------------
    Unrealized net holding gains
       on available-for-sale securities
       arising during the period, net of
       income tax effects of $450,431 .....            -              -            -              -         804,253         804,253
                                                                                                                       ------------
        Total other comprehensive
          income (loss) ...................            -              -            -              -               -         804,253
                                                                                                                       ------------
           Total comprehensive income .....            -              -            -              -               -       4,134,965
                                                                                                                       ------------
Income tax benefits from exercises of
    non-qualified stock options in
    excess of amount previously provided ..            -              -       88,398              -               -          88,398
Declaration of 10% stock dividend
    distributed on January 15, 2008 and
    cash payment for fractional shares ....      295,470      4,469,444            -     (4,474,939)              -          (5,495)
Exercise of employee stock options ........       70,077        478,090            -              -               -         478,090
                                               ---------   ------------    ---------   ------------    ------------    ------------
Balance, December 31, 2007 ................    3,324,105   $ 35,008,926    $ 681,498   $  2,140,465    $     80,099    $ 37,910,988
                                               =========   ============    =========   ============    ============    ============

See accompanying notes to consolidated financial statements.

Consolidated Statements of Cash Flows
Community First Bancorporation and Subsidiary

                                                                                                   Years Ended December 31,
                                                                                                   ------------------------
                                                                                           2007              2006            2005
                                                                                           ----              ----             ----
Operating activities
     Net income ....................................................................   $  3,330,712    $  3,017,969    $  3,729,926
     Adjustments to reconcile net income to net
         cash provided by operating activities
            Provision for loan losses ..............................................        594,000          65,000         250,000
            Writedowns of foreclosed assets ........................................              -               -          25,000
            Depreciation ...........................................................        399,456         373,883         298,889
            Deferred income taxes ..................................................       (266,418)       (131,488)        (43,114)
            Amortization of net loan fees and costs ................................       (225,117)       (224,944)        (96,374)
            Securities accretion and premium amortization ..........................         53,843         152,566         275,137
            Accretion of cash surrender value of life insurance ....................       (107,784)              -               -
            Loss on sale or other disposition of fixed assets ......................              -               -           5,000
            (Gain) loss on sale of foreclosed assets ...............................           (354)        (30,621)          9,191
            Increase in interest receivable ........................................       (347,583)       (552,818)       (297,296)
            Increase in interest payable ...........................................        776,623         885,813         595,015
            (Increase) decrease in prepaid expenses ................................       (506,041)       (179,823)        148,738
            Increase (decrease) in other accrued expenses ..........................        357,038         (13,753)          6,991
            Share-based compensation expense .......................................              -         593,100               -
                                                                                       ------------    ------------    ------------
                Net cash provided by operating activities ..........................      4,058,375       3,954,884       4,907,103
                                                                                       ------------    ------------    ------------

Investing activities
     Purchases of available-for-sale securities ....................................    (25,224,140)    (25,209,833)    (58,600,965)
     Maturities, calls and paydowns of available-for-sale securities ...............     29,879,688      25,682,329      46,930,477
     Maturities, calls and paydowns of held-to-maturity securities .................        938,552       1,163,035       1,626,880
     Purchases of other investments ................................................              -         (31,800)       (162,300)
     Proceeds of redemptions of other investments ..................................        140,300               -         225,000
     Net increase in loans made to customers .......................................    (41,202,385)    (33,566,455)    (11,670,099)
     Purchases of premises and equipment ...........................................     (1,083,499)     (1,506,718)     (2,695,756)
     Proceeds from sale of foreclosed assets .......................................         14,589         167,942          57,768
     Proceeds from sale of real estate held for sale ...............................         36,449               -               -
     Purchases of bank-owned life insurance ........................................     (7,000,000)              -               -
                                                                                       ------------    ------------    ------------
                Net cash used by investing activities ..............................    (43,500,446)    (33,301,500)    (24,288,995)
                                                                                       ------------    ------------    ------------

Financing activities
     Net (decrease) increase in demand deposits, interest
         bearing transaction accounts and savings accounts .........................     (4,715,971)     25,163,011      (1,966,994)
     Net increase in certificates of deposit and other
         time deposits .............................................................     52,625,215       2,801,699      13,811,368
     Net (decrease) increase in short-term borrowings ..............................     (4,500,000)      1,000,000       1,000,000
     Repayment of long-term debt ...................................................     (1,000,000)     (1,000,000)     (1,000,000)
     Payment of cash in lieu of fractional shares
         for stock dividend ........................................................         (5,495)         (6,803)         (6,349)
     Exercise of employee stock options ............................................        478,090          83,197          92,059
     Excess tax benefits of exercises of stock options .............................         88,398               -               -
                                                                                       ------------    ------------    ------------
                Net cash provided by financing activities ..........................     42,970,237      28,041,104      11,930,084
                                                                                       ------------    ------------    ------------
Increase (decrease) in cash and cash equivalents ...................................      3,528,166      (1,305,512)     (7,451,808)
Cash and cash equivalents, beginning ...............................................     31,144,875      32,450,387      39,902,195
                                                                                       ------------    ------------    ------------
Cash and cash equivalents, ending ..................................................   $ 34,673,041    $ 31,144,875    $ 32,450,387
                                                                                       ============    ============    ============

Supplemental  Disclosure  of Cash Flow  Information

     Cash paid during the period for:
         Interest (net of amount capitalized) ......................................   $ 12,453,615    $  9,499,568    $  6,025,797
         Income taxes ..............................................................      1,700,000       1,851,154       1,980,856
     Noncash investing and financing activities:
         Transfer of loans to foreclosed assets ....................................              -          54,235               -
         Transfers from retained earnings to common stock
            in connection with stock dividends .....................................      4,469,444       3,022,534       2,647,600
         Other comprehensive income (loss) .........................................        804,253         673,179        (897,693)

See accompanying notes to consolidated financial statements.

Notes to Consolidated Financial Statements
Community First Bancorporation and Subsidiary

NOTE A - ORGANIZATION AND SIGNIFICANT ACCOUNTING POLICIES

Organization - Community First Bancorporation (the "Company"), a bank holding company, and its wholly-owned subsidiary, Community First Bank, are engaged in providing domestic commercial banking services from their offices in Walhalla, Seneca, Anderson, Williamston and Westminster, South Carolina. The Company is a South Carolina corporation and its banking subsidiary is a state chartered commercial bank with its deposits insured by the Federal Deposit Insurance Corporation (the "FDIC"). Therefore, the Company and its bank subsidiary operate under the supervision, rules and regulations of the Federal Reserve Board, FDIC and South Carolina State Board of Financial Institutions. The holding company was incorporated on May 23, 1997 and Community First Bank was organized on December 1, 1988, and received its charter and commenced operations on March 12, 1990.

Community First Bank is a community-oriented institution offering a full range of traditional banking services, with the exception of trust services. Substantially all of its loans are made to individuals and businesses within its markets in Oconee and Anderson counties of South Carolina. Also, substantially all of its deposits are acquired within its local market areas and no brokered deposits are accepted.

Principles of Consolidation and Basis of Presentation - The consolidated financial statements include the accounts of the parent company and its banking subsidiary after elimination of all significant intercompany balances and transactions. The accounting and reporting policies of the Company and its subsidiary are in conformity with generally accepted accounting principles and general practices within the banking industry. In certain instances, amounts reported in prior years' consolidated financial statements have been reclassified to conform with the current presentation. Such reclassifications had no effect on previously reported shareholders' equity or net income.

Accounting Estimates - In preparing financial statements in conformity with generally accepted accounting principles, management is required to make estimates and assumptions that affect the reported amounts of revenues and expenses during the reporting period. Actual results could differ significantly from those estimates. Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for loan losses. In connection with the determination of the allowance for loan losses, management has identified specific loans as well as adopting a policy of providing amounts for loan valuation purposes which are not identified with any specific loan but are derived from actual loss experience ratios, loan types, loan volume, economic conditions and industry standards. Management believes that the allowance for loan losses is adequate. While management uses available information to recognize losses on loans, future additions to the allowance may be necessary based on changes in economic conditions. In addition, regulatory agencies, as an integral part of their examination process, periodically review the banking subsidiary's allowance for loan losses. Such agencies may require additions to the allowance based on their judgments about information available to them at the time of their examination.

Concentrations of Credit Risk - Most of the Company's, and its banking subsidiary's, activities are with customers located within the local market areas of Oconee and Anderson Counties of South Carolina. Note C discloses the types of securities invested in, and Note D discusses the types of lending engaged in. The ability of borrowers to comply with the terms of their loan contracts is largely dependent upon local real estate and general economic conditions in the Company's market areas. The Company and its subsidiary do not have any significant concentrations to any single industry or customer. The Company does not engage in originating, holding, guaranteeing, servicing or investing in loans where the terms of the loan product give rise to a concentration of credit risk as that term is used in Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Values of Financial Instruments."

Securities - Equity securities that have readily determinable fair values and all debt securities are classified generally at the time of purchase into one of three categories: held-to-maturity, trading or available-for-sale. Debt securities which the Company has the positive intent and ability to hold to ultimate maturity are classified as held-to-maturity and accounted for at amortized cost. Debt and equity securities that are bought and held primarily for sale in the near term are classified as trading and are accounted for on an estimated fair value basis, with unrealized gains and losses included in other income. However, the Company has never held any securities for trading purposes. Securities not classified as either held-to-maturity or trading are classified as available-for-sale and are accounted for at estimated fair value. Unrealized holding gains and losses on available-for-sale securities are excluded from net income and recorded as other comprehensive income, net of applicable income tax effects. Dividend and interest income, including amortization of any premium or accretion of discount arising at acquisition, are included in earnings for all three categories of securities. Realized gains and losses on all categories of securities are included in other operating income, based on the amortized cost of the specific security on a trade date basis.

Federal Home Loan Bank Stock - Federal Home Loan Bank stock is a restricted security and is carried at cost. Management periodically evaluates this stock for impairment, with any appropriate downward valuation adjustments being made when necessary.

Loans and Interest Income - Loans are carried at principal amounts outstanding, increased or reduced by deferred net loan costs or fees. Interest income on loans is recognized using the interest method based upon the principal amounts outstanding. Loan origination and commitment fees and certain direct loan origination costs (principally salaries and employee benefits) are deferred and amortized as an adjustment of the related loan's yield. Generally, these amounts are amortized over the contractual life of the related loans or commitments.

A loan is considered to be impaired when, in management's judgment based on current information and events, it is probable that the obligation's principal or interest will not be collectible in accordance with the terms of the original loan agreement. Impaired loans include non-accrual loans and loans past due according to their contractual terms 90 days or more with respect to interest or principal payments. Impaired loans, when not material, are carried in the balance sheet at a value not to exceed their observable market price or the fair value of the collateral if the repayment of the loan is expected to be provided solely by the underlying collateral. The carrying value of any material impaired loan is measured based on the present value of expected future cash flows discounted at the loan's effective interest rate, which is the contractual interest rate adjusted for any deferred loan fees or costs, premium or discount existing at the inception or acquisition of the loan. Generally, the accrual of interest is discontinued on impaired loans and any previously accrued interest on such loans is reversed against current income. Any subsequent interest income is recognized on a cash basis when received unless collectibility of a significant amount of principal is in serious doubt. In such cases, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed.

Allowance for Loan Losses - An allowance for loan losses is maintained at a level deemed appropriate by management to provide adequately for known and inherent losses in the loan portfolio. When management determines that a loan will not perform substantially as agreed, a review of the loan is initiated to ascertain whether it is more likely than not that a loss has occurred. If it is determined that a loss is probable, the estimated amount of the loss is charged off and deducted from the allowance. The provision for loan losses and recoveries on loans previously charged off are added to the allowance. Determining the amount and adequacy of the allowance for loan losses involves estimating probable losses incurred in the loan portfolio based on factors discussed below and their potential effects based on judgments applied to currently known facts and circumstances. Changes in the estimated allowance for loan losses necessitated as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which the change occurs.

The allowance for loan losses is composed of specific, general and unallocated amounts. Specific amounts are determined when necessary on individual loans based on management's evaluation of the Company's credit loss exposure considering the current payment status, underlying collateral and other known information about the particular borrower's circumstances. Typically, these loans are considered impaired or have been assigned internal risk grades of management attention, special mention, substandard or doubtful. General amounts are provided for all other loans, excluding those for which specific amounts were determined, by applying estimated loss percentages to the portfolio categorized using risk grades. These percentages are based on management's current evaluation with consideration given to historical loss experience. The unallocated portion of the allowance consists of an amount deemed appropriate to provide for the elements of imprecision and estimation risk inherent in the specific and general amounts and is determined based on management's evaluation of various conditions that are not directly measured by the other components of the allowance. This evaluation includes general national and local economic and business conditions affecting key lending market areas, credit quality trends, collateral values, loan volumes, portfolio seasoning, and any identified credit concentrations. The findings of internal credit reviews and results from external audits and regulatory examinations are also considered.

The Company utilizes its risk grading system for all loans held in the portfolio. This system involves the Company's lending officers' assigning a risk grade, on a loan-by-loan basis, considering information about the borrower's capacity to repay, collateral, payment history, and other known factors. Risk grades assigned are updated monthly for any known changes in circumstances affecting the borrower or the loan. The risk grading system is monitored on a continuing basis by management and the Company's external credit reviewer who is independent of the lending function.

Premises and Equipment - Premises and equipment are stated at cost, less accumulated depreciation. The provision for depreciation is computed using the straight-line method. Rates of depreciation are generally based on the following estimated useful lives: buildings - 40 years; land improvements - 15 years; furniture and equipment - 5 to 25 years. The cost of assets sold or otherwise disposed of, and the related allowance for depreciation is eliminated from the accounts and the resulting gains or losses are reflected in the consolidated income statement. Maintenance and repairs are charged to current expense as incurred and the costs of major renewals and improvements are capitalized.

Foreclosed Assets - Assets (primarily real estate and vehicles) acquired through, or in lieu of, foreclosure are held for sale and are initially recorded at fair value, less estimated costs to sell, at the date of foreclosure, establishing a new cost basis. Loan losses arising from the acquisition of such property as of that date are charged against the allowance for loan losses. Subsequent to foreclosure, valuations are periodically performed by management and the assets are carried at the lower of the new cost basis or fair value, less estimated costs to sell. Revenues and expenses from operations and changes in any subsequent valuation allowance are included in net foreclosed assets costs and expenses. The carrying value of foreclosed assets included in the balance sheets was $40,000 and $54,235 as of December 31, 2007 and 2006, respectively.

Bank-owned Life Insurance - The Company accounts for bank-owned life insurance in accordance with Emerging Issues Task Force Issue No. 06-4, "Accounting for
Deferred Compensation and Postretirement Benefit Aspects of Endorsement Split-Dollar Life Insurance Arrangements" which concludes that an employer should not offset the liability to provide postretirement benefits with the cash surrender value of an endorsement split-dollar life insurance arrangement held to fund the benefit.

Transfers of Financial Assets - Transfers of financial assets are accounted for as sales, when control over the assets has been surrendered. Control over transferred assets is deemed to be surrendered when (1) the assets have been isolated from the Company, (2) the transferee obtains the right (free of conditions that constrain it from taking advantage of that right) to pledge or exchange the transferred assets, and (3) the Company does not maintain effective control over the transferred assets through an agreement to repurchase them before their maturity.

Advertising - The Company expenses advertising and promotion costs as they are incurred.

Retirement Plan - The Company has a salary reduction profit sharing plan pursuant to Section 401(k) of the Internal Revenue Code as more fully described in Note L. The Company does not sponsor any other postretirement or postemployment benefits, except with respect to the Chief Executive Officer. In 2007, the Company's Board of Directors approved supplemental benefits for the Chief Executive Officer as more fully described in Note L.

Deferred Income Taxes - The Company uses an asset and liability approach for financial accounting and reporting of deferred income taxes. Deferred tax assets and liabilities are determined based on the difference between the financial statement and income tax bases of assets and liabilities as measured by the currently enacted tax rates which are assumed will be in effect when these differences reverse. If it is more likely than not that some portion or all of a deferred tax asset will not be realized, a valuation allowance is recognized. Deferred income tax expense or credit is the result of changes in deferred tax assets and liabilities.

Stock-Based Compensation - As of December 31, 2007, the Company has two stock-based employee compensation plans, which are described more fully in Note
I. Effective January 1, 2006, the Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004) ("SFAS 123(R)") "Share-Based Payment." Prior to adoption of SFAS 123(R), the Company accounted for those plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. Accordingly, prior to adoption of SFAS 123(R), no stock-based employee compensation cost was reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant.

The following table illustrates the effect on net income and net income per share if the Company had applied the fair value recognition provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation," to stock-based employee compensation awarded in 2005. Per share amounts have been adjusted to reflect the effects of a 10% stock dividend effective as of December 20, 2007 and a 5% stock dividend effective as of December 18, 2006.

                                                                   Year Ended
                                                               December 31, 2005
                                                               -----------------

Net income, as reported ...................................       $   3,729,926
Deduct:  Total stock-based employee
      compensation expense determined under
      fair value based method for all awards,
      net of any related tax effects ......................            (237,807)
                                                                  -------------
Pro forma net income ......................................       $   3,492,119
                                                                  =============

Net income per share, basic
      As reported .........................................       $        1.16
      Pro forma ...........................................                1.09
Net income per share, assuming dilution
      As reported .........................................       $        1.10
      Pro forma ...........................................                1.03

The fair values of options granted during 2006 and 2005 were $9.90, and $8.06 per share, respectively. No options were granted in 2007. For 2006 and 2005, the fair value was estimated as of the grant date using the Black-Scholes options pricing model and the following assumptions: dividend yield of 0%, expected life of 10 years, risk free interest rates of 5.08% and 4.38% and stock price volatility of 25.35% and 25.71%, respectively. Because of the limited time during which the Company's stock has traded in a public market, the Company estimated stock price volatility based primarily on the historic volatility of another bank holding company domiciled in South Carolina that was founded at about the same time as the Company. Management believes that the other bank holding company is sufficiently similar to the Company in its operating history to make it a suitable reference for estimating the volatility of the Company's stock price.

Earnings Per Share - Basic net income per share is calculated by dividing net income by the weighted average number of shares of the Company's common stock outstanding during the period. Net income per share, assuming dilution, is calculated by dividing net income by the total of the weighted average number of shares outstanding during the period and the weighted average number of any dilutive potential common shares and stock options that would have been outstanding if the dilutive potential shares and stock options had been issued. In computing the number of dilutive potential common shares, it is assumed that all dilutive stock options are exercised at the beginning of each year and that the proceeds are used to purchase shares of the Company's common stock at the average market price during the year. See Note I.

Comprehensive Income - Comprehensive income consists of net income or loss for the current period and other comprehensive income, defined as income, expenses, gains and losses that bypass the consolidated statement of income and are reported directly in a separate component of shareholders' equity. The Company classifies and reports items of other comprehensive income according to their nature, reports total comprehensive income or loss in the consolidated statement of changes in shareholders' equity and displays the accumulated balance of other comprehensive income or loss separately in the shareholders' equity section of the consolidated balance sheet. See Note I.

Consolidated Statement of Cash Flows - The consolidated statement of cash flows reports net cash provided or used by operating, investing and financing activities and the net effect of those flows on cash and cash equivalents. Cash equivalents include amounts due from banks, federal funds sold and securities purchased under agreements to resell.

NOTE B - CASH AND DUE FROM BANKS

Banks are generally required by regulation to maintain an average cash reserve balance based on a percentage of deposits. The average amounts of the cash reserve balances at December 31, 2007 and 2006 were approximately $1,847,000 and $2,403,000, respectively.

NOTE C - SECURITIES

The aggregate amortized cost and estimated fair values of securities, as well as gross unrealized gains and losses of securities were as follows:

                                                                          December 31,
                                                                          ------------
                                                   2007                                                2006
                                                   ----                                                ----
                                             Gross       Gross                                 Gross         Gross
                                           Unrealized  Unrealized  Estimated                 Unrealized    Unrealized    Estimated
                             Amortized      Holding     Holding      Fair      Amortized       Holding       Holding         Fair
                                Cost         Gains       Losses      Value        Cost          Gains         Losses        Value
                                ----         -----       ------      -----        ----          -----         ------        -----
Available-for-sale
Government sponsored
  enterprises (GSEs) .....   $ 56,098,415  $ 511,039  $  64,423  $ 56,545,031  $ 56,616,368   $ 125,758   $   537,843   $ 56,204,283
Mortgage-backed securities
  issued by GSEs .........     22,471,385     48,925    327,297    22,193,013    28,135,834       3,299       795,252     27,343,881
State, county and
  municipal ..............     20,331,290     92,261    135,546    20,288,005    18,864,918     122,074        47,761     18,939,231
                             ------------  ---------  ---------  ------------  ------------   ---------   -----------   ------------
               Total .....   $ 98,901,090  $ 652,225  $ 527,266  $ 99,026,049  $103,617,120   $ 251,131   $ 1,380,856   $102,487,395
                             ============  =========  =========  ============  ============   =========   ===========   ============
Held-to-maturity
Government sponsored
  enterprises ............   $          -  $       -  $       -  $          -  $          -   $       -   $         -   $          -
Mortgage-backed securities
  issued by GSEs .........      5,663,113        967     38,997     5,625,083     6,595,026           -        65,335      6,529,691
State, county and
  municipal ..............              -          -          -             -             -           -             -              -
                             ------------  ---------  ---------  ------------  ------------   ---------   -----------   ------------
               Total .....   $  5,663,113  $     967  $  38,997  $  5,625,083  $  6,595,026   $       -   $    65,335   $  6,529,691
                             ============  =========  =========  ============  ============   =========   ===========   ============

The amortized cost and estimated fair value of securities by contractual maturity are shown below:

                                                                                     December 31, 2007
                                                                                     -----------------
                                                                   Available-for-sale                 Held-to-maturity
                                                                   ------------------                 ----------------
                                                              Amortized           Estimated           Amortized          Estimated
                                                                 Cost             Fair Value             Cost            Fair Value
                                                                 ----             ----------             ----            ----------
Due within one year ................................         $14,137,093         $14,096,156         $         -         $         -
Due after one through five years ...................          18,619,977          18,822,524                   -                   -
Due after five through ten years ...................          23,146,709          23,392,611                   -                   -
Due after ten years ................................          20,525,926          20,521,745                   -                   -
                                                             -----------         -----------         -----------         -----------
                                                              76,429,705          76,833,036                   -                   -
Mortgage-backed securities
  issued by government-
  sponsored enterprises ............................          22,471,385          22,193,013           5,663,113           5,625,083
                                                             -----------         -----------         -----------         -----------
     Total .........................................         $98,901,090         $99,026,049         $ 5,663,113         $ 5,625,083
                                                             ===========         ===========         ===========         ===========

The estimated fair values and gross unrealized losses of all of the Company's investment securities whose estimated fair values were less than amortized cost as of December 31, 2007 and 2006 which had not been determined to be other-than-temporarily impaired, are presented below. The securities have been aggregated by investment category and the length of time that individual securities have been in a continuous unrealized loss position.

                                                                                December 31, 2007
                                                                                -----------------
                                                            Continuously in Unrealized Loss Position for a Period of
                                                            --------------------------------------------------------
                                                   Less than 12 Months           12 Months or more                  Total
                                                   -------------------           -----------------                  -----
Available-for-sale                             Estimated      Unrealized      Estimated      Unrealized     Estimated     Unrealized
                                              Fair Value         Loss        Fair Value         Loss        Fair Value       Loss
                                              ----------         ----        ----------         ----        ----------       ----
Government-sponsored
  enterprises (GSEs) .....................    $ 3,993,971    $     4,322    $16,072,715    $    60,101    $20,066,686    $    64,423
Mortgage-backed securities
  issued by GSEs .........................        293,088          1,269     18,403,894        326,028     18,696,982        327,297
State, county and
  municipal securities ...................      7,681,060         78,781      3,201,751         56,765     10,882,811        135,546
                                              -----------    -----------    -----------    -----------    -----------    -----------
                        Total ............    $11,968,119    $    84,372    $37,678,360    $   442,894    $49,646,479    $   527,266
                                              ===========    ===========    ===========    ===========    ===========    ===========
Held-to-maturity
  Government-sponsored enterprises .......    $         -    $         -    $ 4,719,740    $    38,997    $ 4,719,740    $    38,997
                                              -----------    -----------    -----------    -----------    -----------    -----------
                        Total ............    $         -    $         -    $ 4,719,740    $    38,997    $ 4,719,740    $    38,997
                                              ===========    ===========    ===========    ===========    ===========    ===========

                                                                                December 31, 2006
                                                                                -----------------
                                                            Continuously in Unrealized Loss Position for a Period of
                                                            --------------------------------------------------------
                                                   Less than 12 Months           12 Months or more                  Total
                                                   -------------------           -----------------                  -----
Available-for-sale                             Estimated      Unrealized      Estimated      Unrealized     Estimated     Unrealized
                                              Fair Value         Loss        Fair Value         Loss        Fair Value       Loss
                                              ----------         ----        ----------         ----        ----------       ----
Government-sponsored
  enterprises ............................    $ 7,977,500    $    18,329    $34,233,795    $   519,514    $42,211,295    $   537,843
Mortgage-backed securities
  issued by GSEs .........................        617,351         20,299     26,253,632        774,953     26,870,983        795,252
State, county and
  municipal securities ...................      4,783,660         30,100      2,422,828         17,661      7,206,488         47,761
                                              -----------    -----------    -----------    -----------    -----------    -----------
                        Total ............    $13,378,511    $    68,728    $62,910,255    $ 1,312,128    $76,288,766    $ 1,380,856
                                              ===========    ===========    ===========    ===========    ===========    ===========
Held-to-maturity
  Government-sponsored enterprises .......    $ 2,463,645    $    19,498    $ 4,066,046    $    45,837    $ 6,529,691    $    65,335
                                              -----------    -----------    -----------    -----------    -----------    -----------
                                              $ 2,463,645    $    19,498    $ 4,066,046    $    45,837    $ 6,529,691    $    65,335
                                              ===========    ===========    ===========    ===========    ===========    ===========

At December 31, 2007, 29 securities had been continuously in an unrealized loss position for less than 12 months and 72 securities had been continuously in an unrealized loss position for 12 months or more. The Company does not consider these investments to be other-than-temporarily impaired because the unrealized losses resulted primarily from higher interest rates and the securities consist primarily of issuances of government-sponsored enterprises such as the Federal Home Loan Banks, Federal National Mortgage Association and Federal Home Loan Mortgage Corporation. The contractual terms of securities issued by government-sponsored enterprises do not permit the issuer to settle the securities at a price less than the face amount of the securities. The principal and interest payments of mortgage-backed securities issued by government-sponsored enterprises are guaranteed by that enterprise and it is expected that those securities would not be settled at a price less than the face amount of the securities. Although the Company classifies a majority of its investment securities as available-for-sale, management has not determined that any specific securities will be disposed of prior to maturity and believes that the Company has both the ability and the intent to hold those investments until a recovery of fair value, including until maturity. Also, there have been no significant adverse changes in the credit ratings of any of the security issuers that would indicate that the Company will be unable to collect all principal and interest amounts according to contractual terms. Substantially all of the issuers of state, county and municipal securities held were rated at least "investment grade" as of December 31, 2007 and 2006.

The Company's subsidiary bank is a member of the Federal Home Loan Bank of Atlanta ("FHLB") and, accordingly, is required to own restricted stock in that institution in amounts that may vary from time to time. Because of the restrictions imposed, the stock may not be sold to other parties, but is redeemable by the FHLB at the same price as that at which it was acquired by the Company's subsidiary. The Company evaluates this security for impairment based on the probability of ultimate recoverability of the par value of the investment. No impairment has been recognized based on this evaluation.

The Company did not sell any available-for-sale securities during 2007, 2006 or 2005. There were no transfers of available-for-sale securities to other categories in 2007, 2006 or 2005.

At December 31, 2007 and 2006, securities with a carrying value of $63,853,671 and $72,203,027, respectively, were pledged as collateral to secure public deposits.


NOTE D - LOANS

Loans consisted of the following:


                                                          December 31,
                                                          ------------
                                                     2007              2006
                                                     ----              ----
Commercial, financial and industrial ........   $  23,865,216     $  24,268,227
Real estate- construction ...................       2,201,343         1,982,035
Real estate - mortgage ......................     185,198,250       147,944,221
Consumer installment ........................      32,866,204        28,771,217
                                                -------------     -------------
      Total .................................     244,131,013       202,965,700
Allowance for loan losses ...................      (2,573,758)       (2,241,947)
                                                -------------     -------------
      Loans - net ...........................   $ 241,557,255     $ 200,723,753
                                                =============     =============
--------------------------
Net deferred loan fees of $382,235 and $308,944 were allocated to the various loan categories as of December 31, 2007 and 2006, respectively.

Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans or loans which are 90 days or more delinquent as to principal or interest payments. Following is a summary of activity regarding the Company's impaired loans:

                                                                                                                  December 31,
                                                                                                                  ------------
                                                                                                            2007               2006
                                                                                                            ----               ----
Investment in impaired loans
     Nonaccrual ..................................................................................         $625,017         $ 50,384
     Accruing 90 days and over past due ..........................................................                -                -
                                                                                                           --------         --------
         Total ...................................................................................         $625,017         $ 50,384
                                                                                                           ========         ========

Average total investment in impaired loans during the year .......................................         $413,500         $399,000
Amount of impaired loans for which an allowance for loan losses is established ...................          625,017           50,384
Allowance for loan losses on impaired loans at year end ..........................................          145,038           19,976

The amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms and the amounts of interest income actually accrued and collected were immaterial to the consolidated financial statements for 2007, 2006 and 2005. The average total investment in impaired loans during 2005 was $1,052,000. There were no irrevocable commitments to lend additional funds to debtors owing amounts on impaired loans at December 31, 2007.

As of December 31, 2007 and 2006, there were no significant concentrations of credit risk in any single borrower or groups of borrowers. The Company's loan portfolio consists primarily of extensions of credit to businesses and individuals in its Oconee and Anderson County, South Carolina market areas. The economy of these areas is diversified and does not depend on any one industry or group of related industries. Management has established loan policies and practices that include set limitations on loan-to-collateral value for different types of collateral, requirements for appraisals, obtaining and maintaining current credit and financial information on borrowers, and credit approvals.

Transactions in the allowance for loan losses are summarized below:


                                               Years Ended December 31,
                                               ------------------------
                                         2007           2006             2005
                                         ----           ----             ----

Balance at January 1 ..............   $ 2,241,947    $ 2,266,086    $ 2,239,873
Provision charged to expense ......       594,000         65,000        250,000
Recoveries ........................        30,098         44,981         79,374
Charge-offs .......................      (292,287)      (134,120)      (303,161)
                                      -----------    -----------    -----------
Balance at December 31 ............   $ 2,573,758    $ 2,241,947    $ 2,266,086
                                      ===========    ===========    ===========

Certain officers and directors of the Company and its subsidiary, their immediate families and business interests were loan customers of, and had other transactions with, the banking subsidiary in the normal course of business. Related party loans are made on substantially the same terms, including interest rates and collateral, and do not involve more than normal risk of collectibility. The aggregate dollar amount of these loans was $5,356,855 and $6,238,430 at December 31, 2007 and 2006, respectively. During 2007, $691,347 of new loans were made and repayments totaled $1,572,922.

NOTE E - PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                            December 31,
                                                            ------------
                                                       2007              2006
                                                       ----              ----

Land .......................................       $ 2,916,997       $ 2,916,997
Buildings and land improvements ............         5,400,702         4,569,189
Furniture and equipment ....................         3,279,919         3,027,933
                                                   -----------       -----------
     Total .................................        11,597,618        10,514,119
Accumulated depreciation ...................         2,976,093         2,576,637
                                                   -----------       -----------
     Premises and equipment - net ..........       $ 8,621,525       $ 7,937,482
                                                   ===========       ===========

Depreciation expense for the years ended December 31, 2007, 2006 and 2005 was $399,456, $373,883, and $298,889, respectively. During 2006, the Company capitalized interest of $18,218 to construction in progress.

NOTE F - DEPOSITS

A summary of deposits follows:

                                                             December 31,
                                                             ------------
                                                       2007             2006
                                                       ----             ----
Noninterest bearing demand ...................     $ 42,288,971     $ 40,576,371
Interest bearing transaction accounts ........       55,389,292       52,619,354
Savings ......................................       21,457,667       30,656,176
Time deposits $100,000 and over ..............       96,547,178       68,276,913
Other time deposits ..........................      140,183,445      115,828,495
                                                   ------------     ------------
     Total deposits ..........................     $355,866,553     $307,957,309
                                                   ============     ============

As of December 31, 2007 and 2006, local governmental deposits comprised approximately 12% and 13% of total deposits, respectively. As of December 31, 2007 and 2006, $153,964 and $141,405, respectively, of overdrawn demand deposit balances have been reclassified as loans. As of December 31, 2007 and 2006, deposits of directors, officers and their related business interests totaled approximately $7,817,000 and $12,039,000, respectively.

At December 31, 2007, the scheduled maturities of time deposits are as follows:

                       Year                               Amount
                       ----                               ------

                       2008                           $ 223,939,600
                       2009                              12,130,147
                       2010                                 225,690
                       2011                                 317,871
                       2012                                 117,315
                 Thereafter                                       -

NOTE G - SHORT-TERM BORROWINGS

Short-term borrowings consisted of:

                                                            December 31,
                                                            ------------
                                                       2007              2006
                                                       ----              ----

Federal funds purchased ....................           $  -           $4,500,000
                                                       ====           ==========

As of December 31, 2006, federal funds were purchased from a correspondent bank at a rate of 5.63% and were repayable on January 3, 2007.

As of December 31, 2007, the banking subsidiary had unused short-term credit accommodations available from unrelated banks which allow the banking subsidiary to purchase up to $10,900,000 of federal funds. The accommodations limit the Bank's ability to obtain funds to, in one case, seven consecutive days, or, in the other case, fourteen days in any calendar month. The counterparties may, in their sole discretion, allow the banking subsidiary to borrow for time periods longer than indicated above, but higher rates would be charged for such borrowings, if any are allowed.

NOTE H - LONG-TERM DEBT

Long-term debt consisted of:

                                                             December 31,
                                                             ------------
                                                        2007             2006
                                                        ----             ----


Fixed rate notes due to FHLB due in
   annual installments of $1,000,000
   beginning in 2007 .........................       $1,000,000       $2,000,000
Variable rate note due to FHLB
   due June 18, 2014 .........................        3,500,000        3,500,000
                                                     ----------       ----------
                                                     $4,500,000       $5,500,000
                                                     ==========       ==========

Long-term debt represents amounts borrowed from the FHLB under the FHLB's Fixed Rate Advance Credit and Convertible Advance programs. Borrowings obtained under the Fixed Rate Credit program were $1,000,000 at a rate of 4.40%, maturing on June 18, 2008. The remaining $3,500,000 is an FHLB Convertible Advance bearing interest initially at 3.92% and maturing June 18, 2014. The interest rate on this Convertible Advance has remained at its initial value subject to the FHLB's option to convert the advance to a variable rate instrument on any quarterly interest payment date on or after June 18, 2005 if the 3-month LIBOR rate is 7.00% or greater. In the event of such conversion, this advance would thereafter be subject to a variable interest rate until maturity. As of December 31, 2007, the 3-month LIBOR rate was 4.70%. Each of the Fixed Rate and Convertible Advances may be prepaid on any quarterly interest payment date at the Company's option. With limited exceptions, any such prepayments would be subject to a prepayment penalty.

The contractual maturities of long-term debt are as follows:

                                                  December 31, 2007
                                                  -----------------
                                      Fixed Rate     Variable Rate        Total
                                      ----------     -------------        -----

Due in 2008 ....................      $1,000,000      $        -      $1,000,000
Due in 2014 ....................               -       3,500,000       3,500,000
                                      ----------      ----------      ----------
     Total long-term debt ......      $1,000,000      $3,500,000      $4,500,000
                                      ==========      ==========      ==========

The Company has pledged certain of its first mortgage loans secured by one-to-four family residential properties and its holdings of FHLB stock, included in the balance sheet in other investments, (collectively, "qualifying collateral instruments") to secure its debt due to the FHLB under a blanket lien agreement. The amount of qualifying collateral instruments as of December 31, 2007 was approximately $35,466,000. The qualifying collateral instruments required to secure the Company's short-term borrowings and long-term debt as of December 31, 2007 was approximately $5,415,000.

The banking subsidiary had unused credit availability under the FHLB's blanket lien agreement of up to an additional $24,041,000 under the FHLB's various credit programs, subject to pledging and other requirements. The amount of eligible collateral instruments remaining available as of December 31, 2007 to secure any additional FHLB borrowings totaled approximately $29,211,000.

NOTE I - SHAREHOLDERS' EQUITY

Restrictions on Subsidiary Dividends, Loans or Advances - South Carolina banking regulations restrict the amount of dividends that banks can pay to shareholders. Any of the banking subsidiary's dividends to the parent company which exceed in amount the subsidiary's current year-to-date earnings ($3,346,110 at December 31, 2007) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum capital requirements. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are generally limited to 10% of the Bank's capital stock and surplus on a secured basis.

Stock Dividends - For stockholders of record on December 20, 2007, December 18, 2006 and November 30, 2005 the Company's Board of Directors declared stock dividends of 10%, 5% and 5%, respectively. All per share information has been retroactively adjusted to give effect to the stock dividends.

Accumulated Other Comprehensive Income (Loss) - As of December 31, 2007 and 2006, accumulated other comprehensive income (loss) included as a component of shareholders' equity in the accompanying consolidated balance sheets consisted of accumulated changes in the unrealized holding gains and (losses) on available-for-sale securities, net of income tax effects, amounting to $80,099 and $(724,154) respectively.

Earnings per Share - Net income per share and net income per share, assuming dilution, were computed as follows:

                                                                                              Years Ended December 31,
                                                                                              ------------------------
                                                                                       2007               2006               2005
                                                                                       ----               ----               ----
Net income per share, basic
  Numerator - net income ..................................................         $3,330,712         $3,017,969         $3,729,926
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          3,269,042          3,242,502          3,214,643
                                                                                    ==========         ==========         ==========
                Net income per share, basic ...............................         $     1.02         $      .93         $     1.16
                                                                                    ==========         ==========         ==========

Net income per share, assuming dilution
  Numerator - net income ..................................................         $3,330,712         $3,017,969         $3,729,926
                                                                                    ==========         ==========         ==========
  Denominator
    Weighted average common shares issued and outstanding .................          3,269,042          3,242,502          3,214,643
    Effect of dilutive stock options ......................................            209,068            215,339            186,040
                                                                                    ----------         ----------         ----------
                Total shares ..............................................          3,478,110          3,457,841          3,400,683
                                                                                    ==========         ==========         ==========
                Net income per share, assuming dilution ...................         $      .96         $      .87         $     1.10
                                                                                    ==========         ==========         ==========

Regulatory Capital - All bank holding companies and banks are subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company's consolidated financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, bank holding companies and banks must meet specific capital guidelines that involve quantitative measures of their assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. Capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Company and its banking subsidiary to maintain minimum amounts and ratios set forth in the table below of Total and Tier 1 Capital, as defined in the regulations, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2007 and 2006, that the Company and its subsidiary bank exceeded all capital adequacy minimum requirements.

As of December 31, 2007, the most recent notification from the FDIC categorized Community First Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized as defined in the Federal Deposit Insurance Act, Community First Bank must maintain minimum total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed Community First Bank's category. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. The Company's and Community First Bank's actual capital amounts and ratios are also presented in the table.

                                                                                         Minimum for               Minimum to be
                                                                  Actual              Capital Adequacy           Well Capitalized
                                                                  ------              ----------------           ----------------
                                                           Amount        Ratio     Amount         Ratio       Amount         Ratio
                                                           ------        -----     ------         -----       ------         -----
December 31, 2007                                                                 (Dollars in thousands)
     The Company
         Total Capital to risk weighted assets ........    $40,405       17.3%    $18,642          8.0%           NA             NA
         Tier 1 Capital to risk weighted assets .......    $37,831       16.2%    $ 9,321          4.0%           NA             NA
         Tier 1 Capital to average assets (leverage) ..    $37,831        9.7%    $15,594          4.0%           NA             NA
     Community First Bank
         Total Capital to risk weighted assets ........    $38,763       17.3%    $18,642          8.0%      $23,302          10.0%
         Tier 1 Capital to risk weighted assets .......    $36,189       16.2%    $ 9,321          4.0%      $13,981           6.0%
         Tier 1 Capital to average assets (leverage) ..    $36,189        9.7%    $15,594          4.0%      $19,492           5.0%

December 31, 2006
     The Company
         Total Capital to risk weighted assets ........    $35,457       15.7%    $18,063          8.0%           NA             NA
         Tier 1 Capital to risk weighted assets .......    $33,215       14.7%    $ 9,032          4.0%           NA             NA
         Tier 1 Capital to average assets (leverage) ..    $33,215        9.7%    $13,737          4.0%           NA             NA
     Community First Bank
         Total Capital to risk weighted assets ........    $34,997       15.5%    $18,063          8.0%      $22,579          10.0%
         Tier 1 Capital to risk weighted assets .......    $32,755       14.5%    $ 9,032          4.0%      $13,547           6.0%
         Tier 1 Capital to average assets (leverage) ..    $32,755        9.5%    $13,738          4.0%      $17,172           5.0%

Stock Options - In 1998, the Company's shareholders approved the 1998 Stock Option Plan under which an aggregate of 713,467 shares (adjusted for subsequent stock dividends and a stock split) of the Company's authorized but unissued common stock was reserved for possible issuance pursuant to the exercise of stock options. Generally, options may be granted to directors, officers and employees under terms and conditions, including expiration date, exercise price, and vesting as determined by the Board of Directors. In 1990, the shareholders approved the 1989 Incentive Stock Option Plan. The 1989 plan provided for the granting of options to certain eligible employees and reserved 498,654 shares (adjusted for stock dividends and splits) of authorized common stock for issuance upon the exercise of such options. Although some options granted under the 1989 Plan can still be exercised, no further options may be granted under the 1989 Plan. For all stock options ever granted under the two plans, the exercise price was the fair market value of the Company's common stock on the date the option was granted as determined by the Board of Directors. Options terminate according to the conditions of the grant, not to exceed 10 years from the date of grant. The expiration of the options accelerates upon the optionee's termination of employment with the Company or death, and vesting of options accelerates upon a change in control of the Company, in accordance with the provisions of the two plans. During 2006, the Company's Board of Directors accelerated the vesting of all other previously awarded and outstanding options such that all options were vested by December 31, 2006. The acceleration of the options' vesting resulted in pre-tax expenses of approximately $394,000 being recognized in 2006 that would otherwise have been recognized in 2007, 2008 and 2009.

Transactions under the plans are summarized as follows:

                                                                          Years Ended December 31,
                                                                          ------------------------
                                                   2007                              2006                             2005
                                                   ----                              ----                             ----

                                                                  Average                           Average
                                                      Wtd. Avg.  Intrinsic              Wtd. Avg.  Intrinsic             Wtd. Avg.
                                                      Exercise     Value                Exercise     Value               Exercise
                                            Shares      Price      (000s)     Shares      Price      (000s)    Shares      Price
                                            ------      -----      ------     ------      -----      ------    ------      -----
Outstanding at beginning of year .......   520,212     $ 10.95               494,664     $ 9.90               476,687      $ 9.17
Granted ................................         -           -                48,164      18.40                40,142       15.67
Exercised ..............................   (70,077)       6.82               (22,614)      3.68               (20,839)       4.39
Forfeited or expired ...................       (13)       5.55                    (2)      3.90                (1,326)      12.71
                                           -------                           -------                          -------
Outstanding at end of year .............   450,122       11.59    $ 2,435    520,212       10.95    $ 3,970   494,664        9.90
                                           =======                           =======                          =======

Options exercisable at year-end ........   450,122     $ 11.59    $ 2,435    520,212     $ 10.95    $ 3,970   403,893      $ 9.08
                                           =======                           =======                          =======

-------------------
Numbers of shares and exercise prices have been adjusted in the table above for a 10% stock dividend effective December 20, 2007 and 5% stock dividends effective December 18, 2006 and November 30, 2005.

The aggregate intrinsic value of a stock option in the table above represents the pre-tax intrinsic value (the amount by which the current market value of the underlying stock exceeds the exercise price of the option) that would have been received by the option holder had all option holders exercised their options on December 31, 2007. This amount changes based on changes in the market value of the Company's stock.

Information pertaining to the fair values of stock options issued in each of the past three years and the methods and assumptions used to compute those values are included in Note A.

The following table summarizes information about the options outstanding:

                                                                             December 31, 2007
                                                                             -----------------
                                                   Options Outstanding                               Options Exercisable
                                                   -------------------                               -------------------
                                                        Weighted
                                                        Average
                                                       Remaining          Weighted                                     Weighted
                                    Number             Contractual         Average                Number                Average
Range of Exercise Prices          Outstanding          Life (Years)      Exercise Price         Outstanding           Exercise Price
------------------------          -----------          ------------      --------------         -----------           --------------
$ 2.84  to  $ 5.19                   70,779                0.31              $ 5.16                 70,779              $  5.16
 10.65  to   12.74                  291,200                3.88               11.47                291,200                11.47
 15.67  to   18.61                   88,143                7.86               17.16                 88,143                17.16
                                    -------                                                        -------

                                    450,122                4.10              $11.59                450,122              $ 11.59
                                    =======                                                        =======

Of the 1,212,121 shares of the Company's authorized common stock originally reserved for issuance upon the exercise of options under the plans, 175,814 shares authorized under the 1998 plan remained available for future grants as of December 31, 2007. However, the 1998 plan terminated on March 19, 2008, and no further options may be granted under the plan after that date. The Company has no current plans to adopt a new stock option plan, though the Board may decide to do so in the future.

NOTE J - OTHER EXPENSES

Other expenses are summarized below:

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                    2007                2006                 2005
                                                                                    ----                ----                 ----
Salaries and employee benefits ......................................           $4,120,766           $3,647,451           $2,902,693
Net occupancy expense ...............................................              432,852              346,610              267,760
Furniture and equipment expense .....................................              441,010              431,078              344,687
Other expense
      Stationery, printing and postage ..............................              286,382              299,042              247,126
      Telephone .....................................................              152,656              143,422              102,249
      Advertising and promotion .....................................              118,565              124,968               97,258
      Professional services .........................................              284,907              202,278              169,465
      Insurance .....................................................               73,991               75,507               67,374
      FDIC insurance assessment .....................................               37,168               35,654               35,785
      Directors' compensation .......................................               94,400              392,471              100,800
      Foreclosed assets costs and expenses, net .....................                3,142                8,154               42,933
      Data processing expenses ......................................              250,728              272,867              236,445
      Other .........................................................              835,029              772,263              805,573
                                                                                ----------           ----------           ----------
          Total .....................................................           $7,131,596           $6,751,765           $5,420,148
                                                                                ==========           ==========           ==========

NOTE K - INCOME TAXES

Income tax expense consisted of:


                                              Years Ended December 31,
                                              ------------------------
                                          2007           2006           2005
                                          ----           ----           ----
Current
    Federal ........................  $ 1,613,312    $ 1,528,379    $ 1,915,653
    State ..........................      150,575        136,871        168,353
                                      -----------    -----------    -----------
        Total current ..............    1,763,887      1,665,250      2,084,006
Deferred
    Federal ........................     (266,418)      (131,488)       (43,114)
                                      -----------    -----------    -----------
        Total income tax expense ...  $ 1,497,469    $ 1,533,762    $ 2,040,892
                                      ===========    ===========    ===========

The principal components of the deferred portion of income tax expense or (credit) were:

                                                 Years Ended December 31,
                                                 ------------------------
                                            2007           2006           2005
                                            ----           ----           ----

Provision for loan losses ............    $(109,564)    $   7,971     $  (8,656)
Accelerated depreciation .............       (5,049)      (18,701)      (29,869)
Deferred net loan costs and fees .....      (24,201)      (34,576)       (4,589)
Writedowns of other real estate ......            -         9,906             -
Non-qualified stock options ..........            -       (96,088)            -
Deferred compensation expense ........     (127,604)            -             -
                                          ---------     ---------     ---------
            Total ....................    $(266,418)    $(131,488)    $ (43,114)
                                          =========     =========     =========

Income before income taxes presented in the consolidated statements of income for the years ended December 31, 2007, 2006 and 2005 included no foreign component. A reconciliation between the income tax expense and the amount computed by applying the federal statutory rate of 34% to income before income taxes follows:

                                                Years Ended December 31,
                                                ------------------------
                                          2007           2006           2005
                                          ----           ----           ----

Tax expense at statutory rate .....   $ 1,641,582    $ 1,547,589    $ 1,962,078
State income tax, net of federal
    income tax benefit ............        99,380         90,335        111,403
Tax-exempt interest income ........      (276,416)      (220,098)       (60,143)
Non-deductible interest expense to
    carry tax-exempt instruments ..        46,616         34,608          7,209
Other, net ........................       (13,693)        81,328         20,345
                                      -----------    -----------    -----------
            Total .................   $ 1,497,469    $ 1,533,762    $ 2,040,892
                                      ===========    ===========    ===========

Deferred tax assets and liabilities included in the consolidated balance sheet consisted of the following:

                                                               December 31,
                                                               ------------
                                                           2007           2006
                                                           ----           ----
Deferred tax assets
    Allowance for loan losses ....................     $  702,622     $  593,058
    Deferred net loan fees .......................        126,214        102,013
    Non-qualified stock options ..................         96,088         96,088
    Deferred compensation ........................        127,604              -
    Unrealized net holding losses on
      available-for-sale securities ..............              -        405,571
                                                       ----------     ----------
            Gross deferred tax assets ............      1,052,528      1,196,730
    Valuation allowance ..........................              -              -
                                                       ----------     ----------
            Total ................................      1,052,528      1,196,730
                                                       ----------     ----------

Deferred tax liabilities
    Accelerated depreciation .....................        195,411        200,460
    Unrealized net holding gains on
      available-for-sale securities ..............         44,860              -
                                                       ----------     ----------
            Gross deferred tax liabilities .......        240,271        200,460
                                                       ----------     ----------
Net deferred income tax assets ...................     $  812,257     $  996,270
                                                       ==========     ==========

The portion of the change in net deferred tax assets or liabilities which is related to unrealized holding gains and losses on available-for-sale securities is charged or credited directly to other comprehensive income or loss. The balance of the change in net deferred tax assets is charged or credited to income tax expense. In 2007, 2006 and 2005, $450,431 was charged, $377,023 was charged, and $502,764 was credited to other comprehensive income or loss, respectively. In 2007, $266,418 was credited to income tax expense; in 2006, $131,488 was credited to income tax expense; and, in 2005, $43,114 was credited to income tax expense.

Management believes that the Company will fully realize the deferred tax assets as of December 31, 2007 and 2006 based on refundable income taxes available from carryback years, as well as estimates of future taxable income.

NOTE L - RETIREMENT PLAN

The Company sponsors the Community First Bank 401(k) Plan (the "401(k) Plan") for the exclusive benefit of all eligible employees and their beneficiaries. Employees are eligible to participate in the 401(k) Plan with no minimum age requirement after completing twelve months of service in which they are credited with at least 501 hours of service. Employees are allowed to defer and contribute up to 15% of their salary each year. The Company matches $.50 for each dollar deferred up to 10% of total salary. The Board of Directors can also elect to make discretionary contributions. Employees are fully vested in both the matching and any discretionary contributions after five years of service. The employer contributions to the plan for 2007, 2006 and 2005 totaled $84,941, $66,764, and $58,983, respectively.

In 2007, the Company's Board of Directors approved certain supplemental benefits for the Chief Executive Officer. These benefits are not qualified under the Internal Revenue Code and they are not funded. However, life insurance contracts owned by the Bank provide informal, indirect funding for those benefits. The Company recorded deferred compensation expense related to these benefits of $386,446 in 2007.

NOTE M - COMMITMENTS AND CONTINGENCIES

Commitments to Extend Credit - In the normal course of business, the banking subsidiary is party to financial instruments with off-balance-sheet risk. These financial instruments include commitments to extend credit and standby letters of credit, and have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to the financial instruments for commitments to extend credit and standby letters of credit is represented by the contractual, or notional, amount of those instruments. Generally, the same credit policies used for on-balance-sheet instruments, such as loans, are used in extending loan commitments and standby letters of credit.

Following are the off-balance-sheet financial instruments whose contract amounts represent credit risk:

                                                             December 31,
                                                             ------------
                                                         2007            2006
                                                         ----            ----

                Loan commitments ...............     $35,953,550     $33,764,489
                Standby letters of credit ......       1,038,600       1,113,600

Loan commitments involve agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and some involve payment of a fee. Many of the commitments are expected to expire without being fully drawn; therefore, the total amount of loan commitments does not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include commercial and residential real properties, accounts receivable, inventory and equipment.

Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is the same as that involved in making loan commitments to customers.

Litigation - The Company and its subsidiary were not involved as defendants in any litigation at December 31, 2007. Management is not aware of any pending or threatened litigation, or unasserted claims or assessments that are expected to result in losses, if any, that would be material to the consolidated financial statements.

New Offices - Land intended to be used for the Bank's future expansion has been obtained near Powdersville, SC. The Company has established neither a budget nor a schedule for the construction of that proposed office.

Other - The Company and its banking subsidiary are not involved in other off-balance-sheet contractual relationships or transactions that could result in liquidity needs or other commitments or significantly impact earnings.

NOTE N - DISCLOSURES ABOUT FAIR VALUES OF FINANCIAL INSTRUMENTS

SFAS No. 107, "Disclosures about Fair Values of Financial Instruments," as amended, requires disclosure of the estimated fair value of on-balance sheet and off-balance sheet financial instruments. A financial instrument is defined by SFAS No. 107 as cash, evidence of an ownership interest in an entity or a contract that creates a contractual obligation or right to deliver or receive cash or another financial instrument from a second entity on potentially favorable or unfavorable terms.

Fair value estimates are made at a specific point in time based on relevant market information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Company's entire holdings of a particular financial instrument. No active trading market exists for a significant portion of the Company's financial instruments. Fair value estimates for these instruments are based on management's judgments regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions could significantly affect the estimates.

Fair value estimates are based on existing on-and-off balance sheet financial instruments without attempting to estimate the value of anticipated future business and the value of assets and liabilities that are not considered financial instruments. Significant assets and liabilities that are not considered financial assets or liabilities include net deferred tax assets and premises and equipment. In addition, the income tax ramifications related to the realization of the unrealized gains and losses can have a significant effect on fair value estimates and have not been considered in the estimates.

The following methods and assumptions were used by the Company in estimating the fair values of its financial instruments:

For cash and due from banks, interest bearing deposits due from banks and federal funds sold, the carrying amount approximates fair value because these instruments generally mature in 90 days or less. The carrying amounts of accrued interest receivable or payable approximate fair values.

The fair value of debt securities issued by Government sponsored enterprises is estimated based on published closing quotations. The fair value of state, county and municipal securities is generally not available from published quotations; consequently, their fair values estimates are based on matrix pricing or quoted market prices of similar instruments adjusted for credit quality differences between the quoted instruments and the securities being valued. Fair value for mortgage-backed securities is estimated primarily using dealers' quotes.

The fair value of FHLB stock approximates the carrying amount.

Fair values are estimated for loans using discounted cash flow analyses, using interest rates currently offered for loans with similar terms and credit quality. The Company does not engage in originating, holding, guaranteeing, servicing or investing in loans where the terms of the loan product give rise to a concentration of credit risk.

The fair value of deposits with no stated maturity (noninterest bearing demand, interest bearing transaction accounts and savings) is estimated as the amount payable on demand, or carrying amount. The fair value of time deposits is estimated using a discounted cash flow calculation that applies rates currently offered to aggregate expected maturities.

The fair values of the Company's short-term borrowings approximate their carrying amounts.

The fair values of fixed rate long-term debt instruments are estimated using discounted cash flow analyses, based on the borrowing rates currently in effect for similar borrowings. The fair values of variable rate long-term debt instruments are estimated at the carrying amount.

The estimated fair values of off-balance-sheet financial instruments such as loan commitments and standby letters of credit are generally based upon fees charged to enter into similar agreements, taking into account the remaining terms of the agreements and the counterparties' creditworthiness. The vast majority of the banking subsidiary's loan commitments do not involve the charging of a fee, and fees associated with outstanding standby letters of credit are not material. For loan commitments and standby letters of credit, the committed interest rates are either variable or approximate current interest rates offered for similar commitments. Therefore, the estimated fair values of these off-balance-sheet financial instruments are nominal.

The following is a summary of the carrying amounts and estimated fair values of the Company's financial assets and liabilities:

                                                                                             December 31,
                                                                                             ------------
                                                                              2007                               2006
                                                                              ----                               ----
                                                                  Carrying           Estimated         Carrying          Estimated
                                                                   Amount           Fair Value         Amount            Fair Value
                                                                   ------           ----------         ------            ----------
Financial assets
   Cash and due from banks .............................       $ 10,272,260       $ 10,272,260       $  6,951,934       $  6,951,934
   Interest bearing deposits due from banks ............            164,781            164,781             66,941             66,941
   Federal funds sold ..................................         24,236,000         24,236,000         24,126,000         24,126,000
   Securities available-for-sale .......................         99,026,049         99,026,049        102,487,395        102,487,395
   Securities held-to-maturity .........................          5,663,113          5,625,083          6,595,026          6,529,691
   Federal Home Loan Bank stock ........................            839,900            839,900            980,200            980,200
   Loans ...............................................        241,557,255        238,670,000        200,723,753        200,447,000
   Accrued interest receivable .........................          2,529,155          2,529,155          2,181,572          2,181,572
Financial liabilities
   Deposits ............................................        355,866,553        357,308,000        307,957,309        307,326,000
   Accrued interest payable ............................          3,479,569          3,479,569          2,702,946          2,702,946
   Short-term borrowings ...............................                  -                  -          4,500,000          4,500,000
   Long-term debt ......................................          4,500,000          4,483,000          5,500,000          5,497,000

The following is a summary of the notional or contractual amounts and estimated fair values of the Company's off-balance sheet financial instruments:

                                                                                          December 31,
                                                                                          ------------
                                                                             2007                                   2006
                                                                             ----                                   ----
                                                                Notional/          Estimated          Notional/          Estimated
                                                                Contract             Fair              Contract             Fair
                                                                 Amount              Value             Amount              Value
                                                                 ------              -----             ------              -----
Off-balance sheet commitments
  Loan commitments .....................................     $35,953,550            $ -            $33,764,489            $ -
  Standby letters of credit ............................       1,038,600              -              1,113,600              -

NOTE O - ACCOUNTING CHANGES

Hybrid Financial Instruments - The provisions of Statement of Financial Accounting Standards No. 155 ("SFAS No. 155"), "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140," were effective January 1, 2007. The Company has no affected financial instruments and adoption of the Statement had no effect on the Company's consolidated financial statements.

Servicing of Financial Assets - The provisions of Statement of Financial Accounting Standards No. 156 ("SFAS No. 156"), "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140" were effective January 1, 2007. This Statement potentially simplified the accounting for separately recognized loan servicing assets and liabilities and any financial instruments used to hedge risks associated with those assets and liabilities. Under SFAS 156, separately recognized servicing assets and liabilities are accounted for initially at fair value, if practicable, and subsequently are accounted for either at fair value or amortized over the economic lives of the related loans. If the fair value method of subsequent valuation is elected, SFAS No. 156 permits income statement recognition of the potential offsetting changes in the fair values of the financial servicing rights and liabilities and the derivative instruments used to hedge them in the same accounting period. The Company currently has no separately recognized loan servicing rights or liabilities, and adoption of SFAS No. 156 had no effect on the Company's consolidated financial statements.

Fair Value Measurements - The provisions of Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements," are effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). SFAS No. 157 defines fair value and establishes a framework for measuring fair value in GAAP. The Statement describes fair value as being based on a hypothetical transaction to sell an asset or transfer a liability at a specific measurement date, as considered from the perspective of a market participant who holds the asset or owes the liability (an exit price perspective). In addition, fair value should be viewed as a market-based measurement, rather than an entity-specific measurement. Therefore, fair value should be determined based on the assumptions that market participants would use in pricing an asset or liability, including all risks and restrictions that may be associated with that asset or liability. SFAS No. 157 does not amend the definition of fair value used in conjunction with Share-Based Payments accounted for under SFAS No. 123(R). The adoption of SFAS No. 157 in 2008 is not expected to have a material effect on the Company's consolidated financial statements.

Accounting for Uncertainty in Income Taxes - The provisions of Financial Accounting Standards Board Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," clarify the accounting for uncertainty in income tax positions. FIN 48 prescribes a two-step evaluation process that includes both a recognition threshold and a measurement attribute for tax positions taken or expected to be taken in a tax return. The provisions of FIN 48 were effective for the Company as of January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company's consolidated financial statements.

Fair Value Option -The provisions of Statement of Financial Accounting Standards No. 159 ("SFAS No. 159"), "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115," are effective as of January 1, 2008. SFAS No 159 allows entities to choose whether or not to measure many financial instruments and certain other items at fair value. However, the Statement also specifies the times at which an entity is allowed choose to elect the fair value option for a particular item. For eligible financial instruments that an entity elects to measure at fair value, all changes in fair value, including both unrealized and realized gains and losses, will be recognized in income. The Company currently does not expect to value any items using the fair value option of SFAS No. 159 and adoption of the Statement, therefore, is expected to have no effect on the Company's financial statements.

NOTE P - COMMUNITY FIRST BANCORPORATION (PARENT COMPANY ONLY)

                                                                                                              December 31,
                                                                                                              ------------
                                                                                                     2007                    2006
                                                                                                     ----                    ----
Condensed Balance Sheets
       Assets
             Cash ....................................................................            $ 1,633,623            $ 1,172,196
             Investment in banking subsidiary ........................................             36,269,433             32,030,672
             Other assets ............................................................                  7,932                 12,162
                                                                                                  -----------            -----------
                  Total assets .......................................................            $37,910,988            $33,215,030
                                                                                                  ===========            ===========
       Liabilities
             Other liabilities .......................................................            $         -            $         -
       Shareholders' equity ..........................................................             37,910,988             33,215,030
                                                                                                  -----------            -----------
                  Total liabilities and shareholders' equity .........................            $37,910,988            $33,215,030
                                                                                                  ===========            ===========

                                                                                               Years Ended December 31,
                                                                                               ------------------------
                                                                                     2007               2006                2005
                                                                                     ----               ----                ----
Condensed Statements of Income
       Income
             Interest income ...........................................        $    41,048         $    38,182         $    15,191
             Other income ..............................................                  -                   -               6,070
                                                                                -----------         -----------         -----------
                  Total income .........................................             41,048              38,182              21,261
                                                                                -----------         -----------         -----------
       Expenses
             Other expenses ............................................             64,378              73,953              53,098
                                                                                -----------         -----------         -----------
                  Total expenses .......................................             64,378              73,953              53,098
                                                                                -----------         -----------         -----------
       Income (loss) before income taxes and equity in
             undistributed earnings of banking subsidiary ..............            (23,330)            (35,771)            (31,837)
       Income tax expense (credit) .....................................             (7,932)            (12,162)            (10,825)
       Equity in undistributed earnings
             of banking subsidiary .....................................          3,346,110           3,041,578           3,750,938
                                                                                -----------         -----------         -----------
       Net income ......................................................        $ 3,330,712         $ 3,017,969         $ 3,729,926
                                                                                ===========         ===========         ===========

                                                                                                 Years Ended December 31,
                                                                                                 ------------------------
                                                                                         2007               2006            2005
                                                                                         ----               ----            ----
Condensed Statements of Cash Flows
       Operating activities
             Net income .........................................................     $ 3,330,712      $ 3,017,969      $ 3,729,926
                  Adjustments to reconcile net income to net
                        cash used by operating activities
                              Equity in undistributed earnings
                                of banking subsidiary ...........................      (3,346,110)      (3,041,578)      (3,750,938)
                              Decrease (increase) in other assets ...............           4,230           (1,337)           2,625
                                                                                      -----------      -----------      -----------
                                Net cash used by operating activities ...........         (11,168)         (24,946)         (18,387)
                                                                                      -----------      -----------      -----------
       Financing activities
             Exercise of employee stock options .................................         478,090           83,197           92,059
             Payment of cash in lieu of fractional
                  shares for stock dividend .....................................          (5,495)          (6,803)          (6,349)
                                                                                      -----------      -----------      -----------
                                Net cash provided by financing activities .......         472,595           76,394           85,710
                                                                                      -----------      -----------      -----------
       Increase in cash and cash equivalents ....................................         461,427           51,448           67,323
       Cash and cash equivalents, beginning .....................................       1,172,196        1,120,748        1,053,425
                                                                                      -----------      -----------      -----------
       Cash and cash equivalents, ending ........................................     $ 1,633,623      $ 1,172,196      $ 1,120,748
                                                                                      ===========      ===========      ===========

                        CAUTIONARY NOTICE WITH RESPECT TO
                           FORWARD LOOKING STATEMENTS

         This report contains "forward-looking statements" within the meaning of the securities laws. The Private Securities Litigation Reform Act of 1995 provides a safe harbor for forward-looking statements. In order to comply with the terms of the safe harbor, the Company notes that a variety of factors could cause the Company's actual results and experience to differ materially from the anticipated results or other expectations expressed in the Company's forwarding-looking statements.

         All statements that are not historical facts are statements that could be "forward-looking statements." You can identify these forward-looking statements through the use of words such as "may," "will," "should," "could," "would," "expect," "anticipate," "assume," indicate," "contemplate," "seek," "plan," "predict," "target," "potential," "believe," "intend," "estimate," "project," "continue," or other similar words. Forward-looking statements include, but are not limited to, statements regarding the Company's future business prospects, revenues, working capital, liquidity, capital needs, interest costs, income, business operations and proposed services.

         These forward-looking statements are based on current expectations, estimates and projections about the banking industry, management's beliefs, and assumptions made by management. Such information includes, without limitation, discussions as to estimates, expectations, beliefs, plans, strategies, and objectives concerning future financial and operating performance. These statements are not guarantees of future performance and are subject to risks, uncertainties and assumptions that are difficult to predict. Therefore, actual results may differ materially from those expressed or forecasted in such forward-looking statements. The risks and uncertainties include, but are not limited to:

          o    future economic and business conditions;
          o lack of sustained growth in the economies of the Company's market areas;
          o    government monetary and fiscal policies;
          o the effects of changes in interest rates on the levels, composition and costs of deposits, loan demand, and the values of loan collateral, securities, and interest sensitive assets and liabilities;
          o the effects of competition from a wide variety of local, regional, national and other providers of financial, investment, and insurance services, as well as competitors that offer banking products and services by mail, telephone, computer and/or the Internet;
          o    credit risks;
          o the failure of assumptions underlying the establishment of the allowance for loan losses and other estimates, including the value of collateral securing loans;
          o the risks of opening new offices, including, without limitation, the related costs and time of building customer relationships and integrating operations as part of these endeavors and the failure to achieve expected gains, revenue growth and/or expense savings from such endeavors;
          o    changes  in laws and  regulations,  including  tax,  banking  and
               securities  laws  and   regulations;
          o    changes in accounting policies, rules and practices;
          o changes in technology or products may be more difficult or costly, or less effective, than anticipated;
          o the effects of war or other conflicts, acts of terrorism or other catastrophic events that may affect general economic conditions and economic confidence; and
          o other factors and information described in this report and in any of the other reports that we file with the Securities and Exchange Commission under the Securities Exchange Act of 1934.

         All forward-looking statements are expressly qualified in their entirety by this cautionary notice. The Company has no obligation, and does not undertake, to update, revise or correct any of the forward-looking statements after the date of this report. The Company has expressed its expectations, beliefs and projections in good faith and believes they have a reasonable basis. However, there is no assurance that these expectations, beliefs or projections will result or be achieved or accomplished.

Management's Discussion and Analysis of Financial Condition and Results of Operations

         This discussion is intended to assist in understanding the consolidated financial condition and results of operations of Community First Bancorporation and its wholly-owned subsidiary, Community First Bank (the "Bank"), which are collectively referred to as the "Company". This information should be reviewed in conjunction with the consolidated financial statements and related notes contained elsewhere in this report. Per share net income and net income, assuming dilution, have been adjusted to reflect a 10% stock dividend effective December 20, 2007 and 5% stock dividends effective December 18, 2006 and November 30, 2005.


Earnings Performance

2007 Compared with 2006

         For the year ended December 31, 2007, the Company recorded net income of $3,331,000, an increase of $313,000, or 10.4%, over net income of $3,018,000 for 2006. Net income per share for 2007 was $1.02 compared with $.93 for 2006. Per share net income, assuming dilution from outstanding stock options, was $.96 for 2007 and $.87 for 2006. Return on average assets was .88% for 2007 compared with .89% for 2006. Return on average shareholders' equity was 9.46% for 2007 compared with 9.87% for 2006.

         Net income for 2007 increased due to increased amounts of net interest income and other income. Partially offsetting those factors were increased expenses resulting from an increase of $529,000 in the amount provided for loan losses during 2007, expenses related to the opening and operation of a new banking office in the City of Anderson and the effects of agreements between the Company and its Chief Executive Officer related to his compensation and retention.

         Higher volumes of interest earning assets and interest bearing liabilities resulted in increased interest income and interest expenses. Interest income increased $3,978,000 with approximately 71% of the increase attributable to higher average amounts of interest earning assets and 29% attributable to higher interest rates earned. Interest expense increased $2,845,000. Approximately 53% of this increase was attributable to higher rates paid for interest bearing deposit accounts and borrowings.

         Year-end total interest earning assets increased $36,840,000 during 2007. Total loans increased $41,165,000, but securities available-for-sale decreased $3,461,000 and securities held-to-maturity decreased $932,000. Average loans for 2007 increased $40,321,000 and average investment securities decreased $6,882,000 compared with the 2006 average amounts.

         Year-end total deposits grew $47,910,000 during 2007 with more than 96% of that growth in interest bearing deposits. Average interest bearing deposits during 2007 were $32,080,000 more than in 2006 and average noninterest bearing demand deposits were $1,902,000 more than in 2006.

         A significant portion of the growth in loans and deposits during 2007 was attributable to continued growth of the Bank's new office in Seneca.

         The yield on average earning assets for 2007 was 6.57%, an increase of 56 basis points over the 2006 yield, and the rate paid on average interest bearing liabilities for 2007 increased by 55 basis points to 4.42% in 2007 from 3.87% in 2006. The combination of these factors resulted in a 1 basis point increase in the interest rate spread. Net yield on earning assets increased by 7 basis points to 2.89%.

         The Bank opened a new full-service banking office on Highway 81 in the City of Anderson, SC during the fourth quarter of 2007. The cost of construction was approximately $800,000. Land intended to be used for the Bank's further expansion in Anderson County has also been obtained near Powdersville, SC. The Company has established neither a budget nor a schedule for the construction of that proposed office. During 2007, the Company, the Bank and their Chief Executive Officer entered into agreements related to his compensation and retention. The subsidiary Bank purchased life insurance contracts to partially fund its obligations under those agreements. Approximately $386,000 of expenses related to those agreements is included in compensation expenses for 2007. Increases in the cash surrender value of the insurance contracts during 2007 of approximately $108,000 are included in other income for 2007.

         The provision for loans losses for 2007 was $594,000, an increase of $529,000 or 813.8% from the $65,000 provided in 2006. For 2007, net loan charge-offs were $262,000, or $173,000 more than in 2006. Year end 2007 nonperforming loans (nonaccrual loans and accruing loans 90 days or more past due) increased $575,000 from the amount at the end of 2006. Potential problem loans decreased $88,000 by the end of 2007 compared with the end of 2006. Of the 2007 year end potential problem loans, 76.1% were secured by real estate mortgages compared with 86.4% at the end of 2006.

2006 Compared with 2005

         For the year ended December 31, 2006, the Company recorded net income of $3,018,000, a decrease of $712,000, or 19.1%, from net income of $3,730,000 for 2005. Net income per share for 2006 was $.93 compared with $1.16 for 2005. Per share net income, assuming dilution from outstanding stock options, was $.87 for 2006 and $1.10 for 2005. Return on average assets was 0.89% for 2006 compared with 1.21% for 2005. Return on average shareholders' equity was 9.87% for 2006 compared with 13.65% for 2005.

         Net income for 2006 decreased due to several primary factors: a contraction of net interest income, the adoption of an accounting standard that resulted in the initial recognition in 2006 of share-based compensation expenses associated with certain stock options granted to employees and directors, and expenses related to the opening of a new banking office in Seneca, SC and relocation of the corporate executive offices. Partially offsetting these factors, the provision for loan losses charged to expense during 2006 was $185,000 less than in 2005.

         Rising  interest  rates during the first seven months of 2006,  coupled with increasing volumes of interest earning assets and interest bearing liabilities, resulted in increased interest earnings and interest expenses across all major categories. Total loans grew $33,648,000 during 2006. Interest income increased $3,677,000 with approximately half of the increase attributable to higher average amounts of interest earning assets and half attributable to higher interest rates earned. Interest expense increased $3,764,000. Approximately 83% of this increase was attributable to higher interest rates paid for interest bearing deposit accounts and borrowings.

         Total deposits grew $27,964,000 during 2006 with more than 90% of that growth accounted for in interest bearing deposits. Average interest bearing deposits during 2006 were $27,166,000 more than in 2005 and average noninterest bearing demand deposits were $3,522,000 more than in 2005.

         The significant growth in loans and deposits in 2006 was attributable primarily to the opening of the Bank's new Seneca office.

         The yield on average earning assets for 2006 was 6.01%, an increase of 66 basis points over the 2005 yield. However, the rate paid on average interest bearing liabilities for 2006 increased by 115 basis points to 3.87% in 2006 from 2.72% in 2005. Promotional rates paid for deposits in conjunction with the opening of the new Seneca office were a significant factor in this increase. The combination of these factors resulted in a decrease in the interest rate spread of 49 basis points, and the net yield on earning assets decreased by 30 basis points to 2.82%.

         The Company adopted Statement of Financial Accounting Standards No. 123 (revised 2004), "Share-Based Payment," ("SFAS 123(R)") effective on January 1, 2006. Accordingly, compensation expenses related to certain stock options issued to officers and directors were initially recognized in 2006. Also in 2006, the Company modified the terms of all remaining affected non-vested options to provide for the vesting of those options in 2006. As a result, all of the future compensation costs associated with the Company's option grants to date were accelerated and recognized during 2006. Share-based compensation expenses recognized in 2006 totaled $593,000. Of this amount, $302,000 was included in salaries and employee benefits and $291,000 was included in other expense.

         During the second quarter of 2006, the Company completed construction of a multi-story office building which houses an additional full service banking office in Seneca, SC and the Company's corporate offices. Certain officers and other personnel were relocated into the building, as well.

         The provision for loans losses for 2006 was $65,000, a decrease of $185,000 or 74.0% from the $250,000 provided in 2005. For 2006, net loan charge-offs decreased by $135,000 from the 2005 amount. Year end 2006 nonperforming loans (nonaccrual loans and accruing loans 90 days or more past due) decreased $855,000 from the amount at the end of 2005. Potential problem loans increased $1,028,000 by the end of 2006 compared with the end of 2005. Of the 2006 year end potential problem loans, 86.4% were secured by real estate mortgages compared with 83.7% at the end of 2005.

Net Interest Income

         Net interest income, the difference between interest income earned and interest expense incurred, is the principal source of the Company's earnings. Net interest income is affected by changes in the levels of interest rates and by changes in the volume and mix of interest earning assets and interest bearing liabilities.

2007 Compared with 2006

         Net interest  income was  $10,348,000 and $9,215,000 for 2007 and 2006, respectively. Interest income for 2007 was $23,578,000, an increase of $3,978,000, or 20.3%, over 2006. Interest expense for 2007 was $13,230,000, an increase of $2,845,000, or 27.4%, over 2006. The Company experienced higher average volumes of interest earning assets and interest bearing liabilities in 2007 as well as higher average yields and rates on those instruments.

         During the first seven months of 2007, the Federal Reserve maintained its interest rate targets at levels set previously. Beginning in September 2007, however, a series of rate cuts began which reduced the Federal Reserve's Discount Window Primary Credit rate from 6.25% to 4.75% by the end of the year.

         During 2007, the amount of loans outstanding increased significantly. Year-end loans for 2007 were $244,131,000, an increase of $41,165,000, or 20.3%, over the 2006 year-end amount. The average amount of loans outstanding during 2007 increased by $40,321,000, or 21.9%, over the 2006 average amount. The average yield earned on loans in 2007 was 7.84%, compared with 7.53% during 2006.

         Loans secured by real estate mortgages increased by $37,254,000, or 25.2%, over the 2006 year-end amount. Closed-end loans secured by conventional 1-4 family residential properties increased by $31,448,000, or 36.4%, during 2007. The Company does not originate or hold sub-prime mortgage loans. Although residential property values in the Company's market areas have not thus far been affected negatively by the current mortgage crisis to the same extent as in some other areas of the country, management can make no assurances that local property values are immune from such effects. The Company generally requires that borrowers initially provide, and maintain throughout the life of the loan, significant amounts of equity in real properties used as collateral. Additionally, and partially in response to the uncertainty surrounding potential future effects of the current national mortgage crisis on local real estate values, the Company increased its provision for loan losses in 2007.

         Consumer installment loans increased by $4,095,000, or 14.2%, during 2007 primarily due to an increase of $2,543,000, or 19.8%, in the amount of loans secured by automobiles.

         As of December 31, 2007 and 2006, approximately $70,000,000 and $54,000,000, respectively, or 28.7% and 26.6%, respectively, of the Company's loan portfolio was composed of variable rate loans directly indexed to movements in the prime rate.

         Competition for deposits in the Company's market areas continued to be strong during 2007. In response, the Company offered higher rates and interest bearing deposits increased by $46,197,000, or 17.3%, over the prior year-end amount, which, as discussed below under the caption "2006 compared with 2005," had already been significantly increased over the rates paid in 2005. Time deposits issued in amounts of $100,000 or more grew by the largest amount of any deposit category, increasing by $28,270,000, or 41.4%, over the prior year-end amount. The average rate paid for these deposits in 2007 was 67 basis points higher than the 2006 average rate. Growth in other time deposits also was significant, with the 2007 year-end amount increasing by $24,355,000, or 21.0%, over the 2006 year-end amount. The average rate paid for these deposits in 2007 was 69 basis points higher than in 2006. Savings deposits at the end of 2007 declined by $9,198,000, or 30.0%, from the end of 2006. The average rate paid for savings deposits in 2007 was only 5 basis points higher than the rate paid in 2006. The average rate paid for all interest bearing deposits in 2007 was 4.42%, an increase of 55 basis points over the average rate paid in 2006.

2006 Compared with 2005

         Net interest income was $9,215,000 and $9,302,000 for 2006 and 2005, respectively. Interest income for 2006 was $19,600,000, an increase of $3,677,000, or 23.1%, over 2005. Interest expense for 2006 was $10,385,000, an increase of $3,764,000, or 56.8%, over 2005. The Company experienced higher average volumes of interest earning assets and interest bearing liabilities in 2006 as well as higher average yields and rates on those instruments.

         Managing net interest margin effectively during 2006 was extremely challenging. During the first seven months of 2006, the Federal Reserve continued regular, quarter-point increases in the federal funds rate which it began in June 2004. For the remainder of the year, the central bank adopted a "wait and see" attitude, and maintained its interest rate targets at the levels set previously. Interest rates applicable to the Company's deposit and loan products were mainly in the shorter, more volatile end of the maturity spectrum.

         The average interest rate spread (average yield on interest earning assets less the average rate paid on interest bearing liabilities) declined by 49 basis points in 2006 compared with 2005, and the net yield on average earning assets (net interest income divided by average interest earning assets) declined by only 30 basis points. This was the result of increasing higher yielding average loans by a greater percentage than either the other categories of earning assets or interest bearing liabilities during 2006.

         As of December 31, 2006 and 2005, approximately $54,000,000 and $47,000,000, respectively, or 26.6% and 27.8%, respectively of the Company's loan portfolio was composed of variable rate loans directly indexed to movements in the prime rate. The average yield earned on loans in 2006 was 7.53%, compared with 7.00% during 2005.

         Competition for interest bearing deposits was strong in 2006, and the Company responded by increasing the rates paid for those funds. Additionally, in conjunction with the opening of the new banking office in Seneca, SC, the Company offered promotional interest rates that were higher than market rates on interest bearing transaction account products. As a result, the average rates paid for those deposit accounts in 2006 were 183 basis points higher than in 2005. Overall, the rates paid for all categories of average interest bearing deposits increased by 118 basis points for 2006 when compared with 2005, and interest expense for those funds in 2006 was $3,827,000, or 60.6%, more than in 2005. Year-over-year deposit growth was particularly strong in interest bearing transaction accounts, primarily due to the promotional rates paid.

                  Average Balances, Yields and Rates

                                                                                 Years ended December 31,
                                                                                 ------------------------
                                                               2007                        2006                       2005
                                                               ----                        ----                       ----
                                               Average       Income/  Yields/   Average   Income/ Yields/  Average   Income/ Yields/
                                              Balances(1)    Expense   Rates  Balances(1) Expense  Rates Balances(1) Expense  Rates
                                              -----------    -------   -----  ----------- -------  ----- ----------- -------  -----
                                                                                  (Dollars in thousands)
Assets
Interest bearing deposits due from banks .....   $    157   $      6   3.82%   $     82 $     4   4.88%   $    168  $     5    2.98%
Taxable securities ...........................     89,867      3,890   4.33%     99,922   3,868   3.87%    106,149    3,564    3.36%
Tax-exempt securities (2) ....................     19,630        817   4.16%     16,457     636   3.86%      4,407      150    3.40%
Federal funds sold ...........................     23,730      1,209   5.09%     24,814   1,175   4.74%     21,884      668    3.05%
Federal Home Loan Bank stock .................        888         56   6.31%        972      52   5.35%        999       38    3.80%
Loans (2) (3) (4) ............................    224,353     17,600   7.84%    184,032  13,865   7.53%    164,243   11,498    7.00%
                                                 --------   --------           -------- -------           --------  -------
         Total interest earning assets .......    358,625     23,578   6.57%    326,279  19,600   6.01%    297,850   15,923    5.35%
Cash and due from banks ......................      8,370                         6,573                      4,845
Allowance for loan losses ....................     (1,065)                       (2,263)                    (2,304)
Unrealized securities gains (losses) .........     (2,286)                       (2,341)                    (1,601)
Premises and equipment .......................      8,189                         7,586                      5,240
Other assets .................................      6,227                         3,914                      3,346
                                                 --------                      --------                   --------
         Total assets ........................   $378,060                      $339,748                   $307,376
                                                 ========                      ========                   ========

Liabilities and shareholders' equity
Interest bearing deposits
     Interest bearing transaction accounts ...   $ 57,117   $  1,783   3.12%   $ 46,942 $ 1,358   2.89%   $ 36,111  $   383    1.06%
     Savings .................................     25,042        658   2.63%     28,513     736   2.58%     28,586      381    1.33%
     Time deposits $100M and over ............     85,815      4,054   4.72%     72,936   2,953   4.05%     64,821    2,118    3.27%
     Other time deposits .....................    126,588      6,531   5.16%    114,091   5,100   4.47%    105,798    3,438    3.25%
                                                 --------   --------           -------- -------           --------  -------
         Total interest bearing
           deposits ..........................    294,562     13,026   4.42%    262,482  10,147   3.87%    235,316    6,320    2.69%
Short-term borrowings ........................          -          -   0.00%         56       2   3.57%        736       18    2.45%
Long-term debt ...............................      4,975        204   4.10%      5,955     236   3.96%      7,456      283    3.80%
                                                 --------   --------           -------- -------           --------  -------
         Total interest bearing liabilities ..    299,537     13,230   4.42%    268,493  10,385   3.87%    243,508    6,621    2.72%
Noninterest bearing demand deposits ..........     40,099                        38,197                     34,675
Other liabilities ............................      3,225                         2,489                      1,873
Shareholders' equity .........................     35,199                        30,569                     27,320
                                                 --------                      --------                   --------
         Total liabilities and shareholders'
         equity ..............................   $378,060                      $339,748                   $307,376
                                                 ========                      ========                   ========
Interest rate spread  (5) ....................                         2.15%                      2.14%                        2.63%
Net interest income and net yield
     on earning assets  (6) ..................              $ 10,348   2.89%            $ 9,215   2.82%             $ 9,302    3.12%
Interest free funds supporting earning
     assets  (7) .............................   $ 59,088                      $ 57,786                   $ 54,342

__________________________
(1)  Average balances are computed on a daily basis.
(2) Income and yields on tax-exempt securities and loans have not been adjusted on a tax equivalent basis.
(3) Nonaccrual loans are included in the average loan balances and income on such loans generally is recognized on a cash basis.
(4)  Includes immaterial amounts of loan fees.
(5) Total interest earning assets yield less the total interest bearing liabilities rate.
(6)  Net interest  income divided by total interest  earning  assets.
(7)  Total interest earning assets less total interest bearing liabilities.

The table, "Volume and Rate Variance Analysis", provides a summary of changes in net interest income resulting from changes in volumes of interest earning assets and interest bearing liabilities (change in volume times prior period rate), and the rates earned and paid on such assets and liabilities (change in rate times prior period volume).

                                                                 2007 Compared with 2006              2006 Compared with 2005
                                                                 -----------------------              -----------------------
                                                          Volume (1)    Rate (1)     Total       Volume (1)   Rate (1)      Total
                                                          ----------    --------     -----       ----------   --------      -----
                                                                                  (Dollars in thousands)
Interest bearing deposits due from banks .............     $     3      $    (1)     $     2      $    (3)     $     2      $    (1)
Taxable securities ...................................        (410)         432           22         (218)         522          304
Tax-exempt securities ................................         129           52          181          463           23          486
Federal funds sold ...................................         (53)          87           34           99          408          507
Federal Home Loan Bank stock .........................          (4)           8            4           (1)          15           14
Loans ................................................       3,143          592        3,735        1,450          917        2,367
                                                           -------      -------      -------      -------      -------      -------
                  Total interest income ..............       2,808        1,170        3,978        1,790        1,887        3,677
                                                           -------      -------      -------      -------      -------      -------
Interest bearing deposits
      Interest bearing transaction accounts ..........         311          114          425          144          831          975
      Savings ........................................         (91)          13          (78)          (1)         356          355
      Time deposits $100M and over ...................         566          535        1,101          287          548          835
      Other time deposits ............................         594          837        1,431          287        1,375        1,662
Short-term borrowings ................................          (2)           -           (2)         (22)           6          (16)
Long-term debt .......................................         (40)           8          (32)         (59)          12          (47)
                                                           -------      -------      -------      -------      -------      -------
                  Total interest expense .............       1,338        1,507        2,845          636        3,128        3,764
                                                           -------      -------      -------      -------      -------      -------
                  Net interest income ................     $ 1,470      $  (337)     $ 1,133      $ 1,154      $(1,241)     $   (87)
                                                           =======      =======      =======      =======      =======      =======

--------------------------------------------
(1) The rate/volume variance for each category has been allocated on a consistent basis between rate and volume variances based on the percentage of rate or volume variance to the sum of the two absolute variances except in categories having balances in only one period. In such cases, the entire variance is attributed to volume variances.

         Management currently is not able to predict with any significant degree of certainty either the direction or frequency of changes in interest rates that may occur during 2008. The heightened uncertainty is related to the potential lingering effects of the "liquidity crunch" that arose in short-term credit markets late in the third quarter of 2007 and to the government-initiated response to concerns that a significant number of homeowners across the country could face foreclosure during 2008 because of certain lending practices, primarily in the sub-prime segment of the residential housing loan market. Changes in interest rates that can significantly affect the Company, either positively or negatively, are possible.

Provision for Loan Losses

         The provision for loan losses is charged to earnings based on management's continuing review and evaluation of the loan portfolio and its estimate of the related allowance for loan losses. Provisions for loan losses were $594,000, $65,000 and $250,000 for the years ended December 31, 2007, 2006 and 2005, respectively. The larger provision amount for 2007 resulted from higher net charge-offs, a significant increase in loans outstanding at the end of the year, uncertainty about whether the Company's market areas would be susceptible to the declines in real estate values that have been exhibited elsewhere, and an increase in the amount of nonaccrual loans. The allowance for loan losses as a percentage of total loans at year-end was 1.05% for 2007 compared with 1.10% for 2006. Net charge-offs for 2007 were $262,000, an increase of $173,000 over the 2006 amount. See "Impaired Loans," "Potential Problem Loans," "Allowance for Loan Losses" and "The Application of Critical Accounting Policies" for further information and a discussion of the methodology used and factors considered by management in its estimate of the allowance for loan losses.

Other Income

         Noninterest income for 2007 increased by $52,000 over the amount for 2006 due to increases in the cash surrender value of life insurance policies owned by the Bank and higher amounts of income from ATM and other debit card-related services. There were no realized gains or losses on sales of investment securities in 2007 or 2006. Service charges on deposit accounts for 2007 were $42,000 less than in 2006 due to lower activity associated with an overdraft protection product. Mortgage brokerage income declined to less than half of its 2006 level as the Company originated more residential mortgage loans for its own portfolio in 2007.

         Noninterest income for 2006 increased by $15,000 over the amount for 2005, primarily due to increased sales of credit life insurance and higher amounts of income from ATM and other debit card-related services. There were no realized gains or losses on sales of investment securities in 2006 or 2005. Mortgage brokerage income for 2006 was $42,000 less than for 2005.


Other Expenses

2007 Compared with 2006

         Noninterest expense for 2007 increased by $380,000, or 5.6%, over the amount for 2006. Salaries and employee benefits increased by $474,000, or 13.0%, over the amount for 2006 primarily due to $386,000 in deferred compensation expense recognized under the compensation and retention agreements entered into with the Company's Chief Executive Officer, which was partially offset by the non-recurring effects of the adoption of SFAS 123(R) and acceleration of the vesting schedules of all affected options in 2006. Share-based compensation expense recognized in salaries and employee benefits in 2006 was approximately $302,000. During 2006, the Company discontinued granting stock options to its officers and directors; therefore, there was no comparable expense in 2007. The remainder of the increase in salaries and benefits is attributable to normal salary increases, and increases in personnel related to the continued expansion of the Bank's network of offices.

         Net occupancy and furniture and equipment expense for 2007 increased by $96,000 over the amounts for 2006 due to higher depreciation, real estate taxes and other expenses related to operating the expanded office network.

         Other expenses for 2007 decreased by $190,000 from the 2006 amount. The non-recurring effects of adopting SFAS 123(R) in 2006 included $291,000 of directors' compensation that was then included in other operating expenses. Other expenses decreasing in 2007 including expenses for printing and stationery (down $13,000), advertising and promotion (down $6,000), other real estate expenses (down $5,000), and data processing and software expenses (down $22,000). Other notable increases in other expenses were noted in telephone expense which increased by $9,000 and professional services expense which increased by $83,000 primarily for fees paid to a compensation consultant for services related to the CEO's compensation and retention agreements.

         Certain noninterest expenses are expected to continue to increase in 2008, including occupancy and furniture and equipment expense. The Company continues to expand the Bank's network of offices as evidenced by the new Seneca, SC office opened in 2006, a new Highway 81 Anderson, SC office which opened in the fourth quarter of 2007, and the acquisition of property for future expansion near Powdersville, SC. Management closely monitors noninterest expenses so that profitability objectives may be achieved while promoting growth in the Company's market share in Oconee and Anderson counties.

2006 Compared with 2005

         Noninterest expense for 2006 increased by $1,332,000, or 24.6%, over the amount for 2005. Salaries and employee benefits increased by $744,000, or 25.6%, over the amount for 2005 primarily due to the effects of the adoption of SFAS 123(R), the opening of the new Seneca banking office, and normal periodic salary increases. Occupancy and furniture and equipment expenses for 2006 increased by $166,000 or 27.1%.

         Prior to January 1, 2006, the Company accounted for its stock-based compensation plans under the recognition and measurement principles of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations. No stock-based employee compensation cost was previously reflected in net income, as all options granted under those plans had an exercise price equal to the market value of the underlying common stock on the date of grant. The Company previously provided only the pro forma disclosures required by Financial Accounting Standards Board ("FASB") Statement No. 123, "Accounting for Stock-Based Compensation," as amended. Effective January 1, 2006, the Company adopted SFAS 123(R), "Share-Based Payment." In the fourth quarter of 2006, the Company's Board of Directors modified all outstanding options so that they would be vested immediately. Therefore, all of the compensation costs for all affected options ever granted were included in the determination of net income for 2006.

         In the second quarter of 2006, the Company completed construction of a new three-story office building in Seneca, SC where it opened a new full-service banking office and into which it relocated several of its officers and related support staff. As a result, the Walhalla banking office and the deposit and computer operations departments expanded into the floor space previously occupied by those personnel, the older office in Seneca gained additional office space, and the Company realized increased efficiency by having its officers housed in one location.

Income Taxes

         For 2007, federal and state income taxes decreased by $37,000 from the 2006 amount. For 2006, federal and state income taxes decreased by $507,000, or 24.8%, to $1,534,000. The effective income tax rates (income tax expense divided by income before income taxes) were 31.0% for 2007, 33.7% for 2006, and 35.4% for 2005. The Company's income from nontaxable sources, such as nontaxable investment securities or loans to local governments, has recently become a more significant factor in the determination of its effective tax rate. Nontaxable securities income totaled $817,000 in 2007, $636,000 in 2006, and $150,000 in
2005. Also, 2007 is the first year in which the Company had income representing increases in the cash surrender value of bank-owned life insurance policies. Such income, which totaled $108,000, is not subject to federal income taxes.

Securities

         The following table summarizes the carrying value amounts of securities held by the Company at each of the dates indicated.

                                 Securities Portfolio Composition

                                                                                                      December 31,
                                                                                                      ------------
                                                                                       2007                2006               2005
                                                                                       ----                ----               ----
                                                                                                (Dollars in thousands)
Available-for-sale
   Government-sponsored enterprises (GSEs) .............................            $ 56,545            $ 56,204            $ 58,004
   State, county and municipal .........................................              20,288              18,939               9,960
   Mortgage-backed securities issued by GSEs ...........................              22,193              27,344              34,106
                                                                                    --------            --------            --------
       Total available-for-sale ........................................              99,026             102,487             102,070
                                                                                    --------            --------            --------
Held-to-maturity
   Mortgage-backed securities issued by GSEs ...........................               5,663               6,595               7,751
                                                                                    --------            --------            --------
       Total securities ................................................            $104,689            $109,082            $109,821
                                                                                    ========            ========            ========

         The following table presents maturities and weighted average yields of securities at December 31, 2007. Yields on tax-exempt state, county and municipal obligations have not been computed on a taxable-equivalent basis.

                   Securities Portfolio Maturities and Yields

                                                                           December 31, 2007
                                                                           -----------------
                                                               After             After
                                                              One Year         Five Years
                                           Within             Through           Through              After
                                          One Year           Five Years        Ten Years           Ten Years           Total
                                          --------           ----------        ---------           ---------           -----
                                       Amount    Yield     Amount   Yield    Amount   Yield     Amount    Yield   Amount     Yield
                                       ------    -----     ------   -----    ------   -----     ------    -----   ------     -----
                                                                        (Dollars in thousands)
Government-sponsored
     enterprises (GSEs) ..........   $ 14,096    3.58%   $ 17,539   4.66%   $ 20,894    5.45%    $ 4,016   5.83%   $ 56,545   4.77%
State, county and municipal ......          -    0.00%      1,284   3.49%      2,499    3.98%     16,505   4.07%     20,288   4.02%
Mortgage-backed securities
     issued by GSEs ..............      1,247    3.79%      9,521   3.87%      4,097    3.84%     12,991   4.32%     27,856   4.07%
                                     --------            --------           --------            --------          ---------
        Total ....................   $ 15,343    3.60%   $ 28,344   4.34%   $ 27,490    5.08%   $ 33,512   4.38%  $ 104,689   4.44%
                                     ========            ========           ========            ========          =========

____________________________
(1) Maturity categories based upon final stated maturity dates. Average maturity is substantially shorter because of the monthly return of principal on certain securities.

         Government-sponsored enterprises ("GSEs") are agencies and corporations established by the U.S. Government, including, among others, the Federal Home Loan Banks, Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and Federal Farm Credit Banks. Securities issued by these enterprises are not obligations of the U.S. Government and are not backed by the full faith and credit of the U.S. Government or otherwise guaranteed by the U.S. Government. Evidencing the high-quality of the issuers, however, these securities generally are eligible to be used as security for public deposits of the U.S. Treasury, government agencies and corporations and states and other political subdivisions. The Company believes that its investment in these securities at these levels is prudent, given the excellent credit ratings of the GSEs. As of December 31, 2007, securities with a carrying value of $63,852,000 were pledged to secure public deposits.

         On an ongoing basis, management assigns securities upon purchase into one of three categories (trading, available-for-sale or held-to-maturity) based on intent, taking into consideration other factors including expectations for changes in market rates of interest, liquidity needs, asset/liability management strategies, and capital requirements. The Company has never held securities for trading purposes. During 2007, 2006 and 2005, the Company realized no gains or losses on sales of investment securities. No transfers of available-for-sale or held-to-maturity securities to other categories were made in any of the years 2005 through 2007.

         The investment portfolio decreased by $4,393,000 in 2007 from the 2006 year-end amount. During 2007, the Company's investment in securities issued by GSEs increased only minimally, securities issued by state, county and municipal governments increased by $1,349,000, or 7.1%, and investments in mortgage-backed securities issued by GSEs decreased by $6,083,000, or 17.9%. The Company last purchased mortgage-backed securities issued by GSEs in July 2005. Income from securities issued by state, county and municipal governments is generally exempt from federal income taxes. Through the interest rate cycle, the advantages of holding different types of securities, and management's preferences among categories of earning assets, change. Consequently, the composition of the investment portfolio may change as management continually seeks to maximize the yield realized from earning assets within the constraints of other risk mitigation policies.

         The investment portfolio decreased by $739,000 in 2006 from the 2005 year-end amount. During 2006, the Company's investment in securities issued by state, county and municipal governments increased by $8,979,000 while its investment in mortgage-backed securities issued by GSEs decreased by $7,918,000, continuing a trend which began in 2005.

         The overall yield on investment securities held as of December 31, 2007 was 4.44%, compared with 4.10% as of December 31, 2006 and 3.61% as of December 31, 2005. Short-term market rates of interest were steady for the first half of 2007 before declining somewhat in the latter half of the year. Those rates increased somewhat during 2006 and more dramatically in 2005. Longer-term interest rates have been relatively more stable. These external factors determine the yields available on investment securities and contribute significantly to the Company's pricing structure for its loan and deposit products.

         All mortgage-backed securities held by the Company in 2007 and 2006 were issued by the Federal Home Loan Mortgage Corporation, the Federal National Mortgage Association or the Government National Mortgage Association.


Loan Portfolio

         Management believes the loan portfolio is adequately diversified. There are no concentrations of loans in any particular individual, industry or groups of related individuals or industries, and there are no foreign loans. The Company's loan portfolio is, however, dependent upon economic and other factors that affect its local market area.

         The amounts of loans outstanding as of the end of each of the last five years, and the percentage of each category to total loans, are shown in the following tables according to type of loan:

          Loan Portfolio Composition

                                                                                          December 31,
                                                                                          ------------
                                                              2007             2006           2005             2004             2003
                                                              ----             ----           ----             ----             ----
                                                                                    (Dollars in thousands)
Commercial, financial and industrial
      Commercial and industrial ....................        $ 22,042        $ 22,268        $ 20,873        $ 21,907        $ 20,592
      Purchasing or carrying securities ............           1,823           2,000           2,136           2,372           2,323
Real estate - construction .........................           2,201           1,982             674             338             436
Real estate - mortgage
      1-4 family residential .......................         131,944          98,708          72,774          65,360          58,762
      Multifamily (5 or more) residential ..........           2,421           1,900           1,229           1,036           2,095
      Nonfarm, nonresidential ......................          50,833          47,337          46,544          43,589          40,834
Consumer installment
      Credit card and checking credit ..............           1,407           1,334           1,148           1,036             998
      Other ........................................          31,460          27,437          23,940          22,137          21,610
                                                            --------        --------        --------        --------        --------
                     Total loans ...................        $244,131        $202,966        $169,318        $157,775        $147,650
                                                            ========        ========        ========        ========        ========

             Percentage Loan Portfolio Composition

                                                                                            December 31,
                                                                                            ------------
                                                                     2007         2006          2005          2004          2003
                                                                     ----         ----          ----          ----          ----
Commercial, financial and industrial
      Commercial and industrial ..............................       9.0%         11.0%         12.3%         13.9%         13.9%
      Purchasing or carrying securities ......................       0.8%          1.0%          1.3%          1.5%          1.6%
Real estate - construction ...................................       0.9%          1.0%          0.4%          0.2%          0.3%
Real estate - mortgage
      1-4 family residential .................................      54.0%         48.6%         43.0%         41.4%         39.8%
      Multifamily (5 or more) residential ....................       1.0%          0.9%          0.7%          0.7%          1.4%
      Nonfarm, nonresidential ................................      20.8%         23.3%         27.5%         27.6%         27.7%
Consumer installment
      Credit card and checking credit ........................       0.6%          0.7%          0.7%          0.7%          0.7%
      Other ..................................................      12.9%         13.5%         14.1%         14.0%         14.6%
                                                                   -----         -----         -----         -----         -----
                     Total loans .............................     100.0%        100.0%        100.0%        100.0%        100.0%
                                                                   =====         =====         =====         =====         =====

         A certain degree of risk taking is inherent in the extension of credit. Management has established loan and credit policies and practices designed to control both the types and amounts of risks assumed, and to minimize losses.

Such policies and practices include limitations on loan-to-collateral values for various types of collateral, requirements for appraisals of real estate collateral, problem loan management practices and collection procedures, and nonaccrual and charge-off guidelines.

         Total loans grew $41,165,000 or 20.3% in 2007, compared with $33,648,000 or 19.9% in 2006. The ratio of total loans to total deposits at the end of 2007 was 68.6%, compared with 65.9% at the end of 2006. The percentage composition of the loan portfolio as to type of loan trended more toward loans secured by 1-4 family residential real estate and away from commercial, financial and industrial loans during the five year period ended December 31, 2007.

         Commercial and industrial loans primarily represent loans to businesses, and may be made on either a secured or an unsecured basis. When taken, collateral usually consists of liens on receivables, equipment, inventories, furniture and fixtures. Unsecured business loans are generally short-term with emphasis on repayment strengths and low debt-to-worth ratios. During 2007, total commercial and industrial loans decreased by $226,000 or 1.0%, compared with an increase of $1,395,000 or 6.7%, during 2006. Loans mainly for business and investment purposes that are secured by real estate (nonfarm, nonresidential) increased by $3,496,000 or 7.4% in 2007, compared with an increase of $793,000 or 1.7% in 2006. Commercial lending involves significant risk because repayment usually depends on the cash flows generated by a borrower's business, and the debt service capacity of a business can deteriorate because of downturns in national and local economic conditions. To control risk, more in-depth initial and continuing financial analysis of a borrower's cash flows and other financial information is generally required.

         Real estate construction loans generally consist of financing the construction of 1-4 family dwellings and some nonfarm, nonresidential real estate. Usually, loan-to-value ratios are limited to 75% and permanent financing commitments are usually required prior to the advancement of loan proceeds.

         Loans secured by real estate mortgages comprised approximately 76% and 73% of the Company's loan portfolio at the end of 2007 and 2006, respectively. Real estate mortgage loans of all types grew $37,253,000 during 2007 and by $27,398,000 during 2006. Residential real estate loans consist mainly of first and second mortgages on single family homes, with some multifamily home loans. Loan-to-value ratios for these instruments are generally limited to 80%. Nonfarm, nonresidential real estate loans are secured by business and commercial properties with loan-to-value ratios generally limited to 70%. The repayment of both residential and business real estate loans is dependent primarily on the income and cash flows of the borrowers, with the real estate serving as a secondary or liquidation source of repayment. The Company does not originate high-risk mortgage loans such as so-called option ARMs, loans with high loan-to-value ratios (without requiring the purchaser to obtain private mortgage insurance), loans with fixed monthly payment amounts that are less than the interest accrued on the loan, or loans with low initial monthly payments that increase to much higher levels at some future time.

         Real estate values in the Company's market areas, particularly residential real properties, have so far remained relatively steady and have not suffered the precipitous decreases seen in some areas, though there can be no assurance that such values will not suffer declines in the future. High foreclosure rates drive down property values, are related to higher crime rates, displace families, and have other negative effects on the local and national economies. National political and industry leaders recently have been working to encourage private-sector programs whereby lenders and mortgage servicers would be able to work with distressed borrowers to prevent a glut of foreclosures. By reworking loan terms, including eliminating or reducing to a manageable level the payment shock that often results when certain adjustable-rate loans "reset," it may be possible for borrowers to continue making monthly payments and remain in their homes. In addition, the Federal Reserve recently has initiated a series of interest rate cuts to provide stimulus to the national economy and has on several occasions proactively provided liquidity to the banking system.

Maturity and Interest Sensitivity Distribution of Loans

         The following table sets forth the maturity distribution of the Company's loans, by type, as of December 31, 2007, as well as the type of interest requirement on such loans.

                                                                                         December 31, 2007
                                                                                         -----------------
                                                                        Due in          Due after
                                                                       One Year         One through     Due after
                                                                        or Less        Five Years       Five Years         Total
                                                                        -------        ----------       ----------         -----
                                                                                       (Dollars in thousands)
Commercial, financial and industrial ...............................     $ 10,199        $  12,624        $  1,042        $  23,865
Real estate - construction .........................................          519            1,624              58            2,201
Real estate - mortgage .............................................       68,804           75,154          41,240          185,198
Consumer installment ...............................................        8,747           21,276           2,844           32,867
                                                                         --------        ---------        --------        ---------
                 Total loans .......................................     $ 88,269        $ 110,678        $ 45,184        $ 244,131
                                                                         ========        =========        ========        =========

Predetermined rate, maturity greater than one year .................                     $ 101,348        $ 10,635        $ 111,983
                                                                                         =========        ========        =========

Variable rate or maturity within one year ..........................     $ 88,269        $   9,330        $ 34,549        $ 132,148
                                                                         ========        =========        ========        =========

Impaired Loans

         Impaired loans are those loans on which, based on current information and events, it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Loans which management has identified as impaired generally are nonperforming loans. Nonperforming loans include nonaccrual loans and loans which are 90 days or more delinquent as to principal or interest payments. The Company had no loans accounted for as troubled debt restructurings in the past five years. Following is a summary of the Company's impaired loans:

            Nonaccrual and Past Due Loans

                                                                                             December 31,
                                                                                             ------------
                                                                   2007           2006          2005           2004           2003
                                                                   ----           ----          ----           ----           ----
                                                                                        (Dollars in thousands)
Nonaccrual loans ........................................        $  625         $   50         $  900         $1,465         $  997
Accruing loans 90 days or more past due .................             -              -              5              9              -
                                                                 ------         ------         ------         ------         ------
             Total ......................................        $  625         $   50         $  905         $1,474         $  997
                                                                 ======         ======         ======         ======         ======

Percent of total loans ..................................           0.3%           0.0%           0.5%           0.9%           0.7%

         When an impaired loan is 90 days or more past due as to interest or principal or there is serious doubt as to ultimate collectibility, the accrual of interest income is generally discontinued. Previously accrued interest on loans placed in a nonaccrual status is reversed against current income, and subsequent interest income is recognized on a cash basis when received. When the collectibility of a significant amount of principal is in serious doubt, collections are credited first to the remaining principal balance on a cost recovery basis. An impaired nonaccrual loan is not returned to accrual status unless principal and interest are current and the borrower has demonstrated the ability to continue making payments as agreed. The amount of interest income that would have been included in income if nonaccrual loans had been current in accordance with their terms and the amounts of interest income actually accrued and collected were immaterial to the consolidated financial statements for 2007, 2006 and 2005.

         As of December 31, 2007, there were no irrevocable commitments to lend additional funds to debtors owing amounts on nonaccrual loans.

Potential Problem Loans

         Management has identified and maintains a list of potential problem loans that are not included in impaired loans (nonaccrual or past due 90 days or more and still accruing). A loan is added to the potential problem list when management becomes aware of information about possible credit problems of borrowers that causes doubts as to the ability of such borrowers to comply with the current loan repayment terms. The total amount of loans outstanding at December 31, 2007 determined by management to be potential problem loans was $3,088,000, a decrease of $88,000 from the amount of such loans as of December 31, 2006. This amount does not represent management's estimate of potential losses since a large proportion of such loans is secured by various types of collateral. The following table presents information about the types of collateral securing potential problem loans.

                                                     December 31, 2007
                                                     -----------------
                                                   Amount                %
                                                   ------              ------
                                                   (Dollars in thousands)

Real estate mortgage .......................      $2,349               76.1%
Vehicles ...................................         131                4.2%
Mobile homes ...............................          16                0.5%
Other ......................................         467               15.1%
Unsecured ..................................         125                4.1%
                                                  ------              -----
           Total ...........................      $3,088              100.0%
                                                  ======              =====

Allowance for Loan Losses

         The table, "Summary of Loan Loss Experience", summarizes loan balances at the end of each period indicated, averages for each period, changes in the allowance arising from charge-offs and recoveries by loan category, and additions to the allowance which have been charged to expense.

         Management believes that an aggregate evaluation that emphasizes individual loan risk grades and specific problem loan allocations is more meaningful than an allocation by loan categories. Management is not aware of any significant degree of increased exposure, risk of collection or other adverse features in any particular category of loans. See "The Application of Critical Accounting Policies" for further discussion of the factors and procedures used by management in estimating the allowance for loan losses.

                 Summary of Loan Loss Experience

                                                                                        Years Ended December 31,
                                                                                        ------------------------
                                                                          2007        2006         2005        2004          2003
                                                                          ----        ----         ----        ----          ----
                                                                                                  (Dollars in thousands)
Total loans outstanding at end of period ..........................    $244,131     $202,966     $169,318     $157,775     $147,650
Average amount of loans outstanding ...............................     224,353      184,032      164,243      152,546      142,322

Balance of allowance for loan losses - beginning ..................    $  2,242     $  2,266     $  2,240     $  2,197     $  1,950
                                                                       --------     --------     --------     --------     --------
Loans charged off
     Commercial and industrial ....................................          88           13            -           31          305
     Real estate - mortgage .......................................          13            6           61          104            -
     Consumer installment .........................................         191          115          242          226            -
                                                                       --------     --------     --------     --------     --------
           Total charge-offs ......................................         292          134          303          361          305
                                                                       --------     --------     --------     --------     --------
Recoveries of loans previously charged off
     Commercial and industrial ....................................           -            -            -            6           30
     Real estate - mortgage .......................................           -           31           10            -            -
     Consumer installment .........................................          30           14           69           18            -
                                                                       --------     --------     --------     --------     --------
           Total recoveries .......................................          30           45           79           24           30
                                                                       --------     --------     --------     --------     --------
Net charge-offs ...................................................         262           89          224          337          275
                                                                       --------     --------     --------     --------     --------
Additions to allowance charged to expense .........................         594           65          250          380          522
                                                                       --------     --------     --------     --------     --------
Balance of allowance for loan losses - ending .....................    $  2,574     $  2,242     $  2,266     $  2,240     $  2,197
                                                                       ========     ========     ========     ========     ========

Ratios
     Net charge-offs to average loans .............................        0.12%        0.05%        0.14%        0.22%        0.19%
     Net charge-offs to loans at end of period ....................        0.11%        0.04%        0.13%        0.21%        0.19%
     Allowance for loan losses to average loans ...................        1.15%        1.22%        1.38%        1.47%        1.54%
     Allowance for loan losses to loans at end of period ..........        1.05%        1.10%        1.34%        1.42%        1.49%
     Net charge-offs to allowance for loan losses .................       10.18%        3.97%        9.89%       15.04%       12.52%
     Net charge-offs to provision for loan losses .................       44.11%      136.92%       89.60%       88.68%       52.68%

Deposits

         The average amounts and percentage composition of deposits held by the Company for the years ended December 31, 2007, 2006 and 2005, are summarized below:

                                Average Deposits

                                                                               Years Ended December 31,
                                                                               ------------------------
                                                                   2007                     2006                      2005
                                                         Amount           %         Amount         %          Amount         %
                                                         ------         -----       ------       -----        ------       ------
                                                                                 (Dollars in thousands)
Noninterest bearing demand .....................       $ 40,099         12.0%     $ 38,197        12.7%     $ 34,675       12.8%
Interest bearing transaction accounts ..........         57,117         17.1%       46,942        15.6%       36,111       13.4%
Savings ........................................         25,042          7.5%       28,513         9.5%       28,586       10.6%
Time deposits $100M and over ...................         85,815         25.6%       72,936        24.3%       64,821       24.0%
Other time deposits ............................        126,588         37.8%      114,091        37.9%      105,798       39.2%
                                                       --------        -----      --------       -----      --------      -----
            Total deposits .....................       $334,661        100.0%     $300,679       100.0%     $269,991      100.0%
                                                       ========        =====      ========       =====      ========      =====

         As of December 31, 2007,  there were  $96,547,000  in time  deposits of
$100,000  or  more.  Approximately   $25,246,000  mature  within  three  months,

$32,252,000 mature over three through six months, $34,559,000 mature over six through twelve months and $4,490,000 mature after one year. This level of large time deposits, as well as the growth in other deposits, is attributed to growth planned by management. The vast majority of time deposits $100,000 and over are acquired within the Company's market areas in the ordinary course of business from customers with standing banking relationships. As of December 31, 2007, approximately $23,345,000 of time deposits of $100,000 or more represented deposits of local governmental entities. It is a common industry practice not to consider time deposits of $100,000 or more as core deposits since their retention can be influenced heavily by rates offered. Therefore, such deposits have the characteristics of shorter-term purchased funds. Certificates of deposit $100,000 and over require that the Company achieve and maintain an appropriate matching of maturity distributions and a diversification of sources to achieve an appropriate level of liquidity. The Company does not purchase brokered deposits.


Return on Equity and Assets

         The following table shows the return on assets (net income divided by average total assets), return on equity (net income divided by average equity), dividend payout ratio (dividends declared per share divided by net income per share), and equity to assets ratio (average equity divided by average total assets) for each period indicated.

                                                Years Ended December 31,
                                                ------------------------
                                           2007            2006           2005
                                           ----            ----           ----

          Return on assets .............   0.88%          0.89%          1.21%
          Return on equity .............   9.46%          9.87%         13.65%
          Dividend payout ratio ........   0.00%          0.00%          0.00%
          Equity to assets ratio .......   9.31%          9.00%          8.89%

Liquidity

         Liquidity is the ability to meet current and future obligations through liquidation or maturity of existing assets or the acquisition of additional liabilities. Adequate liquidity is necessary to meet the requirements of customers for loans and deposit withdrawals in the most timely and economical manner. Some liquidity is ensured by maintaining assets which are convertible immediately into cash at minimal cost (amounts due from banks and federal funds sold). However, the most manageable sources of liquidity are composed of liabilities, with the primary focus on liquidity management being on the ability to obtain deposits within the Company's market areas. Core deposits (total deposits less time deposits of $100,000 and over) provide a relatively stable funding base, and the average of these deposits represented 65.8% of average total assets during 2007 compared with 67.0% during 2006. Deposits of several local governmental entities comprised approximately 12% and 13% of total deposits at the end of 2007 and 2006, respectively. Because of the potentially volatile nature of this funding source, the Bank maintains membership in the Federal Home Loan Bank of Atlanta (the "FHLB") in order to gain access to its credit programs. During 2004, the banking subsidiary obtained approximately $10,000,000 of short-term borrowings and long-term debt from the FHLB. As of December 31, 2007, $4,500,000 of these borrowings remained outstanding and the banking subsidiary is eligible to borrow up to an additional $39,779,000 from the FHLB. Such borrowings are secured by a lien on its investment in FHLB stock and certain first mortgage residential loans held. The amount of eligible collateral instruments remaining available as of December 31, 2007 to secure any additional FHLB borrowings totaled approximately $29,211,000. In addition, the banking subsidiary has available unused short-term lines of credit to purchase up to an additional $10,900,000 of federal funds from unrelated correspondent institutions. The lines generally limit the period of time that any related borrowings may be outstanding and are cancelable at any time in the sole discretion of the lender. Asset liquidity is provided from several sources, including amounts due from banks and federal funds sold. Securities available-for-sale and funds available from maturing loans and paydowns of mortgage-backed securities provide secondary sources of liquidity.

         Community First Bancorporation's ability to meet its cash obligations or to pay any possible future cash dividends to shareholders is dependent primarily on the successful operation of the subsidiary bank and its ability to pay cash dividends to the parent company. Any of the banking subsidiary's cash dividends in excess of the amount of the subsidiary's current year-to-date earnings ($3,346,000 at December 31, 2007) are subject to the prior approval of the South Carolina Commissioner of Banking. In addition, dividends paid by the banking subsidiary to the parent company would be prohibited if the effect thereof would cause the Bank's capital to be reduced below applicable minimum regulatory requirements. In 2007, 2006 and 2005, the parent company received no cash dividends from its banking subsidiary. Under Federal Reserve Board regulations, the amounts of loans or advances from the banking subsidiary to the parent company are also restricted.

         Management believes that the overall liquidity sources of both the Company and its banking subsidiary are adequate to meet their operating needs.


Capital Resources

         Shareholders' equity increased by $4,696,000 and $4,361,000 during 2007 and 2006, respectively. During 2007, net income increased shareholders' equity by $3,331,000 and the exercise of stock options and related income tax benefits provided increases totaling $566,000. Other comprehensive income or loss, which consisted of the change in unrealized holding gains and losses on available-for-sale securities, net of deferred tax effects, increased shareholders' equity by $804,000. Approximately $5,000 was paid in lieu of the issuance of fractional shares in conjunction with the 10% stock dividend declared in 2007. During 2006, net income increased shareholders' equity by $3,018,000 and the exercise of employee stock options provided an increase of $83,000. Share-based compensation costs included in net income were offset by increases in additional paid-in capital totaling $593,000, as required by SFAS 123(R). Other comprehensive income or loss, which consisted of the change in unrealized holding gains and losses on available-for-sale securities, net of deferred tax effects, increased shareholders' equity by $673,000. Approximately $6,000 was paid in lieu of the issuance of fractional shares in conjunction with the 5% stock dividend declared in 2006.

         The Company and its banking subsidiary are each subject to regulatory risk-based capital adequacy standards. Under these standards, bank holding companies and banks are required to maintain certain minimum ratios of capital to risk-weighted assets and average total assets. Under the provisions of the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), federal bank regulatory authorities are required to implement prescribed "prompt corrective actions" upon the deterioration of the capital position of a bank or bank holding company. If the capital position of an affected institution were to fall below certain levels, increasingly stringent regulatory corrective actions are mandated. Unrealized holding gains and losses on available-for-sale securities are generally excluded for purposes of calculating regulatory capital ratios. However, the extent of any unrealized appreciation or depreciation on securities will continue to be a factor that regulatory examiners consider in their overall assessment of capital adequacy.

         Quantitative measures established by regulation to ensure capital adequacy require both the Company and the Bank to maintain minimum amounts and ratios, as set forth in the table below, of Total and Tier 1 Capital, as defined in the regulation, to risk weighted assets, as defined, and of Tier 1 Capital, as defined, to average assets, as defined. Management believes, as of December 31, 2007 and 2006, that the Company and the Bank exceeded all capital adequacy minimum requirements to which they were subject.

         To be categorized as well capitalized as defined in Federal Deposit Insurance Act, the Bank must maintain minimum Total risk-based, Tier 1 risk-based, and Tier 1 leverage ratios as set forth in the table below. Federal regulators may also categorize the Bank as less than well capitalized based on subjective criteria. Bank holding companies with higher levels of risk, or that are experiencing or anticipating significant growth, are expected by the Federal Reserve to maintain capital well above the minimums. There are no conditions or events that management believes would cause the Company's or the Bank's category to be other than that resulting from meeting the minimum ratio requirements.

                                                                                          Minimum for               Minimum to be
                                                                 Actual                Capital Adequacy           Well Capitalized
                                                                 ------                ----------------           ----------------
                                                          Amount         Ratio       Amount         Ratio       Amount         Ratio
                                                          ------         -----       ------         -----       ------         -----
December 31, 2007                                                                   (Dollars in thousands)
     The Company
         Total Capital to risk weighted assets ........     $40,405       17.3%      $18,642        8.0%          NA             NA
         Tier 1 Capital to risk weighted assets .......     $37,831       16.2%      $ 9,321        4.0%          NA             NA
         Tier 1 Capital to average assets (leverage) ..     $37,831        9.7%      $15,594        4.0%          NA             NA
     Community First Bank
         Total Capital to risk weighted assets ........     $38,763       17.3%      $18,642        8.0%     $23,302          10.0%
         Tier 1 Capital to risk weighted assets .......     $36,189       16.2%      $ 9,321        4.0%     $13,981           6.0%
         Tier 1 Capital to average assets (leverage) ..     $36,189        9.7%      $15,594        4.0%     $19,492           5.0%

December 31, 2006
     The Company
         Total Capital to risk weighted assets ........     $35,457       15.7%      $18,063        8.0%          NA             NA
         Tier 1 Capital to risk weighted assets .......     $33,215       14.7%      $ 9,032        4.0%          NA             NA
         Tier 1 Capital to average assets (leverage) ..     $33,215        9.7%      $13,737        4.0%          NA             NA
     Community First Bank
         Total Capital to risk weighted assets ........     $34,997       15.5%      $18,063        8.0%     $22,579          10.0%
         Tier 1 Capital to risk weighted assets .......     $32,755       14.5%      $ 9,032        4.0%     $13,547           6.0%
         Tier 1 Capital to average assets (leverage) ..     $32,755        9.5%      $13,738        4.0%     $17,172           5.0%

Inflation

         Since the assets and liabilities of a bank are primarily monetary in nature (payable in fixed, determinable amounts), the performance of a bank is affected more by changes in interest rates than by inflation. Interest rates generally increase as the rate of inflation increases, but the magnitude of the change in rates may not be the same.

         While the effect of inflation on banks is normally not as significant as is its influence on those businesses having large investments in plant and inventories, it does have an effect. During periods of high inflation, there are normally corresponding increases in the money supply, and banks will normally experience above-average growth in assets, loans and deposits. Also, general increases in the prices of goods and services will result in increased operating expenses.


Off-Balance   Sheet   Arrangements,   Contractual   Obligations  and  Contingent
Liabilities and Commitments

         The  Company  presently  engages  in  only  limited  off-balance  sheet arrangements. Such arrangements are defined as potentially material transactions, agreements, or other contractual arrangements which the Company has entered into that involve an entity that is not consolidated into its financial statements and, under which the Company, whether or not it is a party to the arrangement, has, or in the future may have:

     o any obligation under a direct or indirect guarantee or similar arrangement;
     o a retained or contingent interest in assets transferred to an unconsolidated entity or similar arrangement;
     o derivatives, to the extent that the fair value thereof is not fully reflected as a liability or asset in the financial statements; or
     o any obligation or liability, including a contingent obligation or liability, to the extent that it is not fully reflected in the financial statements (excluding the footnotes thereto).

         The Company's off-balance-sheet arrangements presently include only commitments to extend credit and standby letters of credit. Such instruments have elements of credit risk in excess of the amount recognized in the balance sheet. The exposure to credit loss in the event of nonperformance by the other parties to these instruments is represented by the contractual, or notional, amount of those instruments. Generally, the same credit policies used for on-balance sheet instruments, such as loans, are used in extending loan commitments and letters of credit. The following table sets out the contractual amounts of those arrangements:

                                                           December 31,
                                                           ------------
                                                    2007                  2006
                                                    ----                  ----
                                                      (Dollars in thousands)

              Loan commitments ................   $ 35,954              $ 33,764
              Standby letters of credit .......      1,039                 1,114

         Loan commitments involve agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and some involve payment of a fee. Many of the commitments are expected to expire without being fully drawn; therefore, the total amount of loan commitments does not necessarily represent future cash requirements. Each customer's creditworthiness is evaluated on a case-by-case basis. The amount of collateral obtained, if any, upon extension of credit is based on management's credit evaluation of the borrower. Collateral held varies but may include commercial and residential real properties, accounts receivable, inventory and equipment.

         Standby letters of credit are conditional commitments to guarantee the performance of a customer to a third party. The credit risk involved in issuing standby letters of credit is the same as that involved in making loan commitments to customers.

         The Bank obtained the required regulatory approval to purchase land on which it plans to construct a new banking office building in Powdersville, South Carolina. The Bank has not yet applied for regulatory approval to open that office and no budgets or timetables for construction have yet been made.

         As described under "Liquidity," management believes that its various sources of liquidity provide the resources necessary for the Bank to fund the loan commitments and to perform under standby letters of credit, if the need arises. Neither the Company nor the Bank are involved in other off-balance sheet contractual relationships or transactions that could result in liquidity needs or other commitments or significantly impact earnings.


Short-Term Borrowings

         The Company did not have any short-term borrowings outstanding at any time during 2007.

The Application of Critical Accounting Policies

         The consolidated financial statements are based on the selection and application of accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions about future events that affect the amounts reported in the financial statements and accompanying notes. Future events and their effects cannot be determined with absolute certainty. Therefore, the determination of estimates requires the exercise of judgment. Actual results could differ from those estimates, and any such differences may be material to the financial statements. Management believes that the provision and allowance for loan losses discussed below is a critical accounting policy that may involve a higher degree of judgment and complexity in its application and represents the critical accounting policy used in the preparation of the Company's financial statements. If different assumptions or conditions were to prevail, the results could be materially different from the reported results.

         Management has discussed the selection, development and disclosure of this critical accounting policy's methodology and assumptions with the Company's audit committee to enhance that body's awareness of those factors and to enable the committee to assess the appropriateness of management's procedures and conclusions, and its disclosures about this accounting policy.

Provision and Allowance for Loan Losses

         The Company is required to estimate the collectibility of its loan portfolio as of each accounting period end and, based on such estimates, provide for an allowance for loan losses. The allowance for loan losses is increased by the provision for loan losses charged to expense, and any recoveries received on loans previously charged off. The allowance is decreased by deducting the amount of uncollectible loans charged off.

         A considerable amount of judgment is required in order to compute an estimate of the amount of the allowance for loan losses. Management's judgments must be applied in assessing the current creditworthiness of the Company's borrowers and in estimating probable losses incurred in the loan portfolio based on factors discussed below and their potential effects based on currently known facts and circumstances. Changes in the estimated allowance for loan losses arising as new events occur or more information is obtained are accounted for as changes in accounting estimates in the accounting period in which such a change occurs.

         The allowance for loan losses is composed of specific, general and unallocated amounts. Specific allowance amounts are provided for individual loans based on management's evaluation of the Company's loss exposure taking into account the current payment status, underlying collateral and other known information about a particular borrower's circumstances. Typically, these loans are identified as impaired or have been assigned internal risk grades of management attention, special mention, substandard or doubtful. General amounts are provided for all other loans, excluding those for which specific amounts were determined, by applying estimated loss percentages to the portfolio categorized using risk grades. These percentages are based on management's current evaluation with consideration given to historical loss experience. The unallocated portion of the allowance consists of an amount believed to be appropriate to provide for the elements of imprecision and estimation risk inherent in the specific and general amounts and is determined based on management's evaluation of various conditions that are not directly measured by the other components of the allowance. This evaluation includes general national and local economic and business conditions affecting key lending market areas, credit quality trends, collateral values, loan volumes, portfolio seasoning, and any identified credit concentrations. The findings of internal credit reviews and results from external audits and regulatory examinations are also considered.

         The Company utilizes its risk grading system for all loans held in the portfolio. This system involves the Company's lending officers assigning a risk grade, on a loan-by-loan basis, considering information about the borrower's capacity to repay, collateral, payment history, and other known factors. Risk grades assigned are updated monthly for any known changes in circumstances affecting the borrower or the loan. The risk grading system is monitored on a continuing basis by management and validated by the Company's independent external credit review firm.

         The provision for loan losses charged to expense increased in 2007 to $594,000 compared with $65,000 in 2006 and $250,000 for 2005. The allowance for loan losses at the end of 2007 was $2,574,000, an increase of $332,000 from the allowance of $2,242,000 as of the end of 2006. As a percentage of total loans outstanding at year end, the allowance for loan losses was 1.05%, 1.10%, 1.34%, 1.42%, and 1.49% for 2007, 2006, 2005, 2004 and 2003, respectively.

         A significant increase in the amount of loans outstanding during 2007, higher amounts of net charge-offs, heightened uncertainty about the degree of protection available to the Bank from residential properties taken as collateral due to the negative pressure on property values stemming from the mortgage lending crisis, higher levels of nonaccrual loans and only a slight reduction in potential problem loans were factors leading to the increase in the provision for loan losses in 2007. Although the Company uses conservative underwriting standards, including adhering to prudent loan-to-value ratios, the values of properties taken as collateral generally are determined by appraisal processes that rely, in part, on other recent local transactions as an indicator of value. If values in a local market become overstated due to relaxed credit standards of other lenders or other factors, appraisals become less reliable indicators of the properties' true values. While management believes that the appraised values of real estate in the Company's markets have been fairly stated, there remains a higher-than-normal possibility that property values could decline if economic conditions deteriorate significantly.

         Higher levels of loans collateralized by mortgages on real estate, lower amounts of nonperforming loans, and a significantly lower incidence in loan charge-offs in 2006 contributed to the decrease in the 2006 provision for loan losses. The Company's loan portfolio increasingly is collateralized by residential and commercial real estate. Such collateral, combined with other conservative underwriting standards, is believed to offer the Company substantial protection from ultimately incurring losses in the event that foreclosure and liquidation of the collateral is necessary, though there can be no assurances to that effect.

         The $250,000 provision for loan losses 2005 resulted primarily from increases in potential problem loans, the $11,543,000 growth of the loan portfolio, and was influenced by lower net charge-offs that reflected both a reduced level of charge-offs and higher recoveries of amounts previously charged against the allowance. Net charge-offs to average loans in 2005 was, however, substantially lower than the trailing four-year average of that measure.

         In 2004, the $380,000 provision for loan losses resulted primarily from higher levels of charge-offs, increased levels of nonaccrual and potential problem loans, changes in the economic characteristics of the Company's market area, uncertainty about the effect of increasing interest rates on loan customers' abilities to cope with potentially higher repayment requirements, and growth of the loan portfolio.

         In 2003, the $522,000 provision for loan losses resulted primarily from uncertainty caused by the bankruptcy of the funding subsidiary of a local mortgage banking operation which resulted in losses of approximately $200,000,000 among local investors. In making its judgments about the percentage factors applied to loan risk grade categories in 2003, management was relatively pessimistic about local conditions. Several key factors influenced management's development of its loan loss estimates that year, including increases in loans outstanding, net loan charge-offs, impaired or non-performing loans and potential problem loans over the previous three years.

         Management believes that the local economy remains relatively healthy and the effects on the Company's borrowers from the 2003 bankruptcy are now better understood. Manufacturing remains a significant sector of the local economy, but it continues to be affected by industry pressures including increased off-shoring of production, especially as related to textile products. Total year-end loans grew 20.3%, 19.9% and 7.3% in 2007, 2006 and 2005, respectively. Net loan charge-offs increased to $262,000 in 2007 and decreased to $89,000 in 2006 from $224,000 in 2005. As of the end of 2007, impaired loans increased to $625,000 compared with $50,000 one year earlier, representing an increase of $575,000. Potential problem loans were $3,088,000 as of the end of 2007 compared with $3,176,000 as of the end of 2006 and $2,148,000 at the end of 2005. Collateral values of real estate and vehicles taken on many of the loans recognized as impaired and potential problem loans in prior years have so far helped keep charge-offs relatively low considering the total credit exposures present in those loans.

         Management has established loan and credit policies and practices that are designed to control credit risks as a part of the loan underwriting process. These policies and practices include, for example, requirements for minimum loan to collateral value ratios, real estate appraisal requirements, and obtaining credit and financial information on borrowers. However, if the capacity for borrowers to repay and/or collateral values should deteriorate subsequent to the underwriting process, the estimate of the provision and allowance for loan losses might increase, thereby decreasing net income and shareholders' equity. The total amount of loans secured by real estate mortgages increased by $83,507,000, or 82.1%, from $101,691,000 at the end of 2003 to $185,198,000 at the end of 2007. Of this increase, $73,182,000 consisted of loans secured by 1-4 family residential real estate mortgages, and $9,999,000 consisted of loans secured by nonfarm, nonresidential real estate mortgages. A significant or prolonged downturn in national and local economic and business conditions could negatively affect the borrowers' capacity to repay these loans as well as the value of the underlying collateral. This scenario would be likely to substantially increase the level of impaired or non-performing loans and non-earning foreclosed assets and increase overall credit risk by shrinking the margin of collateral values as compared with loans outstanding. Another factor that could adversely affect borrowers' ability to make payments in accordance with loan terms is the potential for continued increases in rates charged for loans. The Company has a significant amount of variable rate loans outstanding. In addition, some loans are refinanced at maturity rather than being paid out in a lump sum. If interest rates were to increase sharply in a short time period, some loan customers might not be able to afford payments on loans made or repriced at the higher resulting interest rates, nor would they necessarily be able to obtain more favorable terms elsewhere. This could also cause an increase in the amounts of impaired or non-performing assets and other credit risks.

Impact of Recent Accounting Changes

Hybrid Financial Instruments - The provisions of Statement of Financial Accounting Standards No. 155 ("SFAS No. 155"), "Accounting for Certain Hybrid Financial Instruments, an amendment of FASB Statements No. 133 and 140," were effective January 1, 2007. The Company has no affected financial instruments and adoption of the Statement had no effect on the Company's consolidated financial statements.

Servicing of Financial Assets - The provisions of Statement of Financial Accounting Standards No. 156 ("SFAS No. 156"), "Accounting for Servicing of Financial Assets, an amendment of FASB Statement No. 140" were effective January 1, 2007. This Statement potentially simplified the accounting for separately recognized loan servicing assets and liabilities and any financial instruments used to hedge risks associated with those assets and liabilities. Under SFAS 156, separately recognized servicing assets and liabilities are accounted for initially at fair value, if practicable, and subsequently are accounted for either at fair value or amortized over the economic lives of the related loans. If the fair value method of subsequent valuation is elected, SFAS No. 156 permits income statement recognition of the potential offsetting changes in the fair values of the financial servicing rights and liabilities and the derivative instruments used to hedge them in the same accounting period. The Company currently has no separately recognized loan servicing rights or liabilities, and adoption of SFAS No. 156 had no effect on the Company's consolidated financial statements.

Fair Value Measurements - The provisions of Statement of Financial Accounting Standards No. 157 ("SFAS No. 157"), "Fair Value Measurements," are effective for fiscal years beginning after November 15, 2007 (January 1, 2008 for the Company). SFAS No. 157 defines fair value and establishes a framework for measuring fair value in GAAP. The Statement describes fair value as being based on a hypothetical transaction to sell an asset or transfer a liability at a specific measurement date, as considered from the perspective of a market participant who holds the asset or owes the liability (an exit price perspective). In addition, fair value should be viewed as a market-based measurement, rather than an entity-specific measurement. Therefore, fair value should be determined based on the assumptions that market participants would use in pricing an asset or liability, including all risks and restrictions that may be associated with that asset or liability. SFAS No. 157 does not amend the definition of fair value used in conjunction with Share-Based Payments accounted for under SFAS No. 123(R). The adoption of SFAS No. 157 in 2008 is not expected to have a material effect on the Company's consolidated financial statements.

Accounting for Uncertainty in Income Taxes - The provisions of Financial Accounting Standards Board Interpretation No. 48 ("FIN 48"), "Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statement No. 109," clarify the accounting for uncertainty in income tax positions. FIN 48 prescribes a two-step evaluation process that includes both a recognition threshold and a measurement attribute for tax positions taken or expected to be taken in a tax return. The provisions of FIN 48 were effective for the Company as of January 1, 2007. The adoption of FIN 48 did not have a material effect on the Company's consolidated financial statements.

Fair Value Option -The provisions of Statement of Financial Accounting Standards No. 159 ("SFAS No. 159"), "The Fair Value Option for Financial Assets and Financial Liabilities Including an amendment of FASB Statement No. 115," are effective as of January 1, 2008. SFAS No 159 allows entities to choose whether or not to measure many financial instruments and certain other items at fair value. However, the Statement also specifies the times at which an entity is allowed choose to elect the fair value option for a particular item. For eligible financial instruments that an entity elects to measure at fair value, all changes in fair value, including both unrealized and realized gains and losses, will be recognized in income. The Company currently does not expect to value any items using the fair value option of SFAS No. 159 and adoption of the Statement, therefore, is expected to have no effect on the Company's financial statements.

Quantitative and Qualitative Disclosures about Market Risk

         Market risk for the Company consists primarily of interest rate risk, particularly with respect to appropriately aligning the repricing characteristics of its earning assets and interest bearing funding sources. Management actively monitors and manages the Company's interest rate risk exposure. Other risks, such as credit quality and liquidity risk, are also managed in the normal course of business, but management considers interest rate risk to be the most significant market risk facing the Company. Other types of market risks, such as foreign currency exchange risk and commodity price risk do not constitute significant risks to the Company in the conduct of its business.

         The Company's primary goal is to manage the mix and repricing characteristics of its interest earning assets and interest bearing liabilities within the context of a dynamic interest rate environment in such a way that net interest income grows consistently. To be successful, the Company must be able to achieve this result while simultaneously maintaining adequate capital and liquidity to meet its other obligations.

         All of the Company's interest bearing deposits and its long-term debt mature or reprice within five years. Accordingly, the interest rates offered by the Company to attract such deposits are determined principally by reference to
(1) the yield curve for U. S. Treasury securities with similar remaining maturities (adjusted for credit quality) and (2) the rates offered by other financial institutions in the Company's local market areas.

         Rates charged for loans and accepted in return for investments in securities are determined similarly. Certain loan products, such as residential mortgage loans and loans for the purpose of financing commercial real estate development, may be relatively long-lived instruments. As such, the life-time funding of these types of loans usually consists of several short-term deposit or other debt instruments acquired serially throughout the life of the asset. Each of those funding events is associated with its own borrowing cost. Therefore, the profitability of the Company's interest earning assets may vary as the funding sources for the assets change through time. In some cases, longer-term deposits and borrowings may be acquired on a variable rate basis. The repricing characteristics of those sources do not necessarily match with the repricing characteristics of the assets that may be purchased with those funds.

         Management limits the risks inherent in funding long-term assets with short-term sources primarily by limiting the potential period of "mismatch" in the repricing characteristics of affected assets and liabilities or by attempting to limit the amount by which the rates may vary. Generally, all loans with original maturities in excess of five years are made on a variable rate basis with frequent interest rate "reset" dates. Alternatively, when the repayment term of a loan is initially established in excess of five years, the Company ordinarily requires that the loan be reviewed and the interest rate changed to reflect current market conditions at least as often as every five years.

         To mitigate other types of risks that are indirectly related to changes in interest rate, such as those risks that could arise for customers who have sufficient resources to service their debts as long as interest rates remain low but insufficient resources if interest rates rise, the Company generally does not promote or grant loans to borrowers who qualify for credit only if the associated initial interest rate is unusually low. Also, consumers are not encouraged to borrow the maximum amount for which they might qualify.

         In addition, the Company does not offer interest-only type loans for protracted periods, and discourages loans where there are high loan-to-value or high debt-to-income ratios. The Company generally does not use credit scoring techniques in isolation as a basis for extending consumer credit.

Interest Rate Sensitivity

         Interest rate sensitivity measures the timing and magnitude of the repricing of assets compared with the repricing of liabilities and is an important part of asset/liability management. The objective of interest rate sensitivity management is to generate stable growth in net interest income, and to control the risks associated with interest rate movements. Management constantly monitors interest rate risk exposures and the expected interest rate environment so that adjustments in interest rate sensitivity can be timely made.

         The table, "Interest Sensitivity Analysis", indicates that, on a cumulative basis through twelve months, rate sensitive liabilities exceeded rate sensitive assets at the end of 2007 by $155,857,000, resulting in a cumulative gap ratio of .49. When interest sensitive assets exceed interest sensitive liabilities for a specific repricing "horizon," a positive interest sensitivity gap results. The gap is negative when interest sensitive liabilities exceed interest sensitive assets, as was the case at the end of 2007 with respect to the one-year time horizon. For a bank with a negative gap, falling interest rates would ordinarily be expected to have a positive effect on net interest income and rising rates would ordinarily be expected to have a negative effect. During 2007, the Company was able to prolong the maturities of certain time deposits beyond the one-year horizon, invested in longer-term securities and originated more loans with extended maturities or repricing periods.

         The table, "Interest Sensitivity Analysis", reflects the balances of interest earning assets and interest bearing liabilities at the earlier of their repricing or maturity dates. Amounts of fixed rate loans are reflected at the loans' final maturity dates. Variable rate loans are reflected at the earlier of their contractual maturity date or the date at which the loans may be repriced contractually. Securities are reflected at the earlier of each instrument's ultimate maturity or contractual repricing date. Overnight federal funds sold are reflected in the earliest contractual repricing interval due to the immediately available nature of these funds. Interest bearing liabilities with no contractual maturity, such as interest bearing transaction accounts and savings deposits, are reflected in the earliest repricing interval. These liabilities are subject to contractual arrangements that allow management to vary the rates paid on these deposits within a thirty-day or shorter period. However, the Company is not obligated to vary the rates paid on those deposits within any given period. Fixed rate time deposits, principally certificates of deposit, are reflected at their contractual maturity dates. Variable rate time deposits, principally individual retirement accounts, are reflected at the earlier of their next repricing or maturity dates.

                  Interest Sensitivity Analysis

                                                                                           December 31, 2007
                                                                                           -----------------
                                                                     Within          4-12      Over 1-5        Over 5
                                                                    3 Months        Months       Years          Years        Total
                                                                    --------        ------       -----          -----        -----
                                                                                       (Dollars in thousands)
Interest earning assets
      Interest bearing deposits due from banks ............     $     165       $      -       $      -       $      -     $     165
      Securities ..........................................         4,442         12,091         32,677         55,479       104,689
      Federal Home Loan Bank stock ........................           840              -              -              -           840
      Federal funds sold ..................................        24,236              -              -              -        24,236
      Loans (1) ...........................................        62,405         45,055        125,250         10,796       243,506
                                                                ---------      ---------      ---------      ---------     ---------
              Total interest earning assets ...............        92,088         57,146        157,927         66,275     $ 373,436
                                                                ---------      ---------      ---------      ---------     =========
Interest bearing liabilities
      Interest bearing deposits
          Interest bearing transaction accounts ...........     $  55,389       $      -       $      -       $      -     $  55,389
          Savings .........................................        21,458              -              -              -        21,458
          Time deposits $100M and over ....................        25,246         66,811          4,317            173        96,547
          Other time deposits .............................        22,609        109,078          8,234            263       140,184
      Long-term debt ......................................         3,500          1,000              -              -         4,500
                                                                ---------      ---------      ---------      ---------     ---------
              Total interest bearing liabilities ..........       128,202        176,889         12,551            436     $ 318,078
                                                                ---------      ---------      ---------      ---------     =========

Interest sensitivity gap ..................................     $ (36,114)     $(119,743)     $ 145,376      $  65,839
Cumulative interest sensitivity gap .......................     $ (36,114)     $(155,857)     $ (10,481)     $  55,358
Gap ratio .................................................          0.72           0.32
Cumulative gap ratio ......................................          0.72           0.49

-----------------------------------------------------
(1)  Loans are net of nonaccruing loans totaling $625,000.

         The following table shows the Company's financial instruments that are sensitive to changes in interest rates. The Company uses certain assumptions to estimate fair values and expected maturities. For assets, expected maturities are based upon contractual maturity, projected repayments and prepayments of principal, and potential and probable calls of investment securities. For core deposits without contractual maturity (i.e., interest checking, savings and money market accounts), the table presents cash flows based on management's estimate of their most likely runoff pattern. Actual cash flows could vary significantly from the estimated amounts presented.

                                         2007 Year-
                                            End
                                          Average                                                                         Estimated
                                         Yield/Rate    2008     2009      2010       2011      2012   Thereafter Balance  Fair Value
                                         ----------    ----     ----      ----       ----      ----   ---------- -------  ----------
                                                                          (Dollars in thousands)
Interest earning assets
  Interest-bearing deposits
    with other banks ..................      4.00%  $    165   $     -   $     -    $    -    $    -   $     -   $    165   $    165
  Investment securities ...............      4.36%    30,766    22,794    14,337     4,574     3,206    29,012    104,689    104,651
  Federal funds sold ..................      5.09%    24,236         -         -         -         -         -     24,236     24,236
  Loans ...............................      7.84%   128,572    55,685    55,371     1,919     1,098     1,486    244,131    238,670


Interest bearing liabilities
  Savings .............................      2.64%  $ 21,458   $     -   $     -    $    -    $    -   $     -   $ 21,458   $ 21,458
  Interest bearing transaction accounts      3.24%    55,389         -         -         -         -         -     55,389     55,389
  Time deposits .......................      4.98%   224,814    11,258       225       317       117         -    236,731    238,172
                                                    --------   -------   -------    ------    ------   -------   --------   --------
        Total interest bearing deposits      4.49%   301,661    11,258       225       317       117         -    313,578    315,019
  Long-term debt ......................      4.21%     1,000         -         -         -         -     3,500      4,500      4,483

                                 [FORM OF PROXY]

         REVOCABLE PROXY
         PLEASE MARK VOTES
         AS IN THIS EXAMPLE

                         COMMUNITY FIRST BANCORPORATION

               PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
             FOR SPECIAL MEETING OF SHAREHOLDERS - January 27, 2009

         Frederick D. Shepherd, Jr. and Benjamin L. Hiott, or either of them, with full power of substitution, are hereby appointed as agent(s) of the undersigned to vote as proxies for the undersigned at a Special Meeting of Shareholders to be held on Tuesday, January 27, 2009, and at any adjournment thereof, as follows:

1. Proposal to amend our Articles of Incorporation to authorize the issuance of 10 million shares of preferred stock with such preferences, limitations and relative rights, within legal limits, of the class, or one or more series within the class, as are set by the Board of Directors.

                 FOR [ ]           AGAINST [ ]            ABSTAIN [ ]

2. And, in the discretion of said agents, upon such other business as may properly come before the meeting, and matters incidental to the conduct of the meeting. (Management at present knows of no other business to be brought before the meeting.)

THE PROXIES WILL BE VOTED AS INSTRUCTED. IF NO CHOICE IS INDICATED WITH RESPECT TO A MATTER WHERE A CHOICE IS PROVIDED, THIS PROXY WILL BE VOTED "FOR" SUCH MATTER.

Please sign exactly as name appears below. When signing as attorney, executor, administrator, trustee, or guardian, please give full title. If more than one trustee, all should sign. All joint owners must sign.



                                                   ------------------
Please be sure to sign and date                    Date
 this Proxy in the box below.
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